Voluntary Offer Document
Voluntary Offer for all issued and outstanding shares in
Wavefield Inseis ASA
Submitted by
Compagnie Générale de Géophysique-Veritas SA
Exchange Ratio:
7 shares in Wavefield Inseis ASA to be exchanged for
1 share in Compagnie Générale de Géophysique-Veritas SA
Offer Period:
From and including November 27, 2008 to and including December 12, 2008 at 5.30 pm CET
Lead Strategic Financial Advisor:
Norwegian Financial Advisors:

Manager:
November 25, 2008

OFFER DOCUMENT
IMPORTANT INFORMATION — OFFER RESTRICTIONS
This voluntary offer document (the “Offer Document”) has been prepared in connection with a voluntary offer (the “Offer”) made by Compagnie Générale de Géophysique-Veritas SA (the “Offeror”, the “Company” or “CGGVeritas”) to acquire all the outstanding shares of Wavefield Inseis ASA (“Wavefield”) on the terms and conditions set out in this Offer Document. The new CGGVeritas Shares to be issued as consideration for the Wavefield Shares tendered to the Offer (the “Consideration Shares”) will be listed on Euronext Paris SA (compartment A). A prospectus relating to the issue and admission to trading on Euronext Paris SA of the Consideration Shares describes the terms and conditions of such Consideration Shares in accordance with EC Directive 2003/71/EC (the “French Listing Information Memorandum”). The French Listing Information Memorandum has been approved by the French Autorité de Marchés Financiers (the “AMF”) and has received visa number 08-263 on November 24, 2008. The AMF’s decisions approving the French Listing Information Memorandum was provided (together with an English translation of it) by the AMF to the Oslo Børs on November 25, 2008, in accordance with the European passport mechanism provided by the EC Directive 2003/71/EC and consequently, the French Listing Information Memorandum constitutes valid information and subscription basis in Norway.
The Offer Document has been prepared to comply with the provisions of chapter 6 of the Norwegian Securities Trading Act 2007. The Offer Document has been approved by the Oslo Børs in accordance with the Norwegian Securities Trading Act of 2007. Such approval does not constitute a guarantee by the Oslo Børs that the facts stated in this Offer Document are accurate or complete.
The presentation of the Offer to the Wavefield Shareholders resident in countries other than Norway may be affected by the laws of other relevant jurisdictions and shall not be deemed to be an offer in any jurisdiction in which, or to any Wavefield Shareholder to whom, it is unlawful to make such offer under the laws of any relevant jurisdiction. All Wavefield Shareholders wishing to accept the Offer must satisfy themselves as to the due observance of the laws in the jurisdictions relevant to them, including the receipt of any necessary governmental consent or the payment of any taxes due.
The Offer is not being made and will not be made, directly or indirectly, in or into Canada, Australia or Japan. No shares of Wavefield are being solicited from a resident of Canada, Australia or Japan and, if sent in response by a resident of Canada, Australia or Japan, will not be accepted. Therefore, persons obtaining this Offer Document or into whose possession this Offer Document otherwise comes, are required to, and should inform themselves of and observe all such restrictions. The Offeror and the Receiving Agent do not accept or assume any responsibility or liability for any violation by any person whomsoever of any such restriction.
Notice to U.S. shareholders
Shareholders who are residents of the United should direct their attention to the following:
-	the Offer described in this Offer Document is made for the shares of Wavefield, a company organised under the laws of the Kingdom of Norway, and is subject to the laws of the Kingdom of Norway;

-	the Offer is being made in reliance on the exemption from certain requirements of Regulation 14E of the U.S. Securities Exchange Act of 1934 provided by Rule 14d-1(c) thereunder and in reliance on the exemption from the registration requirements of the U.S. Securities Act of 1933 provided by Rule 802 thereunder;

-	the Offer is subject to disclosure requirements and takeover laws and regulations of the Kingdom of Norway that may be quite different from those of the United States. The financial statements of Wavefield included in this Offer Document, have been prepared in accordance with International Financial Reporting Standards and are not comparable to the financial statements of United States companies;

-	it may be difficult for Wavefield Shareholders to enforce their rights and any claim they may have arising under U.S. securities laws, since CGGVeritas is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. Wavefield Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment;

-	neither the U.S. Securities and Exchange Commission (SEC) nor the securities commission of any state in the United States has approved or disapproved of the Offer, passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the disclosure in this Offer Document. Any representation to the contrary is a criminal offence in the United States.

OFFER DOCUMENT
This Offer Document is not directed to persons whose participation in the Offer requires that further offer documents are issued or that registration or other measures are taken, other than those required under Norwegian law. No document or materials relating to the Offer may be distributed in or into any jurisdiction where such distribution or offering requires any of the aforementioned measures to be taken or would be in conflict with any law or regulation of such a jurisdiction. In the event of such distribution or offering still being made, an Acceptance Form sent from such a country may be disregarded.
Same as described above, this Offer Document and the related Acceptance Form are being sent by post by the Offeror to holders of Wavefield Shares, and are being furnished on behalf of the Offeror to brokers, dealers, commercial banks, trust companies and similar persons, whose names or the names of whose nominees appear as holders of Wavefield Shares for subsequent transmission to beneficial owners of Wavefield Shares. This Offer Document can also be viewed at the Company’s and Manager’s websites.
The information in this Offer Document regarding the Offeror has been provided by the Offeror. The Manager makes no representation or warranty, express or implied, as to the accuracy or completeness of such information, and nothing contained in this Offer Document is, or shall be relied upon as, a promise or representation by the Manager and the Financial Advisors.
The information in this Offer Document pertaining to Wavefield has been prepared based on publicly available information and in cooperation with Wavefield management. Consequently, the Offeror, the Manager and the Financial Advisors cannot accept any liability for the accuracy or completeness of the information in this Offer Document regarding Wavefield.
More generally, the Financial Advisors have not assumed any obligation to independently verify, and disclaims any liability with respect to, the information herein.
Credit Suisse Securities (Europe) Limited, which is regulated in the United Kingdom by the Financial Services Authority, is acting as lead strategic financial advisor to CGGVeritas, and no one else, in connection with the Offer. It will not be responsible to anyone other than the Offeror for providing the protections afforded to customers of Credit Suisse Securities (Europe) Limited nor providing advice in relation to the Offer.
All inquiries related to this Offer Document should be directed to the Offeror or the Manager. No person has been authorized to provide any information or make any representation on behalf of the Offeror other than as indicated in this Offer Document and the attached Acceptance Form.
The Offer in the United States is made solely by the Offeror, and neither the Financial Advisors nor any of their affiliates are making the Offer in the United States.
The distribution of this Offer Document shall not, under any circumstances, create any implication that there has not been any change in the affairs of the Offeror or Wavefield since the date hereof, or that the information in this Offer Document or in the documents referred to herein is correct as of any time subsequent to the dates hereof or thereof. Any new material information, and any material inaccuracy that might have an effect on the assessment of the CGGVeritas Shares arising after the publication of this Offer Document and before the Consideration Shares are listed on Euronext Paris SA (compartment A), will be published and announced promptly as a supplement to this Offer Document in accordance with the Norwegian Securities Act Section 6-12.
The contents of this Offer Document are not to be construed as legal, business or tax advice. Each reader of this Offer Document should consult with its own legal, business or tax advisor as to legal, business or tax advice. If you are in any doubt about the contents of this Offer Document, you should consult your own stockbroker, bank manager, lawyer, accountant or other professional adviser.
Any dispute arising out of, or in connection with, this Offer Document shall be governed by Norwegian law and submitted to Oslo District Court as the appropriate legal venue for resolution.
Investing in the Company’s shares involves risks. See Section 2 “Risk Factors” of this Offer Document.

OFFER DOCUMENT
TABLE OF CONTENT

IMPORTANT INFORMATION — OFFER RESTRICTIONS	2

1. EXECUTIVE SUMMARY	6

1.1 THE OFFER	6
1.2 INFORMATION ABOUT WAVEFIELD	12
1.3 DESCRIPTION OF CGGVERITAS	12
1.4 SELECTED CONSOLIDATED FINANCIAL INFORMATION FOR CGGVERITAS	14
1.5 ADVISORS AND AUDITORS	15
1.6 RISK FACTORS FOR CGGVERITAS	15
1.7 ADDITIONAL INFORMATION	15

2. RISK FACTORS	17

3. RESPONSIBILITY FOR THE OFFER DOCUMENT	20

3.1 STATEMENT FROM THE BOARD OF DIRECTORS OF CGGVERITAS	20

4. THE OFFER	22

4.1 THE OFFEROR	22
4.2 THE TARGET COMPANY	22
4.3 THE EXCHANGE RATIO	22
4.4 OFFER PERIOD	23
4.5 CONDITIONS FOR COMPLETION OF THE OFFER	23
4.6 PROCEDURES FOR ACCEPTING THE OFFER	24
4.7 ACCEPTANCE OFFICE	25
4.8 BLOCKING OF TENDERED SHARES	25
4.9 IRREVOCABLE ACCEPTANCE	25
4.10 ADVANCE IRREVOCABLE ACCEPTANCES	26
4.11 PURCHASE OF WAVEFIELD SHARES OUTSIDE THE OFFER	26
4.12 EXPENSES	26
4.13 THE CGGVERITAS SHARES TO BE DELIVERED UNDER THE OFFER — FINANCING	26
4.14 SETTLEMENT — TRADING THE CONSIDERATION SHARES	27
4.15 DILUTION	28
4.16 WAVEFIELD STOCK OPTIONS	28
4.17 NOTICES	29
4.18 MANDATORY OFFER REQUIREMENT	29
4.19 COMPULSORY ACQUISITION (SQUEEZE-OUT)	29
4.20 TAX	30
4.21 DELISTING OF WAVEFIELD SHARES	30
4.22 TIMETABLE	30
4.23 NO PREVIOUS RIGHTS TO SHARES	30
4.24 MISCELLANEOUS	30
4.25 JURISDICTION AND CHOICE OF LAW	31

5. BACKGROUND TO THE OFFER AND PRIOR CONTACT	32

5.1 GENERAL	32
5.2 THE OFFEROR’S BUSINESS	33
5.3 RATIONALE FOR THE OFFER AND PLANS FOR THE FUTURE BUSINESS	33
5.4 IMPACT ON WAVEFIELD’S EMPLOYEES	35
5.5 LEGAL CONSEQUENCES OF THE OFFER	35
5.6 FINANCING OF THE OFFER	35
5.7 NO SPECIAL BENEFITS TO EXECUTIVE MANAGERS AND DIRECTORS	35
5.8 PRIOR CONTACTS	35

6. STATEMENT FROM THE BOARD OF DIRECTORS OF WAVEFIELD	36

6.1 PRESS RELEASE	36
6.2 STATEMENT FROM THE BOARD OF DIRECTORS OF WAVEFIELD	36

7. SHORT PRESENTATION OF WAVEFIELD	37

7.1 COMPANY OVERVIEW	37
7.2 INCORPORATION, REGISTERED OFFICE AND REGISTRATION NUMBER	37
7.3 LEGAL STRUCTURE	38
7.4 HISTORY AND DEVELOPMENT	39
7.5 BUSINESS AREAS	40
7.6 VESSELS AND CONTRACTS	44

OFFER DOCUMENT

7.7 BOARD OF DIRECTORS, MANAGEMENT AND EMPLOYEES	48
7.8 TREND INFORMATION	48
7.9 FINANCIAL INFORMATION FOR THE WAVEFIELD GROUP	48
7.10 INFORMATION REGARDING THE SHARES IN WAVEFIELD	49

8. SHORT PRESENTATION OF THE COMPANY	52

8.1 INCORPORATION, REGISTERED OFFICE AND REGISTRATION NUMBER	52
8.2 HISTORY AND DEVELOPMENT	52
8.3 BUSINESS DESCRIPTION	55
8.4 LEGAL STRUCTURE	56
8.5 SHARE CAPITAL AND SHAREHOLDER MATTERS	57
8.6 BOARD OF DIRECTORS — MANAGEMENT — EMPLOYEES	61
8.7 SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION	61
8.8 INFORMATION REGARDING LEGAL DISPUTES	66

9. TAXATION	68

9.1 TAXATION IN NORWAY	68
9.2 FRENCH TAXATION RELATED TO CGGVERITAS SHARES	71

10. ADDITIONAL INFORMATION	72

10.1 FORWARD-LOOKING STATEMENTS	72
10.2 FINANCIAL STATEMENTS	72
10.3 ADVISORS AND AUDITORS	72
10.4 GOVERNING LAW	73
10.5 APPENDICES	73
10.6 DOCUMENTS ON DISPLAY	73
10.7 THIS OFFER DOCUMENT	73

11. NORSK SAMMENDRAG (NORWEGIAN SUMMARY)	74

11.2 INFORMASJON OM WAVEFIELD	78
11.3 BESKRIVELSE AV CGGVERITAS	78
11.4 YTTERLIGERE INFORMASJON	79
12. DEFINITIONS OF TERMS	80
APPENDICES

Appendix I English translation of the French Listing Information Memorandum

Appendix II Acceptance Form (English version)

Appendix III Acceptance Form/ Akseptformular (Norwegian version/ Norsk versjon)

OFFER DOCUMENT
1.	EXECUTIVE SUMMARY
This summary must be read as an introduction, and is qualified in its entirety by the more detailed information and the Appendices appearing elsewhere in this Offer Document. Any decision to accept the Offer and to invest in CGGVeritas should be based on a consideration of the Offer Document as a whole, including the documents incorporated by reference and the Appendices.
Unless CGGVeritas indicates otherwise in this Offer Document, “CGGVeritas” and “the Company” refer to CGGVeritas and its consolidated subsidiaries, unless the context otherwise requires. For the definitions of terms used throughout this Offer Document, see Section 12 “Definitions of Terms” of this Offer Document.
1.1 THE OFFER
1.1.1 General
CGGVeritas hereby presents a voluntary exchange offer to acquire all outstanding shares in Wavefield as well as all Wavefield Shares resulting from the exercise of stock options held by Wavefield stock options holders (the “Offer”).
CGGVeritas has obtained, on November 9, 2008, irrevocable undertakings (pre-Acceptances) from certain shareholders of Wavefield (i.e., the chairman of the board of directors and a member of senior management as well as funds represented by Sector Asset Management) to tender their Wavefield Shares to the Offer. Such pre-Acceptances represent 25.33% of the existing share capital of Wavefield.
On November 10, 2008, this Offer has been unanimously welcomed by Wavefield’s board of directors.
1.1.2 Overview and timetable of the Offer

Publication of Offer Document	November 25, 2008

Offeror	CGGVeritas, the parent company of CGGVeritas Group

Target Company	Wavefield

Exchange Ratio	one (1) CGGVeritas Share for each seven (7) Wavefield Shares

Offer Period	From and including November 27, 2008 to and including December 12, 2008 at 5.30 pm CET

Procedures for Accepting the Offer	A correctly completed and signed Acceptance Form (enclosed in Appendix II and III to this Offer Document) shall be sent by fax, delivered by hand or sent by mail to the Receiving Agent:

DnB NOR Bank Verdipapirservice
Stranden 21, Aker Brygge
NO-0021 Oslo, Norway
Fax: +47 22 48 29 80

Settlement Date	On or about December 19, 2008 (subject to possible extension of the Offer Period and subject to all conditions of the Offer being satisfied)

Conditions for the completion of the Offer	Refer to Section 1.1.6 and 4.5 for further details

OFFER DOCUMENT
1.1.3 Rationale for the Offer
CGG Veritas is the world’s leading international pure-play geophysical company, delivering a wide range of technologies, services and equipment through Sercel to its broad base of customers, mainly throughout the global oil and gas industry.
The Offer, which is consistent with CGGVeritas’ strategy, has a compelling rationale for shareholders, creating the seismic technology leader across Services and Equipment.
- A strategic transaction within a consolidating market
The geophysical market has witnessed consolidation over the past few years both on the customer and the supplier side. The future leaders in the geophysical market will need to offer a wider range of solutions to their customers and will benefit from size, flexibility and global reach. In this context, the new CGGVeritas / Wavefield group will be positioned as a leader for geophysical services and equipement in all the main markets of worldwide oil and gas exploration and production.
- Meeting the geophysical challenges of the future
As worldwide oil and gas supply continues to face challenges and exploration and development is conducted in more challenging areas for reserve replacement, high-end seismic and associated technical acumen are required. The new group will be positioned as a leading geophysical provider, with an expanded product offering to meet these future challenges of the exploration and production industry.
- Strengthening fleet capability
A combination of the two companies will create a group with a high-end recently equipped, fleet of 17 3D vessels. The fleet is already in operation and does not add further capacity to the market. Furthermore, the combined group will not require additional material investments to grow its capacity or run the risk of potential delays associated with building new vessels.
- Strong operational expertise establishes Marine centre of excellence
The strong and proven performance of Wavefield, operating one of the most efficient seismic fleets in the world combined with CGG Veritas’ Norway base as its centre of Marine excellence will create one of the leading teams of marine seismic operational talent in the industry.
- An expanded and complementary product offering based on innovative technology
Wavefield’s Optoplan business brings to CGGVeritas a recognized leader in seabed fiber optic technology and a new product offering for CGGVeritas’ customers.
The technology offering of Optoplan is complementary to CGGVeritas, and Sercel in particular. Optoplan’s equipment manufacturing infrastructure will benefit from Sercel’s long standing expertise with equipment manufacturing and assembly. When Optoplan is developed and marketed alongside Sercel’s current established product offering, the new group will further enhance value within the emerging field of reservoir monitoring and accelerate the market entry of next generation technologies.
- Continue to build customer relationships
The new group will benefit from deeper global market penetration as Wavefield’s strong regional relationships in areas like Norway and India will be added to CGGVeritas’ global reach. Building on the two companies’ respective customer bases, the new group will be able to extend its long term customer relationships and be a seismic provider of choice.
- Providing strong profitable growth potential
A new CGGVeritas / Wavefield group will benefit from profitability potential in both the Services and Equipment segments. It will create further business opportunities in data processing and imaging as well as in

OFFER DOCUMENT
multi-client activities. The new group will also gain increased fleet management flexibility with current and future vessel operations.
- Expected synergies
The combination shall generate mainly revenue synergies on the basis of increased fleet management flexibility and the use of CGGVeritas’ processing capabilities to further support the better use of Wavefield multi-client data library. Preliminary synergies are estimated in the range of $10 million to $20 million per year.
- Limited execution risks
Recent history of CGGVeritas relating to integration shows it will take advantage of the respective strengths of each company based on the principles of mutual respect and merit. Integration between the two companies should go smoothly given the highly complementary activities, clients and markets both in Services and Equipment.
CGGVeritas will fully integrate the employees of Wavefield amongst its own workforce and offer them the same career paths as the CGGVeritas employees. In addition, it will be proposed to Anders Farestveit, Chairman of Wavefield, to become a member of the new group’s board of directors upon approval from CGGVeritas shareholders.
- A stock with increased liquidity
The new group shall have a combined market capitalization of approximately to €2.0 billion (as of November 7, 2008) with a free float of more than 90%. This shall provide increased stock liquidity for shareholders and an additional interest from large investors.
- Financial impact and structure
The financial structure of this transaction is sound and prudent, particularly in the current credit environment. It is fully financed with the issuance of CGGVeritas shares. Credit ratios of the new group should provide flexibility to further grow group activities. S&P has confirmed that the rating of the new group shall be BB/stable on the back of a strong business profile with positioning towards high-end vessel fleet, further flexibility of vessel allocation and limited mid-term capex needs to further grow the fleet.
The new group will benefit from the financial flexibility provided by its critical size and sound balance sheet structure to weather market fluctuations and finance the developments of both its fleet and its technology equipment offering.
1.1.4 Exchange Ratio
CGGVeritas offers to deliver one (1) newly issued CGGVeritas Share for each seven (7) Wavefield Shares (the “Exchange Ratio”).
The value of each share in Wavefield is NOK 15.92 based on CGGVeritas’ closing stock price of €12.71 and a NOK/€ exchange rate of 8.77 on November 7, 2008. Consequently, the Exchange Ratio represents a 31% premium over the Wavefield closing stock price on November 7, 2008, the last trading day prior to the announcement of the Offer. The Exchange Ratio represents a premium of 80% over the Wavefield volume-weighted average closing stock price for the month ended on November 7, 2008 and a premium of 26% over the Wavefield volume-weighted average closing stock price for the three months ended on November 7, 2008.
Based on the volume weighted average trading price of CGGVeritas for the month ended November 7, 2008 of EUR12.75 (converted to NOK based on the exchange rate on each date), the exchange ratio represents a premium of 30% over the closing stock price on November 7, 2008, the last trading day prior to the launch of the Offer. Based on the volume-weighted average trading price of CGGVeritas for the three months ended on November of EUR17.92 (converted to NOK based on the exchange rate on each date), the exchange ratio represents a premium of 75% over the closing stock price on November 7, 2008, the last trading day prior to the launch of the Offer.

OFFER DOCUMENT
In order to assess the Exchange Ratio, CCGVeritas has conducted a multi-criteria valuation approach based on:
-	trading share prices over different periods before transaction announcement, CGGVeritas and Wavefield having sufficient market liquidity (total number of shares traded over the three months prior to announcement, of 82% and 26% respectively of outstanding share capital) and benefiting from wide coverage by equity research analyst;

-	equity research analyst target share prices;

-	respective contributions of both companies to combined group financials (Sales, EBITDA, EBIT, net income); and

-	comparable listed companies Net EBITDA (defined as EBITDA post deduction of multi-client amortisation) multiples.
Financials forecasts used in the analyses were either based on market consensus (I/B/E/S) or on CGGVeritas management estimates.
For further details on the determination of the Exchange Ratio, please see Section 5.3 of the prospectus part of the French Listing Information Memorandum, attached hereto as Appendix I.
1.1.5 Offer Period
The Offer can be accepted from and including November 27, 2008 to and including December 12, 2008 at 5.30 pm CET (the “Offer Period”). CGGVeritas reserves the right to approve acceptances that are received after the expiration of the Offer Period, and to extend the Offer Period up to any date prior to December 19, 2008. Any extensions of the Offer Period shall be announced prior to the opening of trading the morning after the last date of the Offer Period. Any extension of the Offer Period will be communicated in accordance with what is set out in Section 4.17 “Notices”.
1.1.6 Conditions to the Offer
Completion of the Offer is subject to the satisfaction of all the conditions which are set out below:
1.	the Offeror receiving valid and unconditional acceptances from the Wavefield Shareholders in the Offer (including pre-Acceptances described in Section 1.1.1) which represent more than 85% of Wavefield’s shares and voting rights outstanding on the date of announcement of the Offer;

2.	the Offeror having received necessary approvals and clearances from required competition authorities on terms not materially unsatisfactory to the Offeror; and

3.	no (i) change in the capital structure of Wavefield and its subsidiaries, including but not limited to any merger, de-merger, issuance of shares or other financial instruments or change to the terms of outstanding stock options, decrease of the share capital or other paid-in equity, distributions of dividends or other distributions to the shareholders, purchase or sale of Wavefield shares by Wavefield or its subsidiaries, but excluding changes upon the exercise of stock options already granted as of the date hereof; (ii) material adverse change in the funding (including outstanding indebtedness), business, financial status and operations of Wavefield and its subsidiaries taken as a whole; or (iii) sale or purchase of any substantial assets or shareholdings or other transactions or commitments of material significance for the nature or scope of Wavefield’s operations, in each case having occurred or been announced after November 10, 2008.
If all conditions mentioned directly above are satisfied on or before the expiration of the Offer Period, the Offer is binding for the Offeror. The Offeror reserves the right, either in whole or in part and in its sole discretion, at any time before the Settlement Date, to waive one or more of the conditions to the Offer set out above.
Notification on whether the conditions have been met or waived will be made by the Offeror as soon as possible to the Wavefield shareholders in accordance with Section 4.17 “Notices” of this Offer Document.

OFFER DOCUMENT
1.1.7 Procedures for accepting the Offer
Acceptance of the Offer is made by completing and signing the Acceptance Form enclosed as Appendix II and III with this Offer Document.
An acceptance of the Offer must cover all Wavefield Shares owned by the selling shareholder.
Acceptance of the Offer is irrevocable and may not be withdrawn, in whole or in part, neither before nor after the expiration of the Offer Period, including any extension thereof, after the Acceptance Form has been received by the Manager.
The Acceptance Form, duly completed and signed, must be sent by mail, fax or by hand to the Manager at the following address:
DnB NOR Bank Verdipapirservice
Stranden 21, Aker Brygge
NO-0021 Oslo, Norway
Fax: +47 22 48 29 80
The Acceptance Form must be received by the Manager prior to the expiration of the Offer Period.
Offer to certain Wavefield Shareholders
Due to the expenses related to the trading of Consideration Shares registered in the VPS from Norway to France, the Company has decided that Wavefield Shareholders holding 7,000 shares or less in Wavefield per the date of this Offer Document and on the date of acceptance, and who accept this Offer, may request that the Consideration Shares issued for such holding of Wavefield shares are sold in the French market at the risk and expense of such accepting Wavefield Shareholder. This may be done by authorising, in the Acceptance Form, the Manager to carry out such sale. The Manager will carry out a sale in the market at prevailing market conditions on the trading date of the Consideration Shares owned by the relevant Wavefield Shareholders as a group, and the net proceeds of the sale will be distributed pro rata to such Wavefield Shareholders as soon as possible thereafter. The Manager shall bear no liability whatsoever vis-à-vis such Wavefield Shareholder.
For the Wavefield Shareholders accepting the above offer, there will, for tax purposes, be a realization of the Wavefield shares and of the Consideration Shares. For a general description of the tax consequences of such realization, please see Section 9 below.
1.1.8 Financing
CGGVeritas will finance the Offer through the issuance of new CGGVeritas Shares.
On April 29, 2008, an extraordinary general meeting of CGGVeritas delegated to the Board of Directors the ability to issue up to a maximum of 4,000,000 new shares, each with a par value of EUR 2.00, i.e., 20,000,000 new shares each with a par value of EUR 0.40 further to the five-for-one stock split effective as of June 3, 2008, including as consideration for an exchange tender offer initiated by CGGVeritas.
On November 9, 2008, the CGGVeritas Board of Directors implemented the foregoing delegation from the extraordinary shareholders meeting and decided to issue, subject to completion of the Offer, the Consideration Shares (i.e., a maximum of 19,051,234 shares as of the date of the Offer Document) and delegated the powers to Mr. Robert Brunck (Chairman and CEO) to carry out such share capital increase.
The Consideration Shares will have equal rights in all respects as the existing CGGVeritas Shares as soon as issued and admitted to listing.
Fractions of CGGVeritas Shares will not be issued. The Wavefield Shareholders who tender in the Offer a number of Wavefield Shares that does not give them the right to a whole number of new CGGVeritas Shares shall be considered to have expressly agreed to participate in the mechanism to sell new fractional CGGVeritas Shares described below for the fractional shares to which they are entitled.
The fractions of the Consideration Shares the shareholders of Wavefield would otherwise be entitled to receive will be merged to whole CGGVeritas Shares. Such whole CGGVeritas Shares will be issued, and sold by the

OFFER DOCUMENT
Manager on Euronext Paris SA on behalf of the Wavefield Shareholders participating in this mechanism, on dates still to be determined but no later than 10 trading days after the Settlement Date. The net proceeds of such sales, which shall be performed at prevailing market conditions, will be distributed pro rata to the accepting Wavefield Shareholders as settlement for the fractions of shares they were otherwise entitled to receive under the Offer.
In performing the above mentioned sales, the Manager will be acting at the risk and expense of the accepting Wavefield Shareholder. No interest will be paid on the cash amount to be received by a Wavefield shareholder in consideration for a fractional CGGVeritas Share, even in the event of late payment of this amount.
The Wavefield Shareholders will bear the risk that the Manager is not able to proceed to the above described sales. The Company shall bear no liability whatsoever vis-à-vis such Wavefield Shareholder.
1.1.9 Dilution
The dilution effect of the Offer for existing CGGVeritas Shareholders will depend on the number of Wavefield Shares acquired by CGGVeritas through the Offer. The maximum amount of Consideration Shares to be issued will be 19,051,234 new CGGVeritas Shares for the purchase of 100% of Wavefield’s equity. This represents a dilution effect for existing CGGVeritas Shareholders of 12%.
1.1.10 Wavefield stock options
Holders of stock options deciding to participate to the Offer must fill in the Acceptance Form for the Wavefield Shares that they have a right to subscribe, upon exercise of their stock options. The participating stock options holder must exercise all its stock options and procure that the relevant Wavefield shares are issued prior to the Settlement Date, should the Offer become unconditional, for delivery under this Offer.
All holders of stock options who should decide not to participate to the Offer, following the completion of a delisting (see Section 4.21 below in this respect), will be offered a liquidity mechanism, either in CGGVeritas Shares or in cash, at an equivalent value as if they had participated to the Offer.
1.1.11 Settlement
Settlement according to the Offer will be made in new CGGVeritas Shares as soon as reasonably possible following announcement that the conditions of the Offer have been met or waived. The Settlement Date will be approximately five Business Days, and in any event no later than 14 calendar days following the later of the end of the Offer Period and the announcement that the conditions to the Offer have been successfully met or waived. Subject to satisfaction or waiver of the conditions, settlement is expected to be made on or about December 19, 2008, however, no guarantee can be made. Subject to satisfaction or waiver of the conditions, listing of the Consideration Shares on Euronext Paris SA (compartment A) is expected to be made on or about December 19, 2008. If the Offer Period is extended or the conditions not satisfied or waived when expected, the Settlement Date, and listing of the Consideration Shares may be postponed correspondingly. However, if the conditions have not been satisfied or waived prior to December 31, 2008, or, in respect of the condition regarding approvals and clearances from competition authorities, prior to January 31, 2009, the Offer will lapse. If extended due to oustanding approvals and clearances from the competition authorities per the above, the Offer remains subject to the conditions provided in Section 4.5 (3) in such extended period. As a result, the latest that the Settlement Date under the Offer can occur is on February 14, 2009.
At the earliest at the date on which all the conditions set forth in Section 1.1.6 have been fulfilled or, where applicable, waived by CGGVeritas, the Wavefield Shares tendered under the Offer will be transferred to a VPS account in the name of DnB NOR Bank ASA Verdipapirservice, until delivery to CGGVeritas. This VPS account will be pledged in favor of all the accepting Wavefield Shareholders as security for correct settlement and delivery of the Consideration Shares. Only DnB NOR Bank ASA Verdipapirservice will be authorized to operate this VPS account. The Wavefield Shares will remain pledged on this VPS account until settlement and delivery of the Consideration Shares have been completed.
The Consideration Shares which will be delivered to such shareholders’ VPS accounts, subsequent to issuance and admission to trading as required pursuant to French law. The Consideration Shares delivered as settlement under the Offer will be registered in the VPS system pursuant to a Registrar Agreement with DnB NOR Bank ASA Verdipapirservice, under the following ISIN number FR0000120164.

OFFER DOCUMENT
In case an accepting shareholder wishes to accept the Offer and receives settlement of the Consideration Shares in nominative form (i.e., not in nominee form, so as to appear in such shareholder’s name in CGGVeritas’ shareholders registry), such shareholder should contact DnB NOR Bank ASA Verdipapirservice directly in connection with transmitting his Acceptance Form, in order to notify DnB NOR Bank ASA Verdipapirservice that the settlement shall be made to such shareholder’s nominative account.
For further information regarding the issuance of the Consideration Shares, which will be delivered at settlement, please refer to the French Listing Information Memorandum concerning the issuance of the Consideration Shares. If the Offer Period is extended, settlement and other dates described above will be delayed accordingly.
Interest compensation will not be paid for the period from the date of acceptance until the Settlement Date, nor will interest compensation be paid to the Acceptants if the Offer Period is extended.
1.1.12 Trading the Consideration Shares
Pursuant to the Registrar Agreement, DnB NOR Bank ASA will be registered as the owner of the Consideration Shares in the French (Securities Register) through its French custodian bank. There will not be any organized market in Norway for the Consideration Shares registered in the VPS, but investors are free to enter into agreements to trade the shares. Further, shareholders may execute cross-border trading between the two Company registers in France and Norway via DnB NOR Bank ASA in its capacity as Company sub-registrar in VPS and its French custodian bank.
When shares registered in the VPS are to be transferred out of Norway for receipt and trading in France, the delivering party in Norway must advise DnB NOR Bank ASA Verdipapirservice on delivery, and transfer its shares to an intermediary VPS account of DnB NOR Bank ASA Verdipapirservice. Further, the delivering party advises the recipient party that it is to receive the shares from the French custodian bank of DnB NOR Bank ASA. Upon DnB NOR Bank ASA Verdipapirservice’s receipt of the shares registered in the VPS, DnB NOR Bank ASA Verdipapirservice will instruct its French custodian bank to deliver the shares to the recipient party in France. Once DnB NOR Bank ASA’s French custodian bank confirms the delivery of the shares to the recipient party, the intermediary VPS account of DnB NOR Bank ASA Verdipapirservice shall be terminated and the Shares shall no longer be registered in the VPS system.
Transfers may only be done “free of pay”, thus cash settlement will have to be agreed upon separately between the trading parties. The transfer of trading between Norway and France will normally take between one and two business days. In the transfer period, the shares can neither be traded in France nor in Norway.
The fees for cross-border trades are generally higher than for ordinary transfers within Norway and within VPS, and may exceed NOK1,000 even for small transactions. Further, the receipt of settlement for the shares so sold will take longer than for transfers within Norway.
1.2 INFORMATION ABOUT WAVEFIELD
Wavefield is a Norwegian public limited Company, with business organization number 983 811 310. Wavefield’s registered office is at Strandveien 15, 1325 Lysaker, Norway.
1.3 DESCRIPTION OF CGGVERITAS
1.3.1 Business description
CGGVeritas is a global participant in the geophysical seismic industry, as a manufacturer of geophysical equipment and providing a wide range of services (seismic data acquisition and related processing and interpretation software) principally to clients in the oil and gas exploration and production business.
Geophysical Equipment segment is developed and marketed by Sercel, a subsidiary of CGGVeritas, the market leader in the development and production of seismic acquisition systems and specialized equipment in the land and offshore seismic markets.
Geophysical Services segment is composed of:
•	land contract: seismic data acquisition for land, transition zones and shallow water undertaken by CGGVeritas on behalf of a specific client;

OFFER DOCUMENT
•	multi-client land: seismic data acquisition for land, transition zones and shallow water undertaken by CGGVeritas and licensed to a number of clients on a non-exclusive basis;

•	marine contract: seismic data acquisition offshore undertaken by CGGVeritas on behalf of a specific client;

•	multi-client marine: seismic data acquisition offshore undertaken by CGGVeritas and licensed to a number of clients on a non-exclusive basis; and

•	processing and imaging: processing, imaging and interpretation of geophysical data, data management and reservoir studies for clients.
CGGVeritas is a recognized leader in data processing & imaging services, made available via a worldwide network of 49 open seismic data processing centers and 15 client-dedicated centers. A suite of advanced technologies, developed and honed from the continuous innovation, take seismic data processing into the reservoir and greatly enhance reservoir knowledge to improve exploitation.
CGGVeritas offers the world-famous Hampson-Russell software that has delivered innovative interpretive solutions since 1987. Hampson-Russell software makes sophisticated technology easily accessible by the working geophysicist and has an installed base of more than 1400 licenses at over 500 petroleum and service companies worldwide.
CGGVeritas has 110 years of combined operating experience and a recognized track record of technological leadership in the science of geophysics. The Company is therefore well placed to capitalize on the growing importance of seismic as a key technology for enhancing the E&P performance of its broad base of clients, which includes independent, international and national oil companies.
1.3.2 Board of Directors — Management — Employees
The Company’s board of directors is composed of Robert Brunck (Chairman and CEO), Yves Lesage (director), Christian Marbach (director), Jean Roger Dunand (director), Robert Semmens (director), Daniel Valot (director), Olivier Appert (director), Rémi Dorval (director), Thierry Pilenko (director), Terence Young (director), David Work (director) and Loren Carroll (director).
Thierry Le Roux is President and COO of the Company, non-director.
CGGVeritas has a total workforce of approximately 8,000 staff operating worldwide, including Sercel.
1.3.3 Major shareholders
See Section 8.5.4 “Shareholding” for an overview of the Company’s largest shareholders.
The following table sets forth information concerning the largest shareholders as of September 30, 2008.
Table 1-1: Top shareholders of the Company prior to the Offer

	30 September 2008
Shareholders	Shares	% in shares	Voting rights(*)	% voting rights(*)
Institut Français du Pétrole	6,540,610	4.75%	13,081,220	9.06%
FCPE “CGG Actionnariat”	82,750	0.06%	165,500	0.11%
Miscellaneous	1,033,316	0.75%	1,170,951	0.81%
Public	130,033,460	94.44%	130,033,460	90.02%
Number of outstanding shares and voting rights	137,690,136	100.00%	144,451,131	100.00%

(*)	as of September 30, 2008, there are no outstanding shares without voting rights.

OFFER DOCUMENT
Source: CGGVeritas
1.4 SELECTED CONSOLIDATED FINANCIAL INFORMATION FOR CGGVERITAS

	2007	2006	2005
	IFRS,	IFRS,	IFRS,
(€ in millions)	audited	audited	audited
Profit and loss statement
Operating revenues	€2,374	€1,330	€870
EBITDAS(1)	997	483	221
Operating income	489	289	75
Income of consolidated companies before income taxes	375	232	7
Net income	250	159	(7)
Source: CGG Veritas
(1) Defined as earnings before interest, tax, depreciation, amortization, share-based compensation cost and equity income of avviliates

	2007	2006	2005
	IFRS,	IFRS,	IFRS,
(€ in millions)	audited	audited	audited
Net cash provided by operating activities	€647	€347	€182
Net cash from investing activities	(1,573)	(243)	(411)
Net cash provided by financing activities	950	47	193
Effect of exchange rates on cash	(22)	(11)	17
Change in cash/equivalents	3	139	(18)
Source: CGG Veritas

	30 September	2007	2006	2005
	2008 IFRS,	IFRS,	IFRS,	IFRS,
(€ in millions)	Unaudited	audited	audited	audited
Balance Sheet
Non-current assets	€3,585	€3,426	€959	€961
Current assets	1,429	1,221	823	605
Total assets	5,014	4,647	1,782	1,565
Shareholder’s equity	2,684	2,426	900	710
Non-current liabilities	1,598	1,560	477	350
Current liabilities	732	661	406	505
Total liabilities	2,329	2,221	882	855
Source: CGG Veritas
1.4.1 Capitalization and indebtedness
The Company’s consolidated actual shareholders equity as per September 30, 2008 was EUR 2,646 million. Total indebtedness was EUR 1,417 million and net financial indebtedness was EUR 1,099 million.

OFFER DOCUMENT
1.4.2 Share capital
As of November 6, 2008, the Company’s share capital is EUR 55,071,162 divided into 137,677,905 shares each with a nominal value of EUR 0.40.
1.5 ADVISORS AND AUDITORS
1.5.1 The Manager and Receiving Agent
DnB NOR Markets (a part of DnB NOR Bank ASA)
Stranden 21, Aker Brygge
NO-0021 Oslo, Norway
Fax: +47 22 48 29 80
1.5.2 Lead Strategic Financial Advisor
Credit Suisse Securities (Europe) Limited.
1.5.3 Norwegian Financial Advisors
ABG Sundal Collier ASA, Fondsfinans ASA and DnB NOR Markets (a part of DnB NOR Bank ASA).
1.5.4 Legal counsels to the Company
The Company’s legal counsels are Willkie Farr & Gallagher LLP and Advokatfirmaet Steenstrup Stordrange DA.
1.5.5 The Company’s auditors
The Company’s auditors are Ernst &Young & Autres and Mazars & Guérard.
1.6 RISK FACTORS FOR CGGVERITAS
The risk factors with respect to an investment in CGGVeritas are set forth in brief in Section 2, and described in further detail in the French Listing Information Memorandum and the 20-F report filed with the SEC (available on the website www.sec.gov).
1.7 ADDITIONAL INFORMATION
1.7.1 Documents on display
For the life of this Offer Document, the following documents (or copies thereof) may be inspected at the Company’s website www.cggveritas.com:
1.	the articles of associations of the Company;

2.	all reports, letters, and other documents, historical financial information, valuations and statements prepared by any expert at the issuer’s request, any part of which is included or referred to in the registration documents; and

3.	historical financial information of the issuer or, in the case of a group, the historical financial information for the issuer and its subsidiary undertakings for each of the two financial years preceding the publication of the registration document.
1.7.2 Third-party statements
The information in the Offer Document that has been sourced from third parties has been accurately reproduced and, as far as the Company is aware and able to ascertain from the information published by that third party, no facts have been omitted that would render the reproduced information inaccurate or misleading.

OFFER DOCUMENT
1.7.3 Jurisdiction and choice of law
The Offer is subject to Norwegian law. Any dispute arising out of or in connection with the Offer or the Offer Document shall be subject to the exclusive jurisdiction of the Norwegian courts with Oslo Court of First Instance as the agreed venue.
1.7.4 Additional information
The Offer Document will be available on the Internet at www.cggveritas.com, and at the Company’s and the Manager’s principal executive offices. The French Listing Information Memorandum enclosed to this Offer Document as Appendix I is an English translation of the original French language document. The information contained on the Company’s and Manager’s websites are not part of this Offer Document.

CGGVeritas	DnB NOR Markets

Tour Maine-Montparnasse	Stranden 21, Aker Brygge
33 avenue du Maine	NO-0021 Oslo
75755 Paris cedex 15	Norway
France

Phone: +33 1 64 47 45 67

Fax: + 33 1 64 47 34 31	Fax: +47 22 48 29 80

www.cggveritas.com

OFFER DOCUMENT
2. RISK FACTORS
Wavefield Shareholders who accept the Offer may receive share(s) in CGGVeritas.
2.1.1 Risks related to an investment in CGGVeritas
The risk factors for Wavefield Shareholders with respect to an investment in CGGVeritas are summarized below.
•	Risks related to business
-	CGGVeritas is subject to risks related to its international operations that could harm its business and results of operations. (such as instability of foreign economies and governments, risks of war, terrorism, civil disturbance, seizure, renegotiation or nullification of existing contracts, and foreign exchange restrictions, sanctions and other laws and policies affecting taxation, trade and investment);

-	CGGVeritas is subject to certain risks related to acquisitions, including the merger with Veritas DGC Inc., and these risks may materially adversely affect its revenues, expenses, operating results and financial condition;

-	CGGVeritas invests significant amounts of money in acquiring and processing seismic data for multi-client surveys and for its data library without knowing precisely how much of the data it will be able to sell or when and at what price it will be able to sell the data;

-	CGGVeritas’ results of operations may be significantly affected by currency fluctuations;

-	CGGVeritas’ working capital needs are difficult to forecast and may vary significantly, which could result in additional financing requirements that it may not be able to meet on satisfactory terms, or at all;

-	Technological changes and new products and services are frequently introduced in the market, and CGGVeritas’ technology could be rendered obsolete by these introductions, or CGGVeritas may not be able to develop and produce new and enhanced products on a cost-effective and timely basis;

-	The nature of CGGVeritas’ business subjects it to significant ongoing operating risks for which CGGVeritas may not have adequate insurance or for which CGGVeritas may not be able to procure adequate insurance on economical terms, if at all;

-	CGGVeritas depends on proprietary technology and is exposed to risks associated with the misappropriation or infringement of that technology;

-	CGGVeritas’ failure to attract and retain qualified employees may materially adversely affect its future business and operations;

-	CGG and Veritas have had losses in the past and CGGVeritas cannot assure that it will be profitable in the future.
•	Risks related to industry:
-	The volume of CGGVeritas’ business depends on the level of capital expenditures by the oil and gas industry, and reductions in such expenditures may have a material adverse effect on CGGVeritas’ business;

-	CGGVeritas is subject to intense competition in the markets where it carries out its operations, which could limit its ability to maintain or increase its market share or to maintain its prices at profitable levels;

OFFER DOCUMENT
-	CGGVeritas has high levels of fixed costs that are incurred regardless of its level of business activity;

-	The revenues derived from land and marine seismic data acquisition vary significantly during the year; and

-	CGGVeritas’ business is subject to governmental regulation, which may adversely affect CGGVeritas’ future operations.
•	Risks related to indebtedness:
-	CGGVeritas’ substantial debt could adversely affect its financial health and prevent it from fulfilling its obligations;

-	CGGVeritas’ debt agreements contain restrictive covenants that may limit its ability to respond to changes in market conditions or pursue business opportunities;

-	CGGVeritas may be unable to comply with the restrictions and covenants in the indentures and agreements governing its Senior Notes and its other current and future debt; there could be a default under the terms of these indentures and agreements, which could result in an acceleration of repayment;

-	CGGVeritas and its subsidiaries may incur substantially more debt;

-	To service its indebtedness, CGGVeritas requires a significant amount of cash, and its ability to generate cash will depend on many factors beyond its control; and

-	CGGVeritas’ results could be materially adversely affected by changes in interest rates.
•	Risks related to the financial crisis: the current financial crisis may significantly adversely impact industrial and commercial performances, solvency of companies including CGGVeritas’ clients and providers.
•	Risks related to exchange rate: CGGVeritas may be affected by exchange rates fluctuations.
•	Risks related to shares.
•	Risks related to a potential accelerated depreciation of goodwill.
For a more detailed description, please see the French Listing Information Memorandum.
2.1.2 Risks related to the Offer
The risk factors related to the Offer are summarized below:
-	the value in NOK per Wavefield Share implied by the Exchange Ratio may significantly vary due to fluctuations in (i) the price of the CGGVeritas Shares and (ii) the NOK/EUR exchange rate;
-	completion of the Offer remains subject to approval and clearance from required competition authorities on terms not materially unsatisfactory to CGGVeritas;
-	the combination of Wavefield into CGGVeritas could turn out to be more complex than anticipated and could result in lesser synergies than those expected;
-	CGGVeritas was not in a position to conduct an analysis on non publicly available documents of Wavefield in the context of a thorough due diligence. Consequently, CGGVeritas could face unknown liabilities that could adversely impact CGGVeritas and its stock price;
-	CGGVeritas could be in a position to bear all significant depreciation costs in the event that Wavefield’s financial situation or results did not comply with CGGVeritas’ expectations;

OFFER DOCUMENT
-	Wavefield may be subject to litigation likely to adversely impact CGGVeritas’ financial situation and results or CGGVeritas’ stock price;
-	if Wavefield didn’t set up enough provisions on its balance sheet, the financial situation and expected results of the new combined entity could be significantly impacted;
-	completion of the Offer could trigger the change of control provisions provided in the agreements entered into by Wavefield;
-	the existing minority stakes in Wavefield share capital upon completion of the Offer could reduce the benefits CGGVeritas expect to achieve through the combination;
-	CGGVeritas did not check the reliability and accuracy of the information related to Wavefield which is contained in this Offer Document;
-	investors could sell the CGGVeritas Shares they will receive in the context of the Offer, including as a result of the non-listing of CGGVeritas Shares on the Oslo Bors, which could pressure CGGVeritas stock price further to the Offer;
-	CGGVeritas stock price could significantly vary as result from several factors and events; and

-	key Wavefield executives may leave Wavefield following the change of control of Wavefield.
For a more detailed description, please see the French Listing Information Memorandum.

OFFER DOCUMENT
3. RESPONSIBILITY FOR THE OFFER DOCUMENT
3.1 STATEMENT FROM THE BOARD OF DIRECTORS OF CGGVERITAS
This Offer Document has been prepared by CGGVeritas to provide information to the shareholders of Wavefield in connection with the Offer made by CGGVeritas to acquire all of the shares of Wavefield. The Offer consideration to be paid for the Wavefield Shares is CGGVeritas Shares.
The information in the Offer Document regarding Wavefield has been prepared based on publicly available information and in cooperation with Wavefield management, and CGGVeritas cannot accept any liability for the accuracy and completeness of the information in this Offer Document regarding Wavefield.
The Board of Directors of CGGVeritas hereby declares that, having taken all reasonable care to ensure that such is the case, the information contained in this Offer Document is, to the best of our knowledge, in accordance with the facts and contains no omissions likely to affect its import.
November 25, 2008

OFFER DOCUMENT
/s/ Robert Brunck
Chairman

/s/ Yves Lesage	/s/ Christian Marbach
Board member	Board member

/s/ Jean Roger Dunand	/s/ Robert Semmens
Board member	Board member

/s/ Daniel Valot	/s/ Olivier Appert
Board member	Board member

/s/ Rémi Dorval	/s/ Thierry Pilenko
Board member	Board member

/s/ Terence Young	/s/ David Work
Board member	Board member

/s/ Loren Carroll
Board member

OFFER DOCUMENT
4. THE OFFER
This Offer Document has been approved by the Oslo Børs according to chapter 6 of the Norwegian securities trading act of 2007. The Offer is made to all Wavefield Shareholders who can legally receive this Offer Document and accept the Offer, as well as to Wavefield stock options holders for the Wavefield Shares (ISIN No 0010295504) that they will receive in case the Offer is completed.
4.1 THE OFFEROR
CGGVeritas hereby presents a Voluntary Offer to acquire all outstanding shares in Wavefield as well as all Wavefield Shares resulting from the exercise, before expiration of the Offer Period, of stock options held by Wavefield stock options holders.
As of the date of this Offer Document, CGGVeritas did not own any shares in Wavefield. Nor did any related party of CGGVeritas, as defined by cf Section 6-5 cf Section 2-5 of the Securities Trading Act, own any shares in Wavefield on this date, and CGGVeritas has not entered into any shareholders’ agreement with other shareholders in Wavefield. Neither CGGVeritas nor related parties as mentioned own loans as mentioned in Section 11-1 of the Limited Companies Act, nor any other financial instruments that give the right to acquire shares in Wavefield.
CGGVeritas has obtained, on November 9, 2008, irrevocable undertakings (pre-Acceptances) from certain shareholders of Wavefield (i.e., the chairman of the board of directors, and a member of senior management as well as funds represented by Sector Asset Management) to tender their Wavefield Shares to the Offer. Such pre-Acceptances represent 25.33% of the exiting share capital of Wavefield.
On November 10, 2008, this Offer has been unanimously welcomed by Wavefield’s board of directors.
On April 29, 2008 the extraordinary shareholders’ meeting of CGGVeritas resolved a delegation to the board of directors to increase the share capital in the context of, inter alia, a public tender offer. On November 9, 2008, the CGGVeritas Board of Directors implemented the foregoing delegation from the extraordinary shareholders meeting and decided to issue, subject to completion of the Offer, the Consideration Shares (i.e., a maximum of 19,051,234 shares as of the date of the Offer Document) and delegated the powers to Mr. Robert Brunck (Chairman and CEO) to carry out such share capital increase.
4.2 THE TARGET COMPANY
The target company of the Offer is Wavefield, a public limited liability company incorporated under the laws of Norway. The company was incorporated on 28 September 2001, under the corporate name Terra Energy Services AS.
Wavefield’s registered office is Strandveien 15, 1325 Lysaker, Norway. Wavefield’s corporate registration number is 983 811 310.
Wavefield’s current share capital is NOK 5,175,330.44, consisting of 129,383,261 shares of one class only, each with a par value of NOK 0.04. The company’s share capital is fully paid up.
The shares in Wavefield Inseis are listed on the Oslo Stock Exchange (OSE) (the Oslo Børs) with the ticker symbol “WAVE”.
Wavefield’s share register is operated through the VPS. The shares are registered in the VPS with securities number ISIN 0010295504. The company’s account holder (VPS registrar) is DnB NOR Bank ASA Verdipapirservice, Stranden 1, 0021 Oslo, Norway.
4.3 THE EXCHANGE RATIO
Wavefield Shareholders who accept the Offer will receive, for seven (7) Wavefield Shares, one (1) CGGVeritas Share (the “Exchange Ratio”, “Consideration Shares”).

OFFER DOCUMENT
The value of each share in Wavefield is NOK 15.92 based on CGGVeritas’ closing stock price of €12.71 and NOK/€ exchange rate of 8.77 on November 7, 2008. Consequently, the Exchange Ratio represents a 31% premium over the Wavefield closing stock price on November 7, 2008, the last trading day prior to the launch of the Offer. The Exchange Ratio represents a premium of 80% over the Wavefield volume weighted average closing stock price for the month ended on November 7, 2008 and a premium of 26% over the Wavefield volume weighted average closing stock price for the three months ended on November 7, 2008.
Based on the volume weighted average trading price of CGGVeritas for the month ended November 7, 2008 of EUR12.75 (converted to NOK based on the exchange rate on each date), the exchange ratio represents a premium of 30% over the closing stock price on November 7, 2008, the last trading day prior to the launch of the Offer. Based on the volume weighted average trading price of CGGVeritas for the three months ended on November of EUR17.92 (converted to NOK based on the exchange rate on each date), the exchange ratio represents a premium of 75% over the closing stock price on November 7, 2008, the last trading day prior to the launch of the Offer.
In order to assess the Exchange Ratio, CCGVeritas has conducted a multi-criteria valuation approach based on:
-	trading share prices over different periods before transaction announcement, CGGVeritas and Wavefield having sufficient market liquidity (total number of shares traded over the three months prior to announcement, of 82% and 26% respectively of outstanding share capital) and benefiting from wide coverage by equity research analyst;

-	equity research analyst target share prices;

-	respective contributions of both companies to combined group financials (Sales, EBITDA, EBIT, net income); and

-	comparable listed companies Net EBITDA (defined as EBITDA post deduction of multi-client amortisation) multiples.
Financials forecasts used in the analyses were either based on market consensus (I/B/E/S) or on CGGVeritas management estimates.
For further details on the determination of the Exchange Ratio, please see Section 5.3 of the prospectus part of the French Listing Information Memorandum, attached hereto as Appendix I.
The Offeror has not purchased any shares in Wavefield at prices higher than the Exchange Ratio over the last six months.
The Offeror may, but has no intention to, revise the Offer on terms improved for the shareholders in Wavefield. Any such revision will be communicated in accordance with what is set out in the Section 4.17 “Notices”. The benefit of such amended Offer will be made available also to those shareholders in Wavefield who have accepted the Offer in its original or previously revised form (hereinafter “previous acceptors”). The acceptance by or on behalf of a previous acceptor shall be deemed an acceptance of the Offer as revised.
4.4 OFFER PERIOD
The Offer can be accepted from and including November 27, 2008 to and including December 12, 2008 at 5.30 pm CET (the “Offer Period”). CGGVeritas reserves the right to approve acceptances that are received after the expiration of the Offer Period, and to extend the Offer Period up to any date prior to December 19, 2008. Any extensions of the Offer Period shall be announced prior to the opening of trading the morning after the last date of the Offer Period. Any extension of the Offer Period will be communicated in accordance with what is set out in the Section 4.17 “Notices”.
4.5 CONDITIONS FOR COMPLETION OF THE OFFER
Completion of the Offer is subject to the satisfaction of all the conditions which are set out below:

OFFER DOCUMENT
1.	the Offeror receiving valid and unconditional acceptances from the Wavefield Shareholders in the Offer (including pre-acceptances described in Sections 1.1.1 and 4.1) which represent more than 85% of Wavefield’s shares and voting rights outstanding on the date of announcement of the Offer;

2.	CGGVeritas having received necessary approvals and clearances from required competition authorities on terms not materially unsatisfactory to CGGVeritas; and

3.	no (i) change in the capital structure of Wavefield and its subsidiaries, including but not limited to any merger, de-merger, issuance of shares or other financial instruments or change to the terms of outstanding stock options, decrease of the share capital or other paid-in equity, distributions of dividend or other distributions to the shareholders, purchase or sale of Wavefield Shares by Wavefield or its subsidiaries, but excluding changes following from the execution of issued options; (ii) material adverse change in the funding, business, financial status and operations of Wavefield and its subsidiaries taken as a whole; or (iii) sale or purchase of any substantial assets or shareholdings or other transactions or commitments of material significance for the nature or scope of Wavefield’s operations, in each case having occurred or been announced after November 10, 2008.
If all conditions mentioned directly above are satisfied on or before the expiration of the Offer Period, the Offer is binding for the Offeror. The Offeror reserves the right, either in whole or in part and in its sole discretion, at any time before the Settlement Date, to waive one or more of the conditions to the Offer set out above.
Notification on whether the conditions have been met or waived will be made by the Offeror as soon as possible to the Wavefield Shareholders in accordance with Section 4.17 “Notices” of this Offer Document, and in no case later than the Settlement Date.
4.6 PROCEDURES FOR ACCEPTING THE OFFER
Those who wish to accept the Offer must complete and sign the Acceptance Form enclosed with this Offer Document and return it to the Receiving Agent (see “Acceptance Office”) within the expiration of the Offer Period on December 12, 2008 at 5.30 pm CET (or such time that the Offer Period may be extended to). The Acceptance Form can be submitted by fax, hand delivery or by mail. As the Acceptance Form must be received by the Receiving Agent before December 12, 2008 at 5.30 pm CET, it is not sufficient to mail the Acceptance Form on December 12, 2008.
An acceptance of the Offer must cover all Wavefield Shares owned by the selling shareholder.
Acceptances are only valid if made by way of a correctly completed Acceptance Form being returned to the printed address within the Offer Period. CGGVeritas and the Receiving Agent reserve the right to, at their own discretion, accept or refuse any improperly completed, delivered or executed Acceptance Form or any Acceptance that may be unlawful without further notice.
Wavefield Shareholders who own shares registered on more than one VPS account must submit a separate Acceptance Form for each account.
Wavefield Shareholders who own shares registered in the name of brokers, banks, investment companies or other nominees must contact such persons to accept the Offer. Acceptance of the Offer for shares registered in the name of an investment manager must be made by the manager on behalf of the Wavefield Shareholder. Shareholders who accept the Offer will not have to pay brokerage fees.
All Wavefield Shares sold in the Offer are to be transferred free of any encumbrances and any other third party rights whatsoever and with all shareholder rights attached to them. Any third party with registered encumbrances or other third-party rights over the relevant VPS account(s) must sign the Acceptance Form and thereby waive its rights in the shares sold in the Offer and approve the transfer of the Wavefield Shares to CGGVeritas free and clear of any such encumbrances and any other third party-rights.
No confirmation of receipt of Acceptance Forms or other documents will be made on behalf of CGGVeritas. All notifications, documents and remittance that shall be delivered by or sent to or from the shareholders who accept the Offer (or their representatives) will be sent to or delivered by them at their own risk.

OFFER DOCUMENT
Holders of stock options deciding to participate to the Offer must fill in the Acceptance Form for the Wavefield Shares that they have a right to subscribe, upon exercise of their stock options. The participating stock options holder must exercise all its stock options and procure that the relevant Wavefield shares are issued prior to the Settlement Date should the Offer becomes unconditional, for delivery under this Offer.
Offer to certain Wavefield Shareholders
Due to the expenses related to the trading of Consideration Shares registered in the VPS from Norway to France, the Company has decided that Wavefield Shareholders holding 7,000 shares or less in Wavefield per the date of this Offer Document and on the date of acceptance, and who accept this Offer, may request that the Consideration Shares issued for such holding of Wavefield shares are sold in the French market at the risk and expense of such accepting Wavefield Shareholder. This may be done by authorising, in the Acceptance Form, the Manager to carry out such sale. The Manager will carry out a sale in the market at prevailing market conditions on the trading date of the Consideration Shares owned by the relevant Wavefield Shareholders as a group, and the net proceeds of the sale will be distributed pro rata to such Wavefield Shareholders as soon as possible thereafter. The Manager shall bear no liability whatsoever vis-à-vis such Wavefield Shareholder.
For the Wavefield Shareholders accepting the above offer, there will for tax purposes be a realization of the Wavefield shares and of the Consideration Shares. For a general description of the tax consequences of such realization, please see Section 9.2.1 as well as, for Norwegian personal shareholders, Section 9.1.2.2.1, for Norwegian corporate shareholders, Section 9.1.2.2.2 and for foreign shareholders, Section 9.1.2.2.3.
4.7 ACCEPTANCE OFFICE
The correctly completed and signed Acceptance Form shall be sent by fax, delivered by hand or sent by mail to the Receiving Agent at the following address:
DnB NOR Bank ASA Verdipapirservice
Stranden 21, Aker Brygge
NO-0021 Oslo, Norway
Fax: +47 22 48 29 80
4.8 BLOCKING OF TENDERED SHARES
By delivering a duly executed Acceptance Form, a Wavefield Shareholder gives the Receiving Agent an authorization to block the shares to which the Acceptance Form relates, in favor of the Receiving Agent. It will not be possible for Wavefield Shareholders to administer the shares after the blocking has been established. Shareholders accepting the Offer will retain ownership of their Wavefield Shares until completion of the Offer. All shareholder rights shall, to the extent permitted under Norwegian law, be vested with the shareholder until completion of the Offer.
By accepting the Offer, each shareholder gives the Receiving Agent an irrevocable power of attorney to register such blocking of each shareholder’s Wavefield Shares in favor of the Receiving Agent and to transfer such Wavefield Shares to the Offeror upon completion and settlement of the Offer. Settlement for the shares will be made simultaneously with the transfer of the Wavefield Shares to the Offeror.
4.9 IRREVOCABLE ACCEPTANCE
The acceptance of the Offer is irrevocable and may not be withdrawn, in whole or in part, once the Receiving Agent has received the Acceptance Form.
In the event the Offer is not completed, the block established on the tendered Wavefield Shares will be released without undue delay.
Wavefield Shareholders that accept the Offer will remain the legal owners of their shares and, to the extent permitted by Norwegian law, retain voting rights and other shareholder rights related thereto until settlement has taken place.

OFFER DOCUMENT
Holders of stock options deciding to participate to the Offer must fill in the Acceptance Form for the Wavefield Shares that they have a right to subscribe, upon exercise of their stock options (see Section 4.6 “Procedures for Accepting the Offer”).
4.10 ADVANCE IRREVOCABLE ACCEPTANCES
Wavefield Shareholders representing in aggregate 25.33% of the shares in Wavefield have irrevocably undertaken to accept the Offer. These shareholders include the chairman of the board of directors, a member of senior management and funds represented by Sector Asset Management.
The pre-acceptances will also apply to shares that these shareholders acquire before the end of the Offer Period.
4.11 PURCHASE OF WAVEFIELD SHARES OUTSIDE THE OFFER
CGGVeritas reserves the right to purchase shares in Wavefield outside the Offer in accordance with applicable laws.
4.12 EXPENSES
Shareholders who accept the Offer will not have to pay brokerage fees. CGGVeritas will pay costs related to the VPS that shareholders incur by accepting the Offer. CGGVeritas will not cover any other costs that a shareholder may incur in connection with acceptance of the Offer.
With respect to the sale in the market of Consideration Shares as set forth in Section 4.6 above and the merged fractions of Consideration Shares as set forth in Section 4.13 below, the cash consideration received will be distributed to the respective accepting Wavefield Shareholder net of transaction costs.
4.13 THE CGGVERITAS SHARES TO BE DELIVERED UNDER THE OFFER — FINANCING
CGGVeritas will finance the offer through the issuance of new CGGVeritas Shares.
On April 29, 2008, an extraordinary general meeting of CGGVeritas delegated to the Board of Directors the ability to issue up to a maximum of 4,000,000 new shares, each with a par value of EUR 2.00, i.e., 20,000,000 new shares, each with a par value of EUR 0.40 further to the five-for-one stock split effective as of June 3, 2008, including as consideration for an exchange take over initiated by CGGVeritas. The new shares shall be ordinary shares in the Company, and can be used as consideration for the Wavefield Shares tendered in the Offer.
On November 9, 2008, the CGGVeritas Board of Directors implemented the foregoing delegation from the extraordinary shareholders meeting and decided to issue, subject to completion of the Offer, the Consideration Shares (i.e., a maximum of 19,051,234 shares as of the date of the Offer Document) and delegated the powers to Mr. Robert Brunck (Chairman and CEO) to carry out such share capital increase.
The Consideration Shares will, when issued, be tradable on Euronext Paris SA (compartment A). The first day of trading of the Consideration Shares is expected to be no later than three trading days from completion of the Offer. The CGGVeritas Shares are traded on Euronext Paris SA (compartment A) with ISIN number FR0000120164 and listed on the New York Stock Exchange (in the form of American Depositary Shares, NYSE: CGV). Wavefield Shareholders wishing to obtain American Depositary Shares may deposit their CGGVeritas Shares with The Bank of New York Mellon, the depositary for CGGVeritas’ American Depositary Receipt facility, in accordance with the terms of the deposit agreement governing such facility.
Fractions of CGGVeritas Shares will not be issued. The Wavefield Shareholders who tender in the Offer a number of Wavefield Shares that does not give them the right to a whole number of new CGGVeritas Shares shall be considered to have expressly agreed to participate in the mechanism to sell new fractional CGGVeritas Shares described below for the fractional shares to which they are entitled.
The fractions of the Consideration Shares the shareholders of Wavefield would otherwise be entitled to receive will be merged to whole CGGVeritas Shares. Such whole CGGVeritas Shares will be issued, and sold by the Manager on Euronext Paris SA on behalf of the Wavefield Shareholders participating in this mechanism, on dates still to be determined but no later than 10 trading days after the Settlement Date. The net proceeds of such

OFFER DOCUMENT
sales, which shall be performed at prevailing market conditions, will be distributed pro rata to the accepting Wavefield Shareholders as settlement for the fractions of shares they were otherwise entitled to receive under the Offer.
In performing the above mentioned sales, the Manager will be acting at the risk and expense of the accepting Wavefield Shareholder. No interest will be paid on the cash amount to be received by a Wavefield shareholder in consideration for a fractional CGGVeritas Share, even in the event of late payment of this amount.
The Wavefield Shareholders will bear the risk that the Manager is not able to proceed to the above described sales. The Company shall bear no liability whatsoever vis-à-vis such Wavefield Shareholder.
The Consideration Shares will have equal rights in all respects as the existing CGGVeritas Shares from time to time. The Consideration Shares will be listed on Euronext Paris SA (compartment A) under the same ISIN code as the existing CGGVeritas Shares, ISIN FR0000120164. For information relating to delivery of Consideration Shares, please refer to Section 4.14 below.
4.14 SETTLEMENT — TRADING THE CONSIDERATION SHARES
4.14.1 Settlement
Settlement according to the Offer will be made in new CGGVeritas Shares as soon as reasonably possible following announcement that the conditions of the Offer have been met or waived. The Settlement Date will be approximately five Business Days, and in any event no later than 14 calendar days following the later of the end of the Offer Period and the announcement that the conditions to the Offer have been successfully met or waived. Subject to satisfaction or waiver of the conditions, settlement is expected to be made on or about December 19, 2008, however, no guarantee can be made. Subject to satisfaction or waiver of the conditions, listing of the Consideration Shares on Euronext Paris SA (compartment A) is expected to be made on or about December 19, 2008. If the Offer Period is extended or the conditions not satisfied or waived when expected, the Settlement Date, and listing of the Consideration Shares may be postponed correspondingly. However, if the conditions have not been satisfied or waived prior to December 31, 2008, or, in respect of the condition regarding approvals and clearances from competition authorities, prior to January 31, 2009, the Offer will lapse. If extended due to oustanding approvals and clearances from the competition authorities per the above, the Offer remains subject to the conditions provided in Section 4.5 (3) in such extended period. As a result, the latest that the Settlement Date under the Offer can occur is on February 14, 2009.
At the earliest at the date on which all the conditions set forth in Section 1.1.6 have been fulfilled or, where applicable, waived by CGGVeritas, the Wavefield Shares tendered under the Offer will be transferred to a VPS account in the name of DnB NOR Bank ASA Verdipapirservice, until delivery to CGGVeritas. This VPS account will be pledged in favor of all the accepting Wavefield Shareholders as security for correct settlement and delivery of the Consideration Shares. Only DnB NOR Bank ASA Verdipapirservice will be authorized to operate this VPS account. The Wavefield Shares will remain pledged on this VPS account until settlement and delivery of the Consideration Shares have been completed.
The Consideration Shares will be delivered to such shareholders’ VPS accounts, subsequent to issuance and admission to trading as required pursuant to French law. The Consideration Shares delivered as settlement under the Offer will be registered in the VPS system pursuant to a Registrar Agreement with DnB NOR Bank ASA Verdipapirservice, under the following ISIN number FR0000120164.
In case an accepting shareholder wishes to accept the Offer and receive settlement of the Consideration Shares in nominative form (i.e., not in nominee form, so as to appear in such shareholder’s name in CGGVeritas’ shareholders registry), such shareholder should contact DnB NOR Bank ASA Verdipapirservice directly in connection with transmitting his Acceptance Form, in order to notify DnB NOR Bank ASA Verdipapirservice that the settlement shall be made to such shareholder’s nominative account.
For further information regarding the issuance of the Consideration Shares, which will be delivered at settlement, please refer to the French Listing Information Memorandum. If the Offer Period is extended, settlement and other dates described above will be delayed accordingly.

OFFER DOCUMENT
Interest compensation will neither be paid for the period from the date of acceptance until the Settlement Date, nor will interest compensation be paid to the Acceptants if the Offer Period is extended.
4.14.2 Trading the Consideration Shares
Pursuant to the Registrar Agreement, DnB NOR Bank ASA will be registered as the owner of the Consideration Shares in the French (Securities Register) through its French custodian bank. There will not be any organized market in Norway for the Consideration Shares registered in the VPS, but investors are free to enter into agreements to trade the shares. Further, shareholders may execute cross-border trading between the two Company registers in France and Norway via DnB NOR Bank ASA Verdipapirservice in its capacity as Company sub-registrar in VPS and its French custodian bank.
When shares registered in the VPS are to be transferred out of Norway for receipt and trading in France, the delivering party in Norway must advise DnB NOR Bank ASA Verdipapirservice on delivery, and transfer its shares to an intermediary VPS account of DnB NOR Bank ASA Verdipapirservice. Further, the delivering party advises the recipient party that it is to receive the shares from the French custodian bank of DnB NOR Bank ASA. Upon DnB NOR Bank ASA Verdipapirservice’s receipt of the shares registered in the VPS, DnB NOR Bank ASA Verdipapirservice will instruct its French custodian bank to deliver the shares to the recipient party in France. Once DnB NOR Bank ASA’s French custodian bank confirms the delivery of the shares to the recipient party, the intermediary VPS account of DnB NOR Bank ASA Verdipapirservice shall be terminated and the Shares shall no longer be registered in the VPS system.
Transfers may only be done “free of pay”, thus cash settlement will have to be agreed upon separately between the trading parties. The transfer of trading between Norway and France will normally take between one and two business days. In the transfer period, the shares can neither be traded in France nor in Norway.
The fees for cross-border trades are generally higher than for ordinary transfers within Norway and within VPS, and may exceed NOK1,000 even for small transactions. Further, the receipt of settlement for the shares so sold will take longer than for transfers within Norway.
4.15 DILUTION
The dilution effect of the Offer for existing CGGVeritas Shareholders will depend on the number of Wavefield Shares acquired by CGGVeritas through the Offer. The maximum amount of Consideration Shares to be issued will be 19,051,234 new CGGVeritas Shares for the purchase of 100% of Wavefield’s equity. This represents a dilution effect for existing CGGVeritas Shareholders of 12%.
In case the Offer is only accepted by 85% of the Wavefield Shares, the consideration for such 85% of Wavefield Shares will be 16,193,549 new CGGVeritas Shares. This represents a dilution effect for existing CGGVeritas Shareholders of 11%.
4.16 WAVEFIELD STOCK OPTIONS
Holders of stock options deciding to participate to the Offer must fill in the Acceptance Form for the Wavefield Shares that they have a right to subscribe, upon exercise of their stock options (see Section 4.6 “Procedures for Accepting the Offer”). The participating stock options holder must exercise all its stock options and procure that the relevant Wavefield shares are issued prior to the Settlement Date should the Offer become unconditional, for delivery under this Offer.
The Wavefield Shares that are issued as a result of exercise of stock options, and that are tendered under the Offer, will be blocked in favor of the Receiving Agent. The relevant shareholder (previous option holder) will retain ownership of its Wavefield Shares until completion of the Offer. All shareholder rights shall, to the extent permitted under Norwegian law, be vested with the shareholder until completion of the Offer.
All holders of stock options who should decide not to participate to the Offer, following the completion of a delisting (see Section 4.21 below in this respect), will be offered a liquidity mechanism, either in CGGVeritas Shares or in cash, at an equivalent value as if they had participated to the Offer.

OFFER DOCUMENT
4.17 NOTICES
Notices in connection with the Offer will be published by notification to the Oslo Børs. Notices will be deemed made when the Oslo Børs has published the notice. CGGVeritas will without undue delay notify the Oslo Børs if the conditions of the Offer are met, changed, waived or if the Offer is cancelled.
4.18 MANDATORY OFFER REQUIREMENT
If CGGVeritas as a result of the Offer or otherwise acquires more than 1/3 of the shares in Wavefield, it will have an obligation under the Norwegian Securities Trading Act to make a mandatory offer for all remaining Wavefield Shares not owned by it. The offer price under the mandatory offer must be equal to or higher than the highest price paid or agreed to be paid by CGGVeritas for Wavefield Shares during the six month period prior to the date at which the obligation to make such a mandatory offer is triggered. As of the date of this Offer Document, CGGVeritas has not acquired any shares in Wavefield during the last six months period. In the absence of any other firm basis for the mandatory offer price, the mandatory offer price will be based on the volume weighted average share price of CGGVeritas for a representative reference period prior to the date this Offer becomes unconditional (i.e., the Offer becomes unconditional when conditions described in Section 4.5 are satisfied or waived). The reference period for the volume weighted average share price of CGGVeritas will be set to the last five trading days leading up to and including the day the Offer becomes unconditional. As the Consideration Shares are quoted in Euro, conversion to NOK is required. This will be done based on the average exchange rate Euro/NOK the last five business days leading up to and including the date of settlement under the Offer.
If it is clear that the market price is higher than the price resulting from the above when the mandatory offer obligation is triggered, the offer price shall at least be as high as the market price.
If, after the mandatory offer obligation has been triggered and before the end of the mandatory offer period, CGGVeritas acquire Wavefield Shares at a price higher than the mandatory offer price calculated per the above, the mandatory offer price shall be increased accordingly.
As set forth in Section 4.5, CGGVeritas is not required to complete the Offer unless CGGVeritas receives more than 85% of the outstanding shares in Wavefield. Therefore, unless this condition is satisfied, there is no guarantee that a mandatory offer will be undertaken.
4.19 COMPULSORY ACQUISITION (SQUEEZE-OUT)
If, as a result of the Offer, CGGVeritas becomes the owner of Wavefield Shares representing more than 90% of the total number of shares issued by Wavefield and Wavefield Shares representing more than 90% of the voting rights in Wavefield’s general meeting, CGGVeritas will commence a compulsory acquisition (squeeze-out) for cash of the Wavefield Shares not owned by CGGVeritas pursuant to Section 4-25 of the Norwegian Public Limited Companies Act. The compulsory acquisition (squeeze-out) will in such event be carried out without CGGVeritas making a mandatory offer, in accordance with Section 6-22 of the Securities Trading Act.
As the compulsory acquisition (squeeze-out) will be carried out within three months after the end of the Offer Period, the offer price calculated in accordance with Section 4.18 above shall be applied in the compulsory acquisition unless there are special reasons why a different price should be applied.
Except in instances as set out above, or should there be special reasons why the offer price may not be applied in the compulsory acquisition, the price to be paid in the compulsory acquisition, will, in the absence of an agreement between CGGVeritas and the remaining Wavefield Shareholders, be determined in accordance with Section 4-25, second and third paragraph of the Norwegian Public Limited Companies Act. According to such provisions, CGGVeritas shall first offer the remaining Wavefield Shareholders a price at which it is willing to purchase Wavefield Shares.
If CGGVeritas presents the offer in writing to all of the remaining Wavefield Shareholders with a known address, and the offer is announced in the Norwegian Register of Business Enterprises’ electronic information system and in a newspaper generally read at Wavefield’s place of business, CGGVeritas may set a time limit for each Wavefield Shareholder to contest or refuse the offer. Wavefield Shareholders who have not contested such offer within the expiration of such time limit are deemed to have accepted such offer. The price to be paid to

OFFER DOCUMENT
those Wavefield Shareholders who do not accept such offer will be determined by a Norwegian court. The Norwegian court will have full discretion with respect to evaluating the price to be paid for such Wavefield Shares as of the commencement of the compulsory acquisition. The consideration paid by CGGVeritas and accepted by the acceptants pursuant to the Offer is likely to be among the factors considered by such court.
4.20 TAX
Each Wavefield Shareholder is responsible for any taxes as a consequence of his/her acceptance of the Offer. The Offeror assumes no responsibility for any tax liability resulting from the acceptance of the Offer.
For a brief description of certain tax matters, see Section 9 “Taxation in Norway”.
Wavefield Shareholders are urged to seek advice from their own tax consultants in order to determine the particular tax consequences to them from their acceptance of the Offer and the relevance or effect of any domestic or foreign tax laws or treaties.
4.21 DELISTING OF WAVEFIELD SHARES
In the event that the Offer is completed, CGGVeritas intends to propose to the general meeting of Wavefield that an application be made to Oslo Børs to de-list the Wavefield Shares from Oslo Børs. The making of such application would require the approval by a 2/3 majority of votes cast and the share capital represented at such general meeting.
Oslo Børs may also on its own initiative resolve to de-list the Wavefield Shares, should Wavefield no longer fulfill the requirements for listing.
4.22 TIMETABLE

Publication of the Offer Document:	November 25, 2008

Offer Period:	November 27, 2008 to December 12, 2008

Settlement	On or about December 19, 2008

Issuance of Consideration Shares:	On or about December 19, 2008

First date of listing on Euronext Paris SA (compartment A):	On or about December 19, 2008
If the Offer Period is extended as set out in Section 4.4 “Offer Period” the dates in the table above will be extended accordingly.
4.23 NO PREVIOUS RIGHTS TO SHARES
CGGVeritas or any of its related parties does not own any rights to subscribe for shares, or any parts of any loan mentioned in the Norwegian Public Limited Companies Act Section 11-1, in Wavefield. CGGVeritas has not purchased or sold any shares in Wavefield over the last six months prior to the commencement of the Voluntary Offer period.
4.24 MISCELLANEOUS
This Offer Document, including the French Listing Information Memorandum attached hereto, are sent to all Wavefield Shareholders on record as of November 25, 2008, as well as to stock options holders of Wavefield, to the address recorded on each shareholder’s VPS account.
No confirmation of receipt of acceptances or other documents will be given by, from or on behalf of the Offeror.

OFFER DOCUMENT
Additional copies of the Offer Document and the French Listing Information Memorandum will be available on request from the Manager during normal business hours at:
DnB NOR Bank ASA Verdipapirservice / DnB NOR Markets
Stranden 21, Aker Brygge
NO-0021 Oslo, Norway
Fax: +47 22 48 29 80
4.25 JURISDICTION AND CHOICE OF LAW
The Offer is subject to Norwegian law. Any dispute arising out of or in connection with the Offer or the Offer Document shall be subject to the exclusive jurisdiction of the Norwegian courts with Oslo Court of First Instance as the agreed venue.

OFFER DOCUMENT
5. BACKGROUND TO THE OFFER AND PRIOR CONTACT
5.1 GENERAL
The Offeror is offering to acquire all outstanding shares in Wavefield as well as all shares in Wavefield resulting from the exercise, before expiration of the Offer Period, of stock options held by Wavefield stock options holders on the terms and subject to the limitations and conditions set out in this Offer Document. The Exchange Ratio is one (1) CGGVeritas Share for seven (7) Wavefield Shares.
As of the date hereof, the Offeror does not hold shares in Wavefield.
The Offer should not be considered made to Wavefield Shareholders in any jurisdiction where proposal of the Offer and/or acceptance of the Offer would not be in compliance with the applicable laws of such jurisdiction.
Shareholders not resident in Norway should read the information in the Section “IMPORTANT INFORMATION — OFFER RESTRICTIONS” at the beginning of this Offer Document.
As of the date hereof, shareholders with registered address in Canada, Australia and Japan (including nominees) represented 99,161 shares out of a total of 129,383,261 (approximately 0.076% of the outstanding share capital). Consistent with “IMPORTANT INFORMATION — OFFER RESTRICTIONS” at the beginning of this Offer Document, the Offer is not being made and will not be made, directly or indirectly, in or into Canada, Australia or Japan. No shares of Wavefield are being solicited from a resident of Canada, Australia or Japan and, if sent in response by a resident of Canada, Australia or Japan, will not be accepted. Therefore, persons obtaining this Offer Document or into whose possession this Offer Document otherwise comes, are required to, and should inform themselves of and observe all such restrictions. The Offeror and the Receiving Agent do not accept or assume any responsibility or liability for any violation by any person whomsoever of any such restriction.
According to the VPS transcript dated as November 19, 2008, there were 21 shareholders in Wavefield with registered address in the U.S. (including nominees).
With respect to the United States, the attention of those shareholders who are residents of the United States is raised on the following:
-	the Offer described in this Offer Document is made for the Wavefield Shares, a company organised under the laws of the Kingdom of Norway, and is subject to the laws of the Kingdom of Norway;

-	the Offer is being made in reliance on the exemption from certain requirements of Regulation 14E of the U.S. Securities Exchange Act of 1934 provided by Rule 14d-1(c) thereunder and in reliance on the exemption from the registration requirements of the U.S. Securities Act of 1933 provided by Rule 802 thereunder;

-	the Offer is subject to disclosure requirements and takeover laws and regulations of the Kingdom of Norway that may be quite different from those of the United States. The financial statements of Wavefield included in this Offer Document, have been prepared in accordance with International Financial Reporting Standards and are not comparable to the financial statements of United States companies;

-	it may be difficult for Wavefield Shareholders to enforce their rights and any claim they may have arising under U.S. securities laws, since CGGVeritas is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. Wavefield Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment;

-	neither the U.S. Securities and Exchange Commission (SEC) nor the securities commission of any state in the United States has approved or disapproved of the Offer, passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the disclosure in this Offer Document. Any representation to the contrary is a criminal offence in the United States.

OFFER DOCUMENT
5.2 THE OFFEROR’S BUSINESS
CGGVeritas is the world’s leading international provider of geophysical services and manufacturer of geophysical equipment, providing geophysical services principally to oil and gas companies that use seismic imaging to help explore for, develop and manage oil and gas reserves by:
o	identifying new areas where subsurface conditions are favorable for the accumulation of oil and gas;

o	determining the size and structure of previously identified oil and gas fields; and

o	optimizing development and production of oil and gas reserves (reservoir management).
CGGVeritas sell its geophysical equipment primarily to other geophysical service companies.
Its operations are organized into two segments: Services and Equipment, in accordance with the internal reporting system, which is used to manage and measure performance. Services accounted for 71% and Equipment accounted for 29% of CGGVeritas consolidated revenues for the year ended December 31, 2007.
For the year ended December 31, 2007, 31% of the consolidated revenues were from North America, 10% from South America, 32% from Europe, Africa, Middle East, and 27% from Asia Pacific.
5.3 RATIONALE FOR THE OFFER AND PLANS FOR THE FUTURE BUSINESS
CGG Veritas is the world’s leading international pure-play geophysical company, delivering a wide range of technologies, services and equipment through Sercel to its broad base of customers, mainly throughout the global oil and gas industry.
The Offer, which is consistent with CGGVeritas’ strategy, has a compelling rationale for shareholders, creating the seismic technology leader across Services and Equipment.
- A strategic transaction within a consolidating market
The geophysical market has witnessed consolidation over the past few years both on the customer and the supplier side. The future leaders in the geophysical market will need to offer a wider range of solutions to their customers and will benefit from size, flexibility and global reach. In this context, the new CGGVeritas / Wavefield group will be positioned as a leader for geophysical services and equipement in all the main markets of worldwide oil and gas exploration and production.
- Meeting the geophysical challenges of the future
As worldwide oil and gas supply continues to face challenges and exploration and development is conducted in more challenging areas for reserve replacement, high-end seismic and associated technical acumen are required. The new group will be positioned as a leading geophysical provider, with an expanded product offering to meet these future challenges of the exploration and production industry.
- Strengthening fleet capability
A combination of the two companies will create a group with high-end, recently equipped, fleet of 17 3D vessels. The fleet is already in operation and does not add further capacity to the market. Furthermore, the combined group will not require additional material investments to grow its capacity or run the risk of potential delays associated with building new vessels.
- Strong operational expertise establishes Marine centre of excellence
The strong and proven performance of Wavefield, operating one of the most efficient seismic fleets in the world combined with CGG Veritas’ Norway base as its centre of Marine excellence will create one of the leading teams of marine seismic operational talent in the industry.

OFFER DOCUMENT
- An expanded and complementary product offering based on innovative technology
Wavefield’s Optoplan business brings to CGGVeritas a recognized leader in seabed fiber optic technology and a new product offering for CGGVeritas’ customers.
The technology offering of Optoplan is complementary to CGGVeritas, and Sercel in particular. Optoplan’s equipment manufacturing infrastructure will benefit from Sercel’s long standing expertise with equipment manufacturing and assembly. When Optoplan is developed and marketed alongside Sercel’s current established product offering, the new group will further enhance value within the emerging field of reservoir monitoring and accelerate the market entry of next generation technologies.
- Continue to build customer relationships
The new group will benefit from deeper global market penetration as Wavefield’s strong regional relationships in areas like Norway and India will be added to CGGVeritas’ global reach. Building on the two companies’ respective customer bases, the new group will be able to extend its long term customer relationships and be a seismic provider of choice.
- Providing strong profitable growth potential
A new CGGVeritas / Wavefield group will benefit from profitability potential in both the Services and Equipment segments. It will create further business opportunities in data processing and imaging as well as in multi-client activities. The new group will also gain increased fleet management flexibility with current and future vessel operations.
- Expected synergies
The combination shall generate mainly revenue synergies on the basis of increased fleet management flexibility and the use of CGGVeritas’ processing capabilities to further support the better use of Wavefield multi-client data library. Preliminary synergies are estimated in the range of $10 million to $20 million per year.
- Limited execution risks
Recent history of CGGVeritas relating to integration shows it will take advantage of the respective strengths of each company based on the principles of mutual respect and merit. Integration between the two companies should go smoothly given the highly complementary activities, clients and markets both in Services and Equipment.
CGGVeritas will fully integrate the employees of Wavefield amongst its own workforce and offer them the same career paths as the CGGVeritas employees. In addition, it will be proposed to Anders Farestveit, Chairman of Wavefield, to become a member of the new group’s board of directors upon approval from CGGVeritas shareholders.
- A stock with increased liquidity
The new group shall have a combined market capitalization of approximately to €2.0 billion (as of November 7, 2008) with a free float of more than 90%. This shall provide increased stock liquidity for shareholders and an additional interest from large investors.
- Financial impact and structure
The financial structure of this transaction is sound and prudent, particularly in the current credit environment. It is fully financed with the issuance of CGGVeritas shares. Credit ratios of the new group should provide flexibility to further grow group activities. S&P has confirmed that the rating of the new group shall be BB/stable on the back of a strong business profile with positioning towards high-end vessel fleet, further flexibility of vessel allocation and limited mid-term capex needs to further grow the fleet.
The new group will benefit from the financial flexibility provided by its critical size and sound balance sheet structure to weather market fluctuations and finance the developments of both its fleet and its technology equipment offering.

OFFER DOCUMENT
5.4 IMPACT ON WAVEFIELD’S EMPLOYEES
The integration process has not begun yet, decisions have not been taken and at this stage, there are no consequences on employment within Wavefield other than that emphasis will be put on exploiting the combined management and employee resources of both companies.
At the date of this Offer Document, the Offeror does not expect the completion of the Offer to have any legal, economic, commercial or work-related consequences for the employees of Wavefield.
5.5 LEGAL CONSEQUENCES OF THE OFFER
The Offer will, if completed, result in the Offeror becoming the owner of all Wavefield Shares validly tendered under the Offer.
Completion of the Offer will require notification and clearance from the Norwegian Competition Authority as well as, potentially, the relevant competition authorities in certain other jurisdictions. The Offeror has submitted an ordinary notification (Norwegian: “alminnelig melding”) to the Norwegian Competition Authority (in Norwegian: “Konkurransetilsynet”) on November 13, 2008.
The Norwegian Competition Authority may then require a complete notification (Norwegian: “fullstendig melding”). The acquisition of Wavefield Shares will be deemed approved if such notification has not been requested within 15 business days from the date the ordinary notification was submitted. CGGVeritas expects that clearance from the Norwegian Competition Authority is obtained by December 5, 2008.
Upon completion of a successful Offer, the holders of part of the stock options in Wavefield may exercise their respective options and require shares in Wavefield to be issued at the respective agreed strike prices, as set forth in Section 7.10.2 below.
Other than this, the Offeror is not aware of any legal consequences of the Offer.
5.6 FINANCING OF THE OFFER
The Offeror will finance the Offer through the issuance of the Consideration Shares. For further details, please refer to Section 4.13 above.
5.7 NO SPECIAL BENEFITS TO EXECUTIVE MANAGERS AND DIRECTORS
No payments of any kind will be made by the Offeror to the executive managers, the directors and employees of Wavefield in connection with the Offer. It will be proposed to Anders Farestveit, Chairman of Wavefield, to become member of the new group’s board of directors upon approval from CGGVeritas Shareholders. CGGVeritas’ executive managers, its directors and employees will also not receive any payments of any kind by Wavefield nor by any other third party in connection with the Offer, except as ordinary settlement pursuant to the Offer for any shares and stock options in Wavefield held by such person.
5.8 PRIOR CONTACTS
Preliminary contacts between CGGVeritas and Wavefield about a combination started once TGS announced last August its decision to waive definitively the projected merger with Wavefield. Such discussions led to the signing of a non disclosure agreement on October 15, 2008, organizing the provision by Wavefield of limited information to CGGVeritas in view of assessing the opportunity of a combination of both companies and settling up an exclusivity period ending November 7, 2008.
In that context, on October 22 and 23, 2008 as well as on November 7, 2008, CGGVeritas’ advisors had access to a limited number of documents, none of which qualifies as inside information as defined under Section 3-2 of the Norwegian Securities Trading Act.
Further, on November 7, 2008, CGGVeritas addressed to Wavefield’s board of directors a letter of intent pursuant to which it specified its intention to launch the Offer.

OFFER DOCUMENT
Those discussions and the resolution of the dispute with TGS put, on November 9, 2008, the Board of Directors of CGGVeritas in a position to approve the Offer.
On November 10, 2008, Wavefield’s board of directors has welcomed the Offer under the terms and conditions set forth in CGGVeritas’ press release of the same date.
6. STATEMENT FROM THE BOARD OF DIRECTORS OF WAVEFIELD
6.1 PRESS RELEASE
In connection with the announcement by CGGVeritas of its decision to make a voluntary offer for the Wavefield Shares, the board of directors of Wavefield issued the following press release.
“Oslo, Norway, 10 November, 2008 We have been informed of the intention of Compagnie Générale de Géophysique-Veritas (“CGV”) to make a voluntary public offer to acquire all shares in Wavefield Inseis ASA (the “Offer”) against a consideration of one (1) share in CGV for each seven (7) shares of Wavefield Inseis ASA (“Wavefield Inseis” or the “Company) tendered to the Offer (the “Offer Consideration”). Completion of the Offer is inter alia subject to (or waiver from CGV no later than the settlement date of the Offer) customary conditions, including:
(1) CGV receiving acceptances from the Wavefield Inseis shareholders in the Offer which represent more than 85% of Wavefield Inseis’ shares and voting rights outstanding on the date of announcement of the Offer;
(2) CGV having received necessary approvals and clearances from required competition authorities on terms not materially unsatisfactory to CGV;
(3) No occurrence of events contradictory to normal business in Wavefield Inseis prior to completion of the Offer.
For further details on the Offer, reference is made to the announcement made by CGV today.
We have further been informed that CGV has received pre-acceptances for the Offer from shareholders representing 25,33 % of the share capital of Wavefield Inseis. Anders Farestveit, Chairman of the board, as well as funds managed by Sector Asset Management have pre-accepted the Offer for their respective shareholdings.
The board of directors of Wavefield Inseis has engaged financial advisors to review the Offer. The board of Wavefield Inseis has on the basis of the advice received from the financial advisors made a review of the Offer.
The board unanimously welcomes a voluntary offer made to all shareholders of the Company, and the opportunity thereby provided to them. If completed, the Offer will create a global leader within the geophysical industry and provide operational and commercial synergies which will benefit Wavefield Inseis shareholders and other stakeholders.
Wavefield Inseis’ final statement regarding the bid pursuant to the Securities Trading Act Sections 6-16 and 6-19 will be made in due course.”
6.2 STATEMENT FROM THE BOARD OF DIRECTORS OF WAVEFIELD
Pursuant to Section 6-16 of the Securities Trading Act, the board of Wavefield is required to announce its view on the Offer. This announcement shall include, inter alia, information on the employees’ opinion and an assessment of whether the Offer should be accepted by the shareholders.
The board has informed that it will publish such a statement within one week prior to the expiry of the Offer Period, at the latest.

OFFER DOCUMENT
7. SHORT PRESENTATION OF WAVEFIELD
The following is a short summary description of Wavefield as per the date of this Offer Document prepared in accordance with publicly available information (including annual reports, interim reports, investor information, stock exchange notices published by Wavefield), and in cooperation with the management of Wavefield. The summary is not complete and does not contain all the information that should be considered in connection with a decision of whether to accept the Offer or not. Further information on Wavefield, including annual reports, interim reports, investor information and previously issued prospectuses, may be found on the company’s web address: www.wavefield-inseis.com. Consequently, CGGVeritas cannot accept any liability for the accuracy and completeness of the information in this Offer Document regarding Wavefield.
7.1 COMPANY OVERVIEW
Wavefield Inseis was formed from the merger between the seismic vessel company Wavefield Geophysical AS and the multi-client company InSeis AS completed in August 2006. Wavefield is a marine geophysical company which provides a range of proprietary data acquisition services and a portfolio of non-exclusive multi-client data to the global oil and gas industry. Wavefield currently has four high-end 3D vessels, tree 2D (of which two is in the high-end market with 3D capacity) vessels in operation and one 3D newbuild vessel under construction. The fleet is modern and all 3D vessels have or will have state of the art equipment and modern back deck design.
From its offices in Bergen (main office), Oslo, London, Houston, Singapore, Rio de Janeiro and Perth, Wavefield has a global reach, with activities in Europe, the Americas, Africa, the Middle East and Asia. Wavefield was founded by experienced people in the geophysical industry in order to provide a high quality range of services aimed at increasing the exploration success of its clients and to assist them in maximizing production from their existing reservoirs.
Wavefield’s range of services includes long offset 2D, high capacity 3D, 4D, multi-azimuth and wide-azimuth data acquisition as well as production of fiber optic ocean bottom seismic sensor systems. Wavefield is also a full service permanent 4D acquisition provider and aims to bring new technologies to the market to further accelerate and de-risk the replenishment of its clients’ reserves.
The multi-client library consists of around 58,000 line km with 2D data, 1,200 sqkm 3D and several sea bed logging surveys. The multi-client library has been acquired in cooperation with Statoil, Conoco Phillips and BP and contains non-exclusive data from areas in northwest Europe, Africa, South America and the Mediterranean.
7.2 INCORPORATION, REGISTERED OFFICE AND REGISTRATION NUMBER
Wavefield Inseis ASA is a public limited liability company incorporated under the laws of Norway. The company was incorporated on 28 September 2001, under the corporate name Terra Energy Services AS.
Wavefield’s registered office is Strandveien 15, 1325 Lysaker, Norway. The company’s telephone number is +47 67 82 84 00. Wavefield’s website is www.wavefield-inseis.com.
Wavefield’s corporate registration number is 983 811 310.

OFFER DOCUMENT
7.3 LEGAL STRUCTURE
Wavefield Inseis AS is the parent company of the Wavefield Inseis Group.
Wavefield Inseis ASA (Norway)
The parent company Wavefield Inseis ASA, a public limited liability company incorporated in Norway, is located in Bergen and Oslo, Norway. The parent company is responsible for Wavefield Inseis Group’s business and activities world wide.
The parent company has branches registered in Libya and Mexico.
Optowave AS (Norway), MGP Holding AS (Norway)
Optowave AS and MGP Holding AS, limited liability companies incorporated in Norway. The companies have no business at the current time. The companies are 100% owned by Wavefield.
Wavefield Exploration Ltd. (Great Britain)
Wavefield Exploration Ltd., a limited liability company incorporated in England, is located in London. The company is a wholly owned subsidiary of Wavefield and its area of responsibility is mainly marketing for the Group.
Aim Geophysical Inc. (USA)
Aim Geophysical Inc., a limited liability company incorporated in Texas, USA, is located in Houston and is a 100% owned subsidiary of Wavefield. The company is responsible for marketing and sales in the United States as well as operations out of North and South America.

OFFER DOCUMENT
Wavefield Inseis Servicos De Geofisica LTDA (Brazil)
Wavefield Inseis Servicos De Geofisica LTDA is a limited liability company incorporated and located in Rio de Janeiro, Brazil. The company is owned 90% by Wavefield Inseis ASA and 10% by Wavefield Exploration Ltd. Its area of responsibility is marketing and sales in the South American region.
Wavefield Inseis Singapore Pte Ltd. (Singapore)
Wavefield Inseis Singapore Pte Ltd. is a limited liability company incorporated and located in Singapore. The company will be a wholly owned subsidiary of Wavefield. Its area of responsibility is be marketing and sales in the region as well as seismic operation.
Wavefield Inseis Australia Pty Ltd (Austalia)
Wavefield Inseis Australia Pty Ltd., a limited liability company incorporated in Australia, is located in Perth and is a 100% owned subsidiary of Wavefield. The company is responsible for marketing in the Asia Pacific region.
Optoplan AS (Norway)
Optoplan is a limited liability company incorporated in Norway fully owned by Wavefield. Optoplan is focusing on manufacturing and R&D of the next generation Fiber Optic geophysical equipment.
Multifield Geophysics AS (Norway)
Marine Services AS, a limited liability company incorporated in Norway, is owned by Norsk Hydro Technology Ventures AS (Hydro) (49.9% of the shares), Wavefield (40.0% of the shares) and Norges Geotekniske Institutt (NGI) (10.1% of the shares). The company’s objective is to develop and commercialize electromagnetic techniques and solutions within the business of oil and gas exploration.
Norwegian Oilfield Services AS (Norway)
Norwegian Oilfield Services AS, a limited liability company incorporated in Norway is owned by Wavefield (33.3%), Sun Atlantic Ltd (45,93%) Ocean Pearl KS (10,14%), Familien Østervold Holding AS (6,15%), Solhaug AS (4,45%). The companies owns and have the marine operation of a fleet of six seismic vessels. They charter the vessels out to companies within the seismic industry, among them Wavefield.
Total NOS assets amount to US$383m financed through US$97m equity, a sellers credit of US$57m and a non-recourse debt of US$230m (arranged by a bank consortium comprising Nordea, Fokus Bank, Sparebanken, Vest et Bank of Ireland)
Backlog for the vessels held by NOS amount to $337m and has an EBITDA of $42m.
7.4 HISTORY AND DEVELOPMENT
InSeis AS was founded in 2001 by industry pioneers Anders Farestveit and Jan Bertil Gateman. Wavefield Geophysical AS was founded by members of the current management in February 2006 and commenced operations in April 2006. The merger between these two companies into Wavefield Inseis AS became effective in August 2006, with InSeis AS as the acquiring entity.
On February 26, 2007, Wavefield general meeting adopted a resolution to convert from being a limited liability company (AS) to becoming a public limited liability company (ASA). The resolution became effective when Wavefield was registered as a public limited company in the Company Register on 22 March 2007. The most significant milestones in the development of Wavefield are summarized below.

OFFER DOCUMENT

Year	Significant events
May 2001	▪	InSeis AS was founded by Anders Farestveit and Jan Bertil Gateman
2001 / 2002	▪	Several North Sea multi-client 2D campaigns completed (long-offset acquisition)
2003 / 2004	▪	Several multi-client electromagnetic sea bed logging surveys completed
2004 / 2005	▪	Exclusive contract with the Syrian Petroleum Company and the Syrian government for data acquisition offshore Syria
2005	▪	2D multi-client data library expanded with surveys in Norway, Syria and Columbia
February 2006	▪	Wavefield Geophysical AS was founded
April 2006	▪	Wavefield Geophysical AS started operations
May 2006	▪	The 2D and shooting vessel M/V Bergen Surveyor successfully came into production
June 2006	▪	InSeis AS and Wavefield Geophysical AS resolved to merge into Wavefield Inseis AS
July 2006	▪	Wavefield Inseis completed a new share issue of NOK 100 million
September 2006	▪	First high end 3D vessel, M/V Geowave Commander, successfully came into production for Statoil Norway
November 2006	▪	Wavefield Inseis completed a new share issue of NOK 500 million
December 2006	▪	Wavefield Inseis acquired Gulf of Mexico multi-client seismic specialist AIM Geophysical
December 2006	▪	Wavefield Inseis entered into an agreement with Weatherford/Lamb Inc. and Optoplan to jointly commercialize next generation optical 4C ocean bottom technology
February 2007	▪	Wavefield Inseis resolved to convert from being a limited liability company (AS) to becoming a public limited liability company (ASA)
March 2007	▪	Wavefield Inseis completed a new share issue of NOK 500 million
	▪	Existing shareholders sold 36,843,449 shares for a total consideration of NOK 1,621 million
March 2007	▪	Wavefield Inseis was listed on the Oslo Stock Exchange
July 2007	▪	Wavefield Inseis took delivery of two high end 12 streamer 3D vessels, M/V Geowave Champion and M/V Geowave Master
July 2007	▪	Wavefield Inseis agreed to enter into an Integration Agreement with TGS regarding a proposed merger of the two companies
August 2007	▪	Wavefield Inseis took delivery of the high end 2D vessel M/V Malene Østervold
August 2007	▪	The merger plan between Wavefield Inseis and TGS was adopted by the board of directors of both companies
September 2007	▪	Wavefield Inseis acquires the remaining 65% of Optoplan from Watherford/Lamb
October 2007	▪	Geowave Voyager acquired to be completed at YE 2008
May 2008	▪	Awarded one of the worlds biggest 3D seismic contract offshore Libya for BP
July 2008	▪	Wavefield Inseis took delivery of the 16 streamer purpose built 3D vessel Geowave Endeavour.
August 2008	▪	TGS cancelled the merger agreement
September 2008	▪	Invested 33% in Norwegian Oildfield Service, a Norwegian ship owning company located in Austervoll. The company holds the investment in six seismic vessels
September 2008	▪	Secured financing on completing Geowave Voyager, entered into a sale-leaseback arrangement for the vessel
October 2008	▪	Wavefield Inseis awarded first ever contract for the fiber optic ocean bottom seismic sensor system by ConocoPhillips to monitor the Ekofisk field
October 2008	▪	Wavefield Inseis was awarded a 3 year contract with ONGC, this insignificantly increased the back log and increased precense in the Asia Pacific region
November 2008	▪	Wavefield Inseis was awarded a large 3D survey for TPAO
November 2008	▪	Wavefield Inseis and TGS settles the dispute, arbitration cancelled
7.5 BUSINESS AREAS
Wavefield is a marine geophysical company which provides a range of proprietary data acquisition services and a portfolio of non-exclusive multi-client data using highly specified vessels and modern seismic equipment. As of Q4 2008 Wavefield will introduce a new segment, focusing on manufacturing and R&D of the next generation Fiber Optic geophysical equipment though the fully owned subsidiary Optoplan AS.
Furthermore, Wavefield aims to bring new technologies to the market to further accelerate and de-risk the replenishment of its clients’ reserves. Wavefield acquires geophysical data both on an exclusive contractual basis for its clients and Wavefield’s own account as multi-client data for sale or licensing on a non-exclusive basis to oil and gas exploration companies.

OFFER DOCUMENT
The figure below provides an overview of Wavefield’s operational structure.
Operational structure
Wavefield leases all vessels on long-term charters from Norwegian vessel owners. The seismic equipment is financed through financial lease agreements, which is a typical business model within the marine seismic industry.
7.5.1 Exclusive data acquisition
The main part of Wavefield’s operations is currently exclusive contract seismic which are acquired for a specific client that requests the data. Wavefield’s profit related to these operations is based on a fixed remuneration according to the services performed by Wavefield, e.g. a pre-defined day rate or a price based on the size of the survey area.
7.5.2 Non-exclusive multi-client projects
Wavefield also acquires and retains ownership of or cash flow rights to multi-client data for licensing to clients on a non-exclusive basis. Wavefield only aims to carry out multi-client surveys against significant pre-funding from its clients, which is common within the seismic industry. In return for funding parts of the investments required to carry out a multi-client survey, the clients can acquire the geophysical data at a discounted price.
Wavefield’s current multi-client library consists of around 58,000 line km with 2D data, 1200 sqkm 3D data and several sea bed logging surveys. The multi-client library has been acquired in co-operation with Statoil, Conoco Phillips and BP and contains non-exclusive data from areas in northwest Europe, South America and the Mediterranean.

OFFER DOCUMENT
Overview of Wavefield’s multi-client data library
Source: Wavefield Q3 presentation, 28. October 2008
• Licensing round scheduled for 2008/9
7.5.3 Equipment (Optoplan)
In December 2006, Wavefield entered into an agreement with Weatherford to jointly commercialize its fiber-optic technology, which already has been successfully deployed down-hole, within a seabed multi-component seismic cable. A major aspect of the agreement consists of Weatherford exclusively licensing to Wavefield a full suite of patents that protects the use of this technology within the traditional marine seismic applications. The cables are designed to be permanently installed (trenched) over existing reservoirs to obtain crisper, time-lapsed images of the depleting reservoir fluids. Because multi-component seismic has the ability to discriminate between fluids and gas, a more topical application of this technology is that of monitoring CO2 sequestration.
A prototype cable has already been successfully trenched in 300 meters of water, which represents the majority of existing producing fields around the world. Technical papers have been presented at Industry Conferences that validate the potential of this third-generation seabed system. Wavefield has secured and initiated considerable manufacturing capacity for the production of fiber-optic cables.
In September 2008 Wavefield was awarded the first ever contract for the fiber optic ocean bottom seismic sensor system by ConocoPhillips to monitor the Ekofisk field. This was considered the breakthrough contract for the technology. Wavefield is now classified as new market leader and will use gained momentum to expand this new business segment. Through Optoplan it will be focusing on manufacturing and R&D of the next generation Fiber Optic geophysical equipment.

OFFER DOCUMENT
The Optowave System
7.5.4 Development of new technology
Wavefield focuses on several specific areas for its R&D activities. All are medium term initiatives in areas that are outside of the commodity marine seismic sector.
BP pioneered the permanent installation approach with permanently-installed cables over their Valhall, Clair and Caspian Fields. The “early-adopter” phase of this technology is over as several other oil majors are in the process of planning similar installations. With the concept of the technique proven in the North Sea and with increasing costs of conventional towed streamer surveys, the case for installing a permanent seismic system is becoming compelling. There is an important distinction to be made between the business cycles of towed-streamer exploration seismic and permanently-installed seabed seismic. Whilst the former is probably the furthest upstream activity of all, the latter will be used until the asset is depleted and decommissioned.
The other major area of R&D activity has been focused on electromagnetic acquisition. This technology is complementary to seismic rather than competitive. Oil companies around the world are increasingly using electromagnetic acquisition to de-risk their portfolio of potential developments. Multifield Geophysics has successfully completed field tests conducted in May 2008 over the Peon hydrocarbon reservoir, offshore Noway for ocean bottom cable (OBC) technology. The seabed application uses both seismic 4C and EM sensing technology and has been developed through several years joint research and development program with its key industry partners. With the current market situation the commercialization of the electromagnetic technique is evaluated.
Most key staff within the Wavefield organization can demonstrate a track record of involvement with previous generations of these technologies. Their long-term objective is to have Wavefield bring these projects together where simultaneous recording of seismic and electromagnetic data from a single survey pass starts to become a probable goal. Wavefield aims to establish a separate organization to further develop this technology.

OFFER DOCUMENT
Development of new technology

7.6 VESSELS AND CONTRACTS
7.6.1 Fleet
Wavefield has chartered five high-capacity 3D vessels, including the newbuild Geowave Voyager to be delivered in Q1 2009, three high end 2D ( two with 3D capacity) vessels in operation.
Wavefield leases all 3D vessels on long-term charters from Norwegian vessel owners. All fixed seismic equipment is purchased, installed and operated by Wavefield’s employees, a majority part of the equipment is financed/leased through third parties. All other seismic equipment onboard is owned by Wavefield. The 3D fleet is in the high end of the market and with the capacity to tow from 8 streamers and up to 16. The 2D fleet consists of a mix of long term charter with options to renew the charters and short term charter. This gives flexibility to secure additional
While the owner of the vessel is responsible for the marine operation of the vessel (hereunder crewing), Wavefield has full responsibility of the seismic operation and geophysical data acquisition on board (including seismic crew management). This business model enable Wavefield to fully focus on their strengths in Geophysical Data Acquisition, while the maritime owner take the financial risk in the Maritime Vessel and manage the Maritime Operation of the Vessel, where Wavefield do not have any comparative advantages.
Current fleet — 3 D vessels

OFFER DOCUMENT
Current fleet — 2 D vessels
M/V Geowave Commander and M/V Bergen Surveyor commenced operations in 2006. M/V Geowave Champion (3D 12 streamers), M/V Geowave Master (3D 12 streamers) and M/V Malene Østervold (high end 2D with 3D capacity) were successfully delivered from yard in July and August 2007 and all three vessels successfully commenced operations in August 2007. M/V Geowave Endeavour (3D 16 streamers) was delivered from yard in July 2008 and commenced operation in August 2008.
In addition, Wavefield has chartered the M/V Geowave Voyager (3D 12 streamers), a newbuild under construction.
Vessel under construction
7.6.2 Seismic vessel contracts
Most of the contracts for seismic operations are awarded by a letter of intention (LOI) based on a formal tender invitation by oil companies. The tender and LOI, form the basis for the final formal agreement giving the detailed specifications for the work to be done.
Wavefield’s tender activity is steadily increasing with the increased fleet capacity the company has succeeded in securing major contracts with oil companies. At the end of Q3 2008 Wavefield had secured a back log of USD 485 million. Included in this is the major contract over 3 seasons for one 3D vessel in India for ONGC, the contract for BP in Libya and the ConocoPhillips contract for the Optowave system delivery.
M/V Geowave Commander completed its third consecutive season for Statoil in 2008 and left the North Sea for the first contract awarded in Egypt. She will start her first season for ONGC in India in Q4.

OFFER DOCUMENT
M/V Geowave Master has completed the 4D project over Foinaven for BP and will transit to Africa for the winter season. M/V Geowave Master has been awarded a full North Sea season for Statoil in 2009.
M/V Geowave Champion has completed several 3D jobs in Asia Pacific, among them a major survey for Marathon in Indonesia, and is currently working in Pakistan.
The purpose-built vessel M/V Geowave Endeavour was delivered from the Fosen Mekaniske yard in July 2008, after completing her first survey for BG in the North Sea she successfully commenced the survey for BP in Libya. One of the largest 3D contracts ever awarded.
M/V Bergen Surveyor completed her first season in India for Reliance in May 2008. Following this contract she has completed surveys in Indonesia and Vietnam and will be in India for her second season commencing Q4 2008.
M/V Malene Østervold is completed her first full North Sea season, and will be in the Mediterranean / Caspian Sea over the winter season.
M/V Discoverer II was on hire from TGS for the first quarter of 2008 where she completed a survey in New Zealand. Wavefield took her on hire in July 2008 and she is currently working offshore Chile, and will be stationed in South America for the third and fourth quarter of 2008.
M/V Akademic Shatskiy has been on hire from SMNG for 10 months commencing December 2008, she has completed a Multi Client survey in Uruguay and spent the summer season in Greenland. The charter was terminated in October 2008.
7.6.3 Other material contracts and leases
7.6.3.1. Time charter contracts
Wavefield has entered into long-term time charter agreements for the following seismic vessels on the below basic terms:

Term of
		Running	T/C	Options to
Vessel name	Type	from	contract	extend / purchase	Delivery date
M/V Bergen Surveyor	2D / 3D	May 2006	5 years	5x1 years	Active
M/V Geowave Commander	3D	September 2006	7 years	10x1 years, purchase option	Active
M/V Geowave Champion	3D	July 2007	7 years	10x1 years	Active
M/V Geowave Master	3D	July 2007	7 years	10x1 years	Active
M/V Malene Østervold	2D / 3D	August 2007	3 years	3x1 years	Active
M/V Geowave Endeavour	3D	July 2008	7 years	5x2 years	Active
M/V Geowave Voyager	3D	November / December 2008	7 years	10x1 years	Nov/Dec 2008
M/V Discoverer II	2D	April 2008	18 months	2 x 12 months	Active
M/V Bergen Surveyor
The time charterparty for M/V Bergen Surveyor was entered into between the company (then “InSeis AS”) as charterer and Bergen Surveyor AS as owner on 11 April 2006. The charterparty consists of standard “supplytime 89” and additional clauses and is governed by Norwegian law. The fixed period is 5 years from delivery with 5 x1 years options to extend. Bergen Surveyor AS is now owned by NOS.

OFFER DOCUMENT
M/V Geowave Commander
The time charterparty for M/V Geowave Commander was entered into between Geo Subsea Pte Ltd as owner and Wavefield as charterers on 12 January 2006. The charterparty is based on the “supplytime 89” form. The vessel was under operation as a seismic vessel from September 2006. The fixed period is 7 years from delivery with 10 x 1 years options to extend. The vessel has later been acquired by Master and Commander AS.
M/V Geowave Champion
The time charterparty for M/V Geowave Champion and the seismic equipment was entered into between the company (then “InSeis AS”) and Wavefield Geophysical AS collectively as charterer and Sun Atlantic Limited as owner 14 July 2006. The charterparty consists of standard “supplytime 89” and is governed by Norwegian law. The fixed period is 7 years from delivery with 10 x1 years options to extend. The vessel has been sold from Sun Atlantic Limited to NOS in September 2008.
M/V Geowave Master
The time charterparty for M/V Geowave Master was entered into between Geo Subsea Pte Ltd as owner and Wavefield as charterers on 18 October 2006. The charterparty is based on the “supplytime 89” form. The fixed period under the charterparty is 7 years from July 2007 with 10 x 1 years options to extend. The vessel has later been acquired by Master and Commander AS.
M/V Malene Østervold
Malene Østervold Shipping AS and the company have entered into a charterparty dated 22 February 2007 in respect of the vessel M/V Malene Østervold as frontrunner to a newbuilding later to be delivered under a new / revised charterparty. The charterparty is based on a standard “supplytime 89” form with additional clauses and is based on Norwegian law. The charter period is 3 years from August 2007 and with 3x1 years options to extend. Malene Østervold Shipping AS has been acquired by NOS and renamed NOS Vessels in September 2008.
M/V Geowave Endeavour
The time charterparty for M/V Geowave Endeavour was entered into with Volstad Maritime on 1 September 2006. The charterparty is based on the “supplytime 89” form with additional clauses. Delivery under the charterparty was upon completed construction and delivery to Volstad Maritime in July 2008. The fixed period is 7 years from delivery with a 5x2 years option to extend.
M/V Geowave Voyager
The time charterparty for M/V Geowave Voyager and the seismic equipment was entered into between the Wavefield and Waveship AS as owner September 12, 2008. The charterparty consists of standard “supplytime 89” and is governed by Norwegian law. The fixed period is 7 years from delivery with 10 x1 years options to extend. Waveship was a fully owned subsidiary of Wavefield ASA, but was sold to NOS in September 2008.
M/V Discoverer II
The bareboat charter for M/V Discoverer II was entered into between Wavefield and Shanghai Offshore Petroleum Geophysical Corporation as owner April 1st 2008. The charter consists of standard “barecon 2001” and is governed by United States Code and the maritime law of the United States. The fixed period is 18 months from delivery with 2 x12 months options to extend.
Wavefield has entered into long term time charter agreements for the Geowave Champion, Geowave Voyager, Geowave Surveyor and Ocean Peal with Norwegian Services AS (NOS). This vehicle also has charter agreements for 2 other vessels held by the Østervold group.
7.6.3.2. Optoplan agreement
In December 2006, Wavefield acquired 35% of the shares in Optoplan, a seismic technology company based in Trondheim, Norway. The remaining 65% of the shares was acquired September 2007, this is made in tranches over a period of up to two and a half years, for a total amount of USD 42 million. In addition to purchasing the

OFFER DOCUMENT
remaining shares in Optoplan, Wavefield has invested in the building of a production facility and further development of the technology.
Wavefield has been granted an exclusive, non-transferable and nonsublicensable license to Optoplan’s and Weatherford’s technology within the field of world-wide seismic and electromagnetic monitoring, sensoring and recording for the oil and gas industry.
7.7 BOARD OF DIRECTORS, MANAGEMENT AND EMPLOYEES
The Wavefield group management is the following: Atle Jacobsen (CEO), Erik Hokholt (CFO), Mike Hodge (QHSE Manager), Jan B. Gateman (Senior VP), Peter Hooper (VP Operations), Rick Donoghue (VP Marketing), Jan -Åge Langeland (VP Technical from February 2006) and Morten Eriksrud (CEO in Optoplan).
The board of directors consists of Anders Farestveit (chairman), Dag Erik Rasmussen (director), Synne Syrrist (director), Kjell-Arne Oppebøen (director), Merete Myhrstad (director) and Eva Amundsen (Employee representative).
As of September 2008, Wavefield had 460 employees.
7.8 TREND INFORMATION
In the period between December 31, 2007 and the date of this Offer Document, Wavefield has not experienced any changes or trends outside the ordinary course of business that are significant to the company.
7.9 FINANCIAL INFORMATION FOR THE WAVEFIELD GROUP

7.9.1	Summary consolidated profit and loss account for the Wavefield Group for nine months of 2008 and full year 2007, 2006, 2005.

	First nine
	months	2007	2006	2005
	2008 IFRS,	IFRS,	IFRS,	IFRS,
($ in thousands)	unaudited	audited	audited	audited
Profit and loss statement
Revenues	$262,746	$203,047	$30,175	$4,453
EBITDA	115,031	94,132	15,830	3,566
EBIT	77,855	65,585	10,452	2,366
Profit before income taxes	72,414	69,918	11,203	2,347

Net income	$52,080	$57,792	$9,633	$1,723

7.9.2	Summary consolidated balance sheet for the Wavefield Group as of 30 September 2008 and year end 2007, 2006 and 2005

	30 September	2007	2006	2005
	2008 IFRS,	IFRS,	IFRS,	IFRS,
($ in thousands)	unaudited	audited	audited	audited
Balance sheet
Non-current assets	$406,380	$471,651	$81,524	$3,558
Current assets	163,029	123,912	116,452	20,140

Total assets	$569,410	$595,563	$197,976	$23,697

Shareholder’s equity	$348,600	$294,510	$151,480	$17,063

Non-current liabilities	118,957	158,003	22,315	—
Current liabilities	101,853	143,049	24,181	6,634

Total liabilities	$220,809	$301,052	$46,496	$6,634

OFFER DOCUMENT

7.9.3	Summary consolidated cash flow statement for the Wavefield Group for first nine months of 2008 and full year 2007, 2006, 2005

	First nine
	months
	2008	2007	2006
	IFRS,	IFRS,	IFRS,	2005 IFRS,
($ in thousands)	un-audited	audited	audited	audited
Cash flow from operations	$77,264	$86,117	($1,794)	$5,596
Cash flow from investments	(12,180)	(258,018)	(37,631)	(4,024)
Cash flow from financing	(67,946)	118,096	108,636	14,772

Change in cash/equivalents	($2,862)	($53,805)	$69,211	$16,344
7.9.4 Auditing of historical financial information
Wavefield’s auditor since June 2002 has been Ernst & Young AS. The address of Ernst & Young AS is Christian Frederiks plass 6, 0154 Oslo, Norway. Ernst & Young AS is a member of the Norwegian Institute of Public Accountants.
Ernst & Young AS has audited the company’s financial annual accounts for 2007, 2006 and 2005.
The audit reports for 2005, 2006 and 2007 have been issued without qualifications.
7.9.5 Significant changes in financial and trading position
No significant change has occurred in the financial or trading position of Wavefield since the end of the last financial period for which either audited financial information or interim financial information of the company have been published.
7.9.6 Legal and arbitration proceedings
Wavefield Inseis and its subsidiaries will from time to time be involved in disputes in the ordinary course of its business activities.
Wavefield Inseis Group has been involved in an arbitration process with TGS related to the failed merger process between the two companies. The parties reached a settlement on 9 November 2008. Under terms of the settlement, Wavefield shall pay to TGS USD 12.5 million and TGS shall charter a 2D vessel from Wavefield at favorable rates for an 18 month period beginning in April 2009. TGS shall also have the option to hire up to 24 months of un-contracted 3D vessel capacity from Wavefield over the next four years at favorable rates, securing Wavefield engagement for vessel capacity.
On 18 August 2008, Fitjar Mekaniske Verksted AS filed, with the district court of the municipality of Asker og Bærum in Norway, a claim for compensation against Wavefield related to a contract between Fitjar Mekaniske Verksted AS and Wavefield for the rebuild of Geowave Champion. The claim is of approximately USD 2.7 million.
7.10 INFORMATION REGARDING THE SHARES IN WAVEFIELD
7.10.1 Share capital and shareholding
Wavefield’s current share capital is NOK 5,175,330.44 consisting of 129,383,261 shares of one class only, each with a par value of NOK 0.04. The company’s share capital is fully paid up.
According to transcript from the VPS on November 19, 2008, Wavefield had a total of 935 shareholders, of which 771 were Norwegian and 164 were non-Norwegian shareholders.

OFFER DOCUMENT
Below is an overview of the 30 largest shareholders in Wavefield according to the VPS transcript as of November 10, 2008:

		Share capital
Rank	Investor	Shares held	% held	% cumulative
1	tgs nopec geophysical company asa	13,112,200	10.1%	10.1%
2	dresdner bank ag london branch	11,093,650	8.6%	18.7%
3	ubs ag	9,127,389	7.1%	25.8%
4	goldman sachs int. — equity -	8,848,579	6.8%	32.6%
5	anfar invest as	8,431,000	6.5%	39.1%
6	morgan stanley & co. inc.	5,517,664	4.3%	43.4%
7	geo innova as	5,137,000	4.0%	47.4%
8	orkla asa	3,450,000	2.7%	50.0%
9	bank of new york	3,321,626	2.6%	52.6%
10	bankenes sikringsfond lend acc	3,135,500	2.4%	55.0%
11	pictet & cie banquiers	2,551,945	2.0%	57.0%
12	state street bank and trust co.	2,343,463	1.8%	58.8%
13	verdipapirfond odin norden	2,321,600	1.8%	60.6%
14	state street bank and trust co.	2,226,517	1.7%	62.3%
15	citibank	2,012,671	1.6%	63.9%
16	perestroika as	1,600,000	1.2%	65.1%
17	kongsberg gruppen asa	1,517,000	1.2%	66.3%
18	taxus as	1,378,000	1.1%	67.3%
19	Økonomi regnskapsbistand as	1,352,764	1.0%	68.4%
20	odin offshore	1,350,000	1.0%	69.4%
21	zaragossa invest as	1,218,536	0.9%	70.4%
22	j.p. morgan bank luxembourg s.a.	945,046	0.7%	71.1%
23	avanse norge (ii) vpf	894,027	0.7%	71.8%
24	nordea bank sweden ab (publ)	853,416	0.7%	72.5%
25	skagen vekst	800,000	0.6%	73.1%
26	sis segaintersettle ag	780,603	0.6%	73.7%
27	storebrand livsforsikring as	746,857	0.6%	74.2%
28	vital forsikring asa	693,549	0.5%	74.8%
29	pareto aksje norge	680,600	0.5%	75.3%
30	sis segaintersettle ag 25pct	659,813	0.5%	75.8%

Total top 30 shareholders		98,101,015	75.8%	75.8%

Other shareholders		31,282,246	24.2%	100.0%

Total		129,383,261	100.0%	100.0%
Source: Wavefield
Note: Sector Asset Management, understood to be holding its shares through nominee accounts, holds 19,528,000 Wavefield shares representing 15.1% of Wavefield outstanding shares.
Among the shareholders listed above, the funds represented by Sector Asset Management hold 19,528,000 shares, Anfar Invest AS holds 8,109,000 and Geo Innova AS holds 5,137,000 as of the date of this Offer Document. Anfar Invest AS and Geo Innova AS are controlled by Anders Farestveit, Chairman of the Board of Directors of Wavefield. Those shareholders, holding an aggregate number of 32,774,000 shares, representing 25.33% of the outstanding share capital of Wavefield, have provided on November 9, 2008, irrevocable Pre-Acceptances to this Offer (see Sections 1.1.1 and 4.1).
7.10.2 Share option plan
The board of directors of Wavefield has been authorized to issue up to 5 million shares in connection with the company’s share option programs. The options generally vest over a period of two years and expire 2.5 — 3 years after the grant date or upon the employee or employer providing notice of termination of employment. Each

OFFER DOCUMENT
option may be exchanged into one share or — if so determined by the board of directors -settled in cash through the company’s payment of an amount equal to the difference between the market rate and the strike price.
Pursuant to Wavefield’s option plan, all outstanding options granted before July 2007 under the option plan may be exercised in full by the option holders upon a change in control of the company.
At the date of this Offer Document, a total of 5,388,000 options have been granted under such programs out of which 1,255,125 have been exercised and 157,500 have been terminated, and currently 3,975,375 options are outstanding. Out of the outstanding options, 2,617,875 may be exercised in full upon a change of control of the company.
7.10.3 VPS registration
Wavefield’s share register is operated through the VPS. The shares are registered in the VPS with securities number ISIN 0010295504. The company’s account holder (VPS registrar) is DnB NOR Bank ASA Verdipapirservice, Stranden 1, 0021 Oslo, Norway.
7.10.4 Listing at the stock exchange
The shares in Wavefield are listed on the Oslo Stock Exchange (OSE) (the Oslo Børs) with the ticker symbol “WAVE”.

OFFER DOCUMENT
8. SHORT PRESENTATION OF THE COMPANY
The Offer is made by CGGVeritas.
The shares of CGGVeritas are listed on the Euronext Paris SA (compartment A) (ISIN code: FR0000120164) and on the New York Stock Exchange (in the form of American Depositary Shares), under the common ticker code CGV.
CGGVeritas is incorporated according to the laws of France.
This Section includes certain selected information of CGGVeritas. A more extensive description of CGGVeritas situation is included in (i) the Company’s Form 20-F for the year ended 31 December 2007, which is available on the website for the U.S. Securities and Exchange Commission, www.sec.gov, and (ii) the French Listing Information Memorandum, which is available on the website of the French AMF, www.amf-france.org. Both documents will be provided upon written request made to the attention of either the Company (at the registered office) or the Manager in accordance with Section 4.24.
Information regarding CGGVeritas can be found at www.cggveritas.com. Investor information regarding CGGVeritas, including its latest financial statements, can be found at www.cggveritas.com.
8.1 INCORPORATION, REGISTERED OFFICE AND REGISTRATION NUMBER
The Company’s legal and commercial name is CGGVeritas. The Company is a French public limited company (société anonyme) organized under French law, registered with the Registre du commerce et des sociétés de Paris under number 969 202 241.
The Company’s registered office is located at Tour Maine Montparnasse, 33 avenue du Maine, 75015 Paris, France. The Company’s telephone number is +33 64 47 45 00 and the Web-address is: www.cggveritas.com.
8.2 HISTORY AND DEVELOPMENT
CGGVeritas results from the combination of Compagnie Générale de Géophysique (CGG) and Veritas DGC Inc. (Veritas). Those two companies have been pioneers in the advancement of geophysical exploration going back all the way to 1931. Here are a few highlights of the historical steps the Company has taken to become CGGVeritas:
1930s
1931	Compagnie Générale de Géophysique (CGG) is founded. Marcel Champin becomes Chairman.

1932	First CGG survey in West Africa.
1940s
1947	First seismic surveys in the Aquitaine basin (France).

1949	French crews survey the Gabon forest on behalf of SPAEF.
1950s
1953	CGG becomes a limited liability company. Discovery of reserves at Parentis, France.

1954	CGG buys its first IBM 604 computer and acquires an MT4 analogue computing center (for processing field data).

OFFER DOCUMENT
1956	SMG is created as an offshoot of the electronics department of CGG.

1958	Dual-vessel seismic exploration.
1960s
1960	CGG uses “multiple coverage” technology to analyze traces, and develops “Dropter”, the first non-explosive seismic source technique.

1962	SMG is renamed Sercel and introduces the AS 626 (24-trace transistor amplifier).

1963	Introduction of “deconvolution” in data processing.

1964	Early days of single-vessel seismic exploration.

1965	Digital Consultants Inc. is founded in Houston by six engineers and geophysicists who share the vision of bringing evolving digital computing technology to the geophysical industry — a new concept. The Company carries out its first data interpretation job in the North Sea.

1966	CGG opens first seismic data processing center in Massy, France. Digital Consultants install state-of-the-art SDS-9300 computer that allowed multi-trace, multi-task programming without tape output. First marine project — QC work onboard two wooden-hulled marine seismic vessels in the North Sea, where WWII mines were still drifting!

1967	CGG installs EMR computers. Digital Consultants deploys its first land seismic crew.

1968	In Calgary, CGG opens first data processing center outside France. Sercel launches the SN 328 (48-trace digital amplifier).

1969	CGG develops a “migration” processing algorithm. Digital Consultants reincorporates as Digicon Inc. and goes public on the American Stock Exchange.
1970s
1970	Now with approximately 300 employees worldwide, Digicon opens its first overseas data processing center in Singapore.

1971	CGG introduces 3D seismic exploration with “wide-line profiling” and is the first contractor to tow three parallel streamers. Digicon opens second overseas data processing center in East Grinstead, U.K.

1974	In Calgary, Rafael B. Cruz & Associates Ltd. is purchased by David B. Robson and renamed Veritas, the Latin word meaning “truth”.

1976	CGG opens data processing centers in London, UK, and Denver, USA.

1977	CGG opens data processing center in Houston, USA.

1978	Veritas purchases FPS (Floating Point Systems) CPUs to replace Array Processors, achieving substantial increase in processing speed. CGG performs first 3D survey in the North Sea.

1979	Digicon deploys the geophysical industry’s first-ever digital marine seismic streamer — the DSS-240. Digicon becomes the first geophysical company to offer commercial depth migration.

OFFER DOCUMENT
1980s
1980	Digicon develops and markets ‘DISCO’ seismic data processing software running on DEC’s VAX 11/780 computer system.

1981	CGG listed on Paris Stock Exchange and introduces combo crews (combined vibroseismic-explosive crews). Digicon employee John Sherwood invents DMO (Dip Move Out) data processing technique.

1982	Veritas processes the industry’s first-ever 3D seismic survey in Canada.

1983	Digicon opens new data processing center in Brisbane, Australia — a significant expansion into new Asia Pacific markets.

1984	In Massy, CGG installs the largest computer of the time, the Cray 1S.

1987	Digicon records its first non-exclusive 3D marine data library program (in Mobile Bay, Gulf of Mexico). Hampson-Russell Software is founded in Calgary, Canada.

1988	Digicon launches Massively Parallel Processing (MPP) initiative, including development of new SeismicTANGO data processing system to replace DISCO.
1990s
1990	Veritas pioneers the routine use of helicopters for land seismic data acquisition, increasing productivity threefold while reducing impact on the environment.

1992	Veritas launches ‘SAGE’ data processing system, probably the most advanced production processing system available at this time.

1993	CGG launches 3D seismic vessel ‘Harmattan’, able to tow five streamers. Veritas, now employing about 450 staff, goes public on the Toronto Stock Exchange.

1994	CGG carries out first 4D seismic surveys. Digicon becomes the first geophysical company to offer pre-stack time migration (3D MOVES).

1996	Digicon and Veritas combine to form Veritas DGC Inc. which immediately upgrades its asset base, installing new HP and SUN computer systems and an NEC SX-4 supercomputer to enhance data processing capabilities.

1997	CGG is listed on the New York Stock Exchange. Veritas DGC acquires Rees Geophysical (a land seismic acquisition company) in Oman.

1998	CGG carries out offshore surveys in the Gulf of Mexico. Veritas DGC vessel, the SR/V Veritas Viking, sets record by towing the industry’s first 12,000-meter streamer. Veritas DGC installs industry-first, new-generation Data Visualization Center in Houston, USA.

1999	Robert Brunck becomes Chairman and CEO of CGG. Sercel acquires Syntron, market leader in marine geophysical equipment. Veritas DGC acquires Time Seismic Exchange, a growing land seismic data library company in Canada, and Guardian Data Systems, a data archiving and transcription company based in Australia.
2000s
2000	Veritas opens new headquarters building in Houston, U.S.A. and installs three more Data Visualization Centers in Crawley, U.K., Calgary, Canada, and Perth, Australia.

2001	CGG purchases two seismic survey vessels and multi-client data from Aker Maritime.

OFFER DOCUMENT
2002	CGG’s Kuala Lumpur data processing center becomes one of the Company’s three main regional hubs, after London and Houston.

2003	Sercel acquires Sodera, one of the main suppliers of airguns.

2004	CGG launches WaveVista, wave equation depth imaging software. Sercel buys Thales Underwater Systems, Orca Instrumentation and Createch Industrie. David B. Robson retires from Veritas DGC; Thierry Pilenko takes over as Chairman and CEO.

2005	Veritas DGC celebrates its 40th anniversary and acquires Hampson-Russell seismic interpretation software group. Veritas DGC builds new Global Processing Facility (powered by 64-bit AMD Opteron™ dual-core processors) in Houston, doubling its seismic data processing power. CGG launches Eye-D reservoir solutions service, and acquires Exploration Resources, increasing its fleet to 13 vessels.

2006	CGG celebrates its 75th anniversary. CGG and Veritas DGC enter into a definitive merger agreement.

2007	CGG and Veritas combine to create CGGVeritas, a leading global geophysical services and equipment company.
8.3 BUSINESS DESCRIPTION
CGGVeritas is a global participant in the geophysical seismic industry, as a manufacturer of geophysical equipment and providing a wide range of services (seismic data acquisition and related processing and interpretation software) principally to clients in the oil and gas exploration and production business.
Geophysical Equipment segment is developed and marketed by Sercel, the market leader in the development and production of seismic acquisition systems and specialized equipment in the land and offshore seismic markets.
Geophysical Services segment is composed of:
•	land contract: seismic data acquisition for land, transition zones and shallow water undertaken by us on behalf of a specific client;

•	multi-client land: seismic data acquisition for land, transition zones and shallow water undertaken by us and licensed to a number of clients on a non-exclusive basis;

•	marine contract: seismic data acquisition offshore undertaken by us on behalf of a specific client;

•	multi-client marine: seismic data acquisition offshore undertaken by us and licensed to a number of clients on a non-exclusive basis; and

•	processing and imaging: processing, imaging and interpretation of geophysical data, data management and reservoir studies for clients.
CGGVeritas is a recognized leader in data processing & imaging services, made available via a worldwide network of 49 open seismic data processing centers and 15 client-dedicated centers. A suite of advanced technologies, developed and honed from the continuous innovation, takes seismic data processing into the reservoir and greatly enhances reservoir knowledge to improve exploitation.
CGGVeritas offers the world-famous Hampson-Russell software that has delivered innovative interpretive solutions since 1987. Hampson-Russell software makes sophisticated technology easily accessible by the working geophysicist and has an installed base of more than 1,400 licences at over 500 petroleum and service companies worldwide.
CGGVeritas has 110 years of combined operating experience and a recognized track record of technological leadership in the science of geophysics. The Company is therefore well placed to capitalize on the growing importance of seismic as a key technology for enhancing the E&P performance of its broad base of clients which includes independent, international and national oil companies.

OFFER DOCUMENT
8.4 LEGAL STRUCTURE
The figure below sets forth the legal structure of CGGVeritas Group. CGGVeritas is a holding company.
Figure 8-1: The Legal structure of CGGVeritas
Source: The Company
The above companies are the only close associates of the Company, as defined in the Securities Trading Act Section 2-5.

OFFER DOCUMENT
8.5 SHARE CAPITAL AND SHAREHOLDER MATTERS
8.5.1 The share capital
As of November 6, 2008, the Company’s share capital is EUR 55,071,162 divided into 137,677,905 shares each with a nominal value of EUR 0.40.
8.5.2 The shares
The Company has one class of shares. However, the by-laws of the Company (statuts) provide that each ordinary share that is fully paid and has been held in registered form by the same shareholder for a period of at least two consecutive years will entitle such shareholder to two votes at meetings of shareholders (for instance, as of September 30, 2008, IFP had held 6,540,610 fully paid ordinary shares (adjusted from stock-split) in registered form for two consecutive years, giving IFP 9.06% of the voting power of the outstanding ordinary shares as at such date). Other than in this respect, the Company’s ordinary shares carry identical voting rights.
The by-laws provide that fully paid ordinary shares may be held in either registered form or bearer form at the option of the shareholder. Substantially all ordinary shares held by shareholders other than IFP are presently held in bearer form.
8.5.3 Share capital development and share price evolution
The table below sets forth developments in the Company’s share capital since 2006.
Table 8-1: Development in share capital (figures in EUR)

						Successive
			Number		Amount of	amounts of
Fiscal		Nominal	of options	Amount of the	the capital	the share
year	Transaction	value	issued	share premium	variation	capital
2008	Exercise of stock options as of September 30, 2008	€0.40	18,150	€152,697.45	€7,260	€55,076,054
	Reduction in capital as of July 30, 2008	€0.40	(13,265)	—	€(5,306)	€55,068,794
	Exercise of stock options as of June 30, 2008	€0.40	44,115	€507,176.15	€17,646	€55,074,100
	Five-for-one stock split effective as of June 3, 2008	€0.40
	Exercise of stock options as of April 28, 2008	€2	10,735	€623,176.06	€21,470	€54,956,750
	Exercise of stock options as of March 31, 2008	€2	16,882	€784,433.36	€33,764	€54,935,280
2007	Exercise of stock options as of December 31, 2007	€2	24,321	€956,036.05	€48,642	€54,901,516
	Exercise of stock options as of September 30, 2007	€2	40,243	€1,938,835.11	€80,486	€54,852,874
	Reduction in capital as of August 1, 2007	€2	(4,202)	—	€(8,404)	€54,772,388
	Exercise of stock options as of June 30, 2007	€2	137,224	€4,297,958.70	€274,448	€54,780,792
	Exercise of stock options as of March 31, 2007	€2	29,637	€1,474,361.70	€59,274	€54,506,344
	Share capital increase as of February 27, 2007	€2	301,079	€48,889,208	€602,158	€54,447,070
	Share capital increase as of January 26, 2007	€2	108,723	€16,449,789.90	€217,446	€53,844,912
	Share capital increase as of January 18, 2007	€2	8,275	€1,234,630	€16,550	€53,627,466
	Share capital increase as of January 10, and January 11, 2007	€2	9,207,570	€1,351,671,276	€18,415,140	€53,610,916
2006	Exercise of stock options as of December 31, 2006	€2	90,778	€4,194,919.18	€181,556	€35,195,776

OFFER DOCUMENT

						Successive
			Number		Amount of	amounts of
Fiscal		Nominal	of options	Amount of the	the capital	the share
year	Transaction	value	issued	share premium	variation	capital
	Exercise of stock options as of September 30, 2006	€2	21,664	€1,170,790.94	€43,328	€35,014,220
	Exercise of stock options as of June 30, 2006	€2	8,117	€275,011.16	€116,234	€34,970,892
	Exercise of stock options as of May 31, 2006 and conversion of 2,525 convertible bonds due 2012	€2	321,962	€2,237,028.70	€643,924	€34,954,658
	Exercise of stock options as of March 31, 2006	€2	73,687	€4,067,039.79	€147,374	€34,310,734
Source: The Company
The tables below set forth, for the periods indicated, the reported high and low prices for the outstanding ordinary shares on Euronext Paris.
The table below indicates the high and low market prices for our most recent six months:
Table 8-2: share price evolution (figures in EUR)

	Price per Share(1)
(€)	High	Low
2008
September	28.40	20.06
August	28.31	22.60
July	30.06	21.30
June(2)	36.90	27.73
May	184.09	157.60
April	173.25	151.50

(1)	Source: Euronext Paris.

(2)	Five-for-one stock split effective as of June 3, 2008
The table below indicates the quarterly high and low market prices for our two most recent financial years until the third quarter of 2008 (Table 8-2 bis)

	Price per Share(1)
(€)	High	Low
2008
Third Quarter	30.06	20.06
Second Quarter(2)	36.90	27.73
First Quarter	199.99	131.11
2007
First Quarter	167.00	138.11
Second Quarter	186.00	151.10
Third Quarter	231.83	163.13
Fourth Quarter	241.49	173.11
2006
First Quarter	121.30	75.25
Second Quarter	164.00	108.00

OFFER DOCUMENT

	Price per Share(1)
(€)	High	Low
Third Quarter	140.00	112.80
Fourth Quarter	166.40	113.80

(1)	Source: Euronext Paris.

(2)	Five-for-one stock split effective as of June 3, 2008
The table below indicates the high and low market prices for the five most recent financial years (Table 8-2-ter):

	Price per Share(1)
(€)	High	Low
2007	241.49	138.11
2006	166.40	75.25
2005	89.00	50.20
2004	56.50	29.70
2003	32.30	9.11

(1)	Source: Euronext Paris.
8.5.4 Shareholding
The Company’s shareholding as of September 30, 2008 is set forth in the table below:
Table 8-2: CGGVeritas shareholding

	30 September 2008
			Voting	% voting
Shareholders	Shares	% in shares	rights(*)	rights(*)
Institut Français du Pétrole	6,540,610	4.75%	13,081,220	9.06%
FCPE “CGG Actionnariat”	82,750	0.06%	165,500	0.11%
Miscellaneous	1,033,316	0.75%	1,170,951	0.81%
Public	130,033,460	94.44%	130,033,460	90.02%
Number of outstanding shares and voting rights	137,690,136	100.00%	144,451,131	100.00%

(*)	as of September 30, 2008, there are no outstanding shares without voting rights.
Source: The Company
8.5.5 Securities number
The shares of CGGVeritas are listed on the Euronext Paris SA (compartment A) (ISIN code: FR0000120164) and on the New York Stock Exchange (in the form of American Depositary Shares), under the common ticker code CGV.
8.5.6 Own shares
As of the date of this Offer Document, the Company does not own any shares in the Company.
For further details with respect to share buy-back programs, please refer to the French Listing Information Memorandum.

OFFER DOCUMENT
8.5.7 Stock options
Pursuant to various resolutions adopted by the Board of Directors, the Group has granted options to purchase ordinary shares to certain employees, executive officers and directors of the Group.
Options granted under the provisions of the March 2001 option plan, which expires eight years from the date of grant, are vested by one-fifth each year from March 2001 and could not generally be exercised before March 14, 2004 and for the options to subscribe for 1,000 shares or more, the shares resulting from the exercise of those options could not be sold before January 18, 2005.
Options granted under the May 2002 option plan, which expires eight years from the date of grant, are vested by one-fifth each year from May 2002 and could not generally be exercised before May 16, 2005. Moreover, for options to subscribe for 1,000 shares or more, the shares resulting from the exercise of those options could not be sold before May 15, 2006.
Options granted under the May 2003 option plan, which expires eight years from the date of grant, are vested by one-fourth each year from May 2003 and could not generally be exercised before May 16, 2006. Moreover, for options to subscribe for 1,000 shares or more, the shares resulting from the exercise of those options could not be sold before May 16, 2007.
Options granted under the May 2006 option plan, which expires eight years from the date of grant, are vested by one-fourth each year from May 2006 and could not generally be exercised before May 12, 2010. Moreover, for options to subscribe for 1,000 shares or more, the shares resulting from the exercise of those options could not be sold before May, 2010. Out of the 202,500 options granted in May 2006, 136,000 were granted to the executive managers of the Group.
Options granted under the March 2007 option plan, which expires eight years from the date of grant, are vested by one-third each year from March 2007 and, once vested, can be exercised at anytime. For the French tax residents, the shares resulting from the exercise of those options may not be sold before March 24, 2011. Out of the 261,750 options granted in March 2007, 135,000 were granted to the executive officers.
Options granted under the March 2008 option plan, which expires eight years from the date of grant, are vested by one-third from March 2008 and, once vested, can be exercised at anytime. For the French tax residents, the shares resulting from the exercise of those options may not be sold before March 15, 2012. Out of the 237,700 options granted in March 2008, 117,000 were granted to the executive officers.
The exercise price of each option is the average market value of the share during the twenty-day period ending the day before the date the option is allocated.
Information relating to options outstanding at September 30, 2008 is summarized below:

		Options outstanding	Exercise	Fair value per
Date of Board of	Options	at September 30,	price per	share at the
Directors’ Resolution	granted	2008	share	grant date		Expiration date
March 14, 2001	1,280,000	257,370	€13.08	(a	)	March 13, 2009
May 15, 2002	690,500	251,085	€7.99	(a	)	May 14, 2010
May 15, 2003	849,500	348,000	€2.91	€2.23	(b)	May 14, 2011
May 11, 2006	1,012,500	955,835	€26.26	€14.97	(c)	May 10, 2014
March 23, 2007	1,308,750	1,231,250	€30.40	€12.65	(d)	March 22, 2015
March 14, 2008	1,188,500	1,168,500	€32.57	€12.06	(e)	March 14, 2016
Total	6,329,750	4,212,040

(a)	Application of IFRS2 is prospective for options granted from November 7, 2002.

(b)	Based on a volatility of 57% and a risk-free rate of 3.9%.

(c)	Based on a volatility of 35% and a risk-free rate of 3.8%.

(d)	Based on a volatility of 36% and a risk-free rate of 3.95%.

(e)	Based on a volatility of 39% and a risk-free rate of 3.47%.
A summary of the Company’s stock option activity, and related information for the period ended September 30, 2008, follows:

OFFER DOCUMENT

	September 30, 2008		December 31, 2007
	Number of	Weighted average	Number of	Weighted average
	options	exercise price in €	options	exercise price in €
Outstanding-beginning of period	3,306,000	21.84	3,253,985	13.59
Granted	1,188,500	32.57	1,308,750	30.40
Exercised	(212,110)	11.66	(1,157,125)	7.89
Forfeited	(70,350)	20.99	(99,610)	26.94
Outstanding-end of period	4,212,040	25.40	3,306,000	21.84
8.5.8 Shareholder agreements
The Company has not entered into agreements with any shareholders.
8.5.9 Takeover offers
As per the date of the Offer Document, the Company is not aware of any parties, which have made any unconditional mandatory offer or any conditional Voluntary Offer for all outstanding shares in the Company.
8.6 BOARD OF DIRECTORS — MANAGEMENT — EMPLOYEES
The Company’s board of directors is composed of Robert Brunck (Chairman and CEO), Yves Lesage (director), Christian Marbach (director), Jean Roger Dunand (director), Robert Semmens (director), Daniel Valot (director), Olivier Appert (director), Rémi Dorval (director), Thierry Pilenko (director), Terence Young (director), David Work (director) and Loren Carroll (director).
Thierry Le Roux is President and COO of the Company, non-director.

CGGVeritas has a total workforce of approximately 8,000 staff operating worldwide, including Sercel.
8.7 SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
Table 8-3: Historical consolidated balance sheets for CGGVeritas (unaudited for Q3 2008)
CONSOLIDATED BALANCE SHEETS

	September 30, 2008
	(unaudited)		December 31, 2007
amounts in millions of	€	U.S.$ (1)	€	U.S.$ (2)
ASSETS
Cash and cash equivalents	317.5	454.1	254.3	374.4
Trade accounts and notes receivable, net	714.6	1,022.1	601.9	886.1
Inventories and work-in-progress, net	266.6	381.3	240.2	353.6
Income tax assets	38.1	54.5	34.6	50.9
Other current assets, net	82.3	117.6	89.6	131.9
Assets held for sale	9.4	13.4	—	—
Total current assets	1,428.5	2,043.0	1,220.6	1,796.9
Deferred tax assets	83.7	119.6	81.4	119.8

OFFER DOCUMENT

	September 30, 2008
	(unaudited)		December 31, 2007
amounts in millions of	€	U.S.$ (1)	€	U.S.$ (2)
Investments and other financial assets, net	24.7	35.3	32.0	47.1
Investments in companies under equity method	46.7	66.8	44.5	65.5
Property, plant and equipment, net	644.6	922.0	660.0	971.6
Intangible assets, net	784.4	1,121.9	680.5	1,001.8
Goodwill	2,001.0	2,862.0	1,928.0	2,838.2
Total non-current assets	3,585.1	5,127.6	3,426.4	5,044.0
TOTAL ASSETS	5,013.6	7,170.6	4,647.0	6,840.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Bank overdrafts	8.0	11.5	17.5	25.8
Current portion of financial debt	89.6	128.2	44.7	65.8
Trade accounts and notes payable	257.1	367.7	256.4	377.4
Accrued payroll costs	116.9	167.2	113.2	166.4
Income taxes liability	78.7	112.6	59.1	87.1
Advance billings to customers	46.8	67.0	51.9	76.4
Provisions — current portion	9.9	14.0	9.6	14.2
Other current liabilities	124.9	178.6	109.0	160.5
Total current liabilities	731.9	1,046.8	661.4	973.6
Deferred tax liabilities	166.4	237.9	157.7	232.2
Provisions — non-current portion	84.7	121.0	76.5	112.7
Financial debt	1,318.9	1,886.4	1,298.8	1,912.0
Other non-current liabilities	27.5	39.3	27.0	39.7
Total non-current liabilities	1,597.5	2,284.6	1,560.0	2,296.6
Common stock: 275,605,504 shares authorized 137,690,136 shares with a €0.40 nominal value issued and outstanding at September 30, 2008; 137,253,790 at December 31, 2007 (3)	55.1	78.8	54.9	80.8
Additional paid-in capital	1,822.0	2,606.0	1,820.0	2,679.2
Retained earnings	801.2	1,146.0	538.6	792.9
Treasury shares	(14.9)	(21.3)	(3.9)	(5.7)
Net income (loss) for the period - Attributable to the Group	213.5	305.4	245.5	360.8
Income and expense recognized directly in equity	(29.7)	(42.6)	(5.1)	(7.5)
Cumulative translation adjustment	(201.3)	(287.9)	(248.4)	(365.1)
Total shareholders’ equity	2,645.9	3,784.4	2,401.6	3,535.4
Minority interests	38.3	54.8	24.0	35.3
Total shareholders’ equity and minority interests	2,684.2	3,839.2	2,425.6	3,570.7
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	5,013.6	7,170.6	4,647.0	6,840.9

(1)	Dollar amounts represent euro amounts converted at the exchange rate of US$1.430 per € on the balance sheet date.

(2)	Dollar amounts represent euro amounts converted at the exchange rate of US$1.472 per € on the balance sheet date.
Number of shares at December 31, 2007 has been restated to reflect the five-for-one stock split on June 3, 2008.
Source: CGGVeritas

OFFER DOCUMENT
Table 8-4: Historical consolidated statements of operations for CGGVeritas (unaudited for Q3 2008)
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended September 30,
	2008		2007
except per share data, amounts in millions of	€	U.S.$(1)	€	U.S.$(1)
Operating revenues	691.6	1,062.2	607.2	828.6
Other income from ordinary activities	0.4	0.5	(0.2)	(0.2)
Income from ordinary activities	692.0	1,062.7	607.0	828.4
Cost of operations	(445.1)	(683.7)	(431.5)	(588.3)
Gross profit	246.9	379.0	175.5	240.1

Research and development expenses — net	(11.3)	(17.4)	(12.2)	(16.7)
Selling, general and administrative expenses	(59.5)	(91.5)	(51.6)	(70.7)
Other revenues (expenses) — net	(1.3)	(2.0)	3.0	4.1
Operating income before reduction of goodwill	174.8	268.1	114.7	156.8
Reduction of goodwill	(2.0)	(3.0)	—	—
Operating income	172.8	265.1	114.7	156.8

Expenses related to financial debt	(21.8)	(33.4)	(27.3)	(37.4)
Income provided by cash and cash equivalents	3.1	4.8	2.2	3.0
Cost of financial debt, net	(18.7)	(28.6)	(25.1)	(34.4)

Other financial income (loss)	4.0	6.1	(2.9)	(3.8)
Income of consolidated companies before income taxes	158.1	242.6	86.7	118.6

Deferred taxes on currency translation	(4.6)	(7.1)	6.6	8.9
Other income taxes	(47.5)	(72.9)	(25.9)	(35.7)
Income taxes	(52.1)	(80.0)	(19.3)	(26.8)

Net income from consolidated companies	106.0	162.6	67.4	91.8

Equity in income of investees	(0.6)	(0.9)	1.3	1.7
Net income	105.4	161.7	68.7	93.5

Attributable to:
Shareholders	102.1	156.6	69.6	94.7
Minority interest	3.3	5.1	(0.9)	(1.2)
Weighted average number of shares outstanding	137,687,693	137,687,693	137,031,578	137,031,578
Dilutive potential shares from stock-options	596,184	596,184	1,166,243	1,166,243
Dilutive potential shares from free shares	648,938	648,938	554,063	554,063
Adjusted weighted average number of shares and assumed option exercises when dilutive	138,932,815	138,932,815	138,751,884	138,751,884

Net earning per share attributable to shareholders
Basic	0.74	1.14	0.51	0.69
Diluted	0.73	1.13	0.50	0.68

(1)	Corresponding to the nine months ended September 30 in US dollars less the six months ended June 30 in US dollars.

OFFER DOCUMENT
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
Financial data for the nine months ended September 30, 2007 include Veritas results beginning January 12, 2007, the date of the merger between CGG and Veritas.

	Nine months ended September 30,
	2008		2007
except per share data, amounts in millions of	€	U.S.$(1)	€	U.S.$(2)
Operating revenues	1,835.6	2,809.1	1,770.5	2,374.6

Other income from ordinary activities	0.7	1.1	0.3	0.3
Income from ordinary activities	1,836.3	2,810.2	1,770.8	2,374.9

Cost of operations	(1,233.3)	(1,887.3)	(1,213.9)	(1,628.1)
Gross profit	603.0	922.9	556.9	746.8
Research and development expenses — net	(35.5)	(54.3)	(42.9)	(57.5)
Selling, general and administrative expenses	(182.5)	(279.4)	(167.7)	(225.0)
Other revenues (expenses) — net	9.2	14.0	12.4	16.7
Operating income before reduction of goodwill	394.2	603.2	358.7	481.0
Reduction of goodwill	(2.0)	(3.0)
Operating income	392.2	600.2	358.7	481.0

Expenses related to financial debt	(67.1)	(102.7)	(95.4)	(127.9)
Income provided by cash and cash equivalents	7.3	11.0	10.3	13.8
Cost of financial debt, net	(59.8)	(91.7)	(85.1)	(114.1)
Variance on derivative on convertible bonds	—	—	—	—
Other financial income (loss)	2.9	4.5	(2.5)	(3.3)
Income of consolidated companies before income taxes	335.3	513.0	271.1	363.6

Deferred taxes on currency translation	(4.7)	(7.1)	9.4	12.6
Other income taxes	(111.8)	(171.1)	(100.7)	(135.1)
Income taxes	(116.5)	(178.2)	(91.3)	(122.5)
Net income from consolidated companies	218.8	334.8	179.8	241.1

Equity in income of investees	2.4	3.7	2.5	3.4
Net income	221.2	338.5	182.3	244.5

Attributable to:
Shareholders	213.5	326.7	179.6	240.9
Minority interest	7.7	11.8	2.7	3.6
Weighted average number of shares outstanding	137,498,471	137,498,471	133,691,860	133,691,860
Dilutive potential shares from stock-options	692,047	692,047	1,002,475	1,002,475
Dilutive potential shares from free shares	648,938	648,938	554,063	554,063
Adjusted weighted average number of shares and assumed option exercises when dilutive	138,839,456	138,839,456	135,248,398	135,248,398
Net earning per share attributable to shareholders

Basic	1.55	2.38	1.34	1.80
Diluted	1.54	2.35	1.33	1.78

OFFER DOCUMENT

(1)	Dollar amounts represent euro amounts converted at the average exchange rate for the period of U.S.$1.530 per €.

(2)	Dollar amounts represent euro amounts converted at the average exchange rate for the period of U.S.$1.341 per €.
Table 8-5: Historical consolidated statements of cash flows for CGGVeritas (unaudited for Q3 2008)
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
Financial data for the nine months ended September 30, 2007 include Veritas results beginning January 12, 2007, the date of the merger between CGG and Veritas.

	Nine months ended September 30,
	2008		2007
amounts in millions of	€	U.S.$(1)	€	U.S.$(2)
OPERATING
Net income	221.2	338.5	182.3	244.5
Depreciation and amortization	155.0	237.2	139.0	186.4
Multi-client surveys amortization	186.2	284.9	227.2	304.7
Variance on provisions	5.5	8.4	4.9	6.6
Expense & income calculated on stock-option	17.7	27.1	14.4	19.3
Net gain on disposal of fixed assets	(1.4)	(2.1)	—	—
Equity in income of affiliates	(2.4)	(3.7)	(2.5)	(3.4)
Dividends received from affiliates	1.1	1.7	5.2	7.0
Other non-cash items	(5.5)	(8.4)	(7.8)	(10.4)
Net cash including net cost of financial debt and income taxes	577.4	883.6	562.7	754.7
Less net cost of financial debt	59.9	91.7	85.1	114.1
Less income taxes expenses	116.5	178.3	91.3	122.5
Net cash excluding net cost of financial debt and income taxes	753.8	1,153.6	739.1	991.3
Income taxes paid	(100.9)	(154.5)	(102.2)	(137.1)
Net cash before changes in working capital	652.9	999.1	636.9	854.2
- change in trade accounts and notes receivables	(118.5)	(181.3)	(128.3)	(172.1)
- change in inventories and work-in-progress	(22.4)	(34.3)	(14.1)	(18.9)
- change in other current assets	28.5	43.6	6.9	9.3
- change in trade accounts and notes payable	(11.4)	(17.4)	(43.5)	(58.3)
- change in other current liabilities	(12.0)	(18.4)	14.7	19.7
Impact of changes in exchange rate	11.6	17.8	(13.2)	(17.8)
Net cash provided by operating activities	528.7	809.1	459.4	616.1
INVESTING
Total purchases of tangible and intangible assets (included variation of fixed assets suppliers))	(118.8)	(181.8)	(187.4)	(251.3)
Increase in multi-client surveys	(283.4)	(433.7)	(278.4)	(373.4)
Proceeds from disposals tangible and intangible	0.7	1.1	25.4	34.1
Proceeds from financial assets	8.8	13.5	—	—
Acquisition of investments, net of cash & cash equivalents acquired(3)	(21.4)	(32.7)	(1,051.7)	(1,410.5)
Variation in loans granted	(5.5)	(8.4)	(0.5)	(0.7)
Variation in subsidies for capital expenditures	(0.1)	(0.2)	(0.1)	(0.1)
Variation in other financial assets	(2.0)	(3.1)	17.0	22.7
Net cash from investing activities	(421.7)	(645.3)	(1,475.7)	(1,979.2)
FINANCING
Repayment of long-term debts	(18.1)	(27.7)	(627.5)	(841.6)
Total issuance of long-term debts	37.0	56.6	1,734.9	2,326.8
Reimbursement on leasing	(5.6)	(8.6)	(8.1)	(10.9)
Change in short-term loans	(9.4)	(14.4)	8.2	11.0
Financial interest paid	(45.5)	(69.6)	(87.3)	(117.1)
Net proceeds from capital increase
- from shareholders(3)	2.5	3.8	8.1	10.9

OFFER DOCUMENT

	Nine months ended September 30,
	2008		2007
amounts in millions of	€	U.S.$(1)	€	U.S.$(2)
Dividends paid and share capital reimbursements
- from minority interest of integrated companies	(1.4)	(2.1)	(6.1)	(8.1)
Buying & sales of own shares	(10.9)	(16.7)	0.7	0.9
Net cash provided by financial activities	(51.4)	(78.7)	1,022.9	1,371.9
Effects of exchange rate changes on cash	7.6	(5.4)	(12.2)	8.7
Net increase (decrease) in cash and cash equivalents	63.2	79.7	(5.6)	17.5
Cash and cash equivalents at beginning of year	254.3	374.4	251.8	331.6
Cash and cash equivalents at end of period	317.5	454.1	246.2	349.1

(1)	Dollar amounts represent euro amounts converted at the average exchange rate for the period of U.S.$1.530 per € (except cash and cash equivalents balances converted at the closing exchange rate of U.S.$1.430 per € at September 30, 2008 and of U.S.$1.472 per € at December 31, 2007).

(2)	Dollar amounts represent euro amounts converted at the average exchange rate for the period of U.S.$1.341 per € (except cash and cash equivalents balances converted at the closing exchange rate of U.S.$1.418 per € at September 30, 2007 and of U.S.$1.317 per € at December 31, 2006).

(3)	At September 30, 2007, the capital increase related to the acquisition of Veritas has been reclassified from “Net proceeds from capital increase” to “Total net acquisition of Investments” to harmonize the presentation of the cash flow statement with our annual report Form 20-F for the year ended December 31, 2007.
Table 8-6: Historical consolidated balance sheets for CGGVeritas (unaudited for Q3 2008)
Statement of income and expenses attributable to shareholders

	September 30,
	2008	2007
	(amounts in
	millions of euros)
Net income	213.5	179.6
- Change in actuarial gains and losses on pension plan	(0.6)	(1.1)
- Change in fair value of available-for-sale investments(1)	(14.5)	—
- Change in fair value of hedging instruments	(10.1)	(1.2)
- Change in foreign currency translation adjustment	47.1	(133.1)

Income and expenses recognized directly in equity for the period	235.4	44.2

(1)	The change in fair value of available for sale investments corresponds to the fair value adjustment of our shareholding in Offshore Hydrocarbon Mapping (“OHM”). Because its shares are listed on the Alternative Investment Market (London Stock Exchange), OHM is recognized at the fair value based on closing share price of 0.23 GBP as of September 30, 2008. In light of the current market turmoil, we have considered that the decrease in value of OHM’s share price at September 30, 2008 does not reflect a permanent loss in value.
8.8 INFORMATION REGARDING LEGAL DISPUTES
On October 20, 2006, a complaint was filed against CGGVeritas’ subsidiary, Sercel Inc., in the United States District Court for the Eastern District of Texas. The complaint alleges that several of Sercel Inc.’s seismic data acquisition products that include micro electromechanical systems (MEMS) infringe a U.S. patent allegedly owned by the plaintiffs. The plaintiffs have requested a permanent injunction prohibiting Sercel Inc. from making, using, selling, offering for sale or importing the equipment in question into the United States and have sought an unspecified amount of damages. Sercel is confident that the products in question do not infringe any valid claims of the patent in question and intends to contest this claim vigorously. During 2007, the discovery process took place as did the claims construction portion of the patent litigation procedure. CGGVeritas does not believe this litigation will have a material adverse effect on its financial position or results of operations. Accordingly, no provision has been recorded in its consolidated financial statements, except for the fees related to preparing the defense. There was no major evolution since April 23, 2008 (date on which the 20-F report and the French annual report were filed).
On July 7, 2008, CGGVeritas sent a writ of summons to Arrow Seismic ASA claiming damages of approximately U.S.$70 million. CGGVeritas claims that Arrow Seismic ASA discontinued the negotiations for

OFFER DOCUMENT
a mid-term charter for a new-build 3D vessel as a consequence of PGS’s purchase of Arrow, although CGGVeritas considered a binding agreement had been entered into between the parties due to the advanced stage of negotiations. There was no major evolution in CGGVeritas’ claim against Arrow Seismic ASA since July 7, 2008.

OFFER DOCUMENT
9. TAXATION
9.1 TAXATION IN NORWAY
The following is a summary of certain Norwegian tax consequences for Wavefield Shareholders accepting the Offer who are resident in Norway for tax purposes. This summary is based on applicable rules and regulations as of the date of this Offer Document, and is subject to any changes in law occurring after such date, changes which, in respect of Norwegian taxes, could be made on a retrospective basis. The summary is solely intended to provide general guidelines and does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to acquire, own or dispose of CGGVeritas Shares.
The tax treatment of each Wavefield Shareholder may depend on the Wavefield Shareholder’s specific situation. Investors should consult their professional advisers on the possible tax consequences of their subscribing for, purchasing, holding, selling or redeeming shares under the laws of their countries of citizenship, residence, ordinary residence or domicile.
Please note that for the purpose of the summary below, a reference to a Norwegian or foreign shareholder refers to the tax residency rather than the nationality of the shareholder.
9.1.1 Norwegian Taxation Related to the Offer
9.1.1.1. Taxation on realization of shares — Norwegian personal shareholders
The exchange of Wavefield Shares for shares in CGGVeritas is considered a realization for Norwegian tax purposes. Norwegian shareholders who are individuals resident in Norway for tax purposes (“Norwegian personal shareholders”) will through a disposal of shares generate a capital gain or loss that is taxable or tax deductible in Norway. The capital gain or loss is included in or deducted from the basis for computation of ordinary income in the year of disposal at a rate of 28%. The gain is subject to tax and the loss is tax deductible irrespective of the duration of the ownership and the number of shares disposed of.
The capital gain or loss will be set to the value of the CGGVeritas Shares received (or alternatively to the consideration received in cash) less the cost price of the Wavefield Share, including any RISK-adjustments up to January 1, 2006 and costs incurred in relation to the acquisition or realization of the Wavefield Share. From this capital gain, Norwegian personal shareholders may be entitled to deduct a calculated allowance when calculating their taxable dividends income, provided that the allowance has not already been used to reduce taxable income. The allowance is calculated for each calendar year, and is allocated solely to Norwegian personal shareholders holding shares at the expiration of the relevant calendar year. Norwegian Personal Shareholders who transfer shares will therefore not be entitled to deduct any calculated allowance related to the year of transfer. The allowance for each Wavefield Share will be equal to the cost price of the share multiplied by a determined risk-free interest rate. The allowance may only be deducted in order to reduce a taxable gain, and may not be deducted in order to increase or produce a deductible loss.
The tax base of the CGGVeritas Shares received as consideration in the Offer will be equal to the value of CGGVeritas Shares at the time the Wavefield Shareholder no longer is registered as a shareholder of Wavefield but as a new shareholder in CGGVeritas.
If the personal shareholder owns shares acquired at different points in time, the shares that were acquired first will be regarded as the first to be disposed of, on a first-in first-out basis.
9.1.1.2. Taxation on realization of shares — Norwegian corporate shareholders
Shareholders who are limited liabilities companies (and certain similar entities) resident in Norway for tax purposes (“Norwegian corporate shareholders”) are not, according to the existing Tax Act, taxable in Norway on capital gains related to realization of shares, and losses related to such realization are not tax deductible.

OFFER DOCUMENT
In the budget proposal for 2009, the Norwegian Ministry of Finance has proposed a change in the tax exempt method described above. The Ministry proposes that 3% of all share income covered by the tax exempt method will be taxable. Share income liable for tax under the new rule will amongst others cover gains upon realization of shares. The new rule is proposed effective from 7 October 2008. The Norwegian Parliament (Stortinget) will vote on the proposal in December 2008.
9.1.1.3. Taxation on realization of shares — foreign shareholders
Capital gains derived by the sale of Wavefield Shares by personal shareholders who are not resident in Norway for tax purposes (“Foreign personal shareholders”) will not be subject to taxation in Norway unless the Foreign personal shareholder (i) holds the shares in connection with the conduct of a trade or business in Norway or (ii) has been a tax resident of Norway within the five calendar years preceding the year of the sale or other realization (and whose gains are not exempt pursuant to the provisions of an applicable income tax treaty). Capital gains derived from the sale or other realization of shares by foreign corporate shareholders are not subject to taxation in Norway.
9.1.2 Norwegian taxation related to CGGVeritas shares
9.1.2.1. Taxation of dividends
9.1.2.1.1. Norwegian personal shareholders
Dividends received by Norwegian personal shareholders from CGGVeritas are subject to tax in Norway as general income at a flat rate of 28%. Such shareholders may be entitled to deduct a calculated allowance when calculating their taxable dividend income. The allowance is calculated on a share-by-share basis, and the allowance for each share is equal to the cost price of the share, multiplied by a risk free interest rate. The allowance is calculated per each calendar year, and is allocated solely to Norwegian personal shareholders holding shares at the expiration of the relevant calendar year. Norwegian Personal Shareholders who transfer shares will thus not be entitled to deduct any calculated allowance related to the year of transfer. Any part of the calculated allowance for one year exceeding the dividend distributed on the share can be added to the cost price of the share and included in the basis for calculating the allowance the following years.
If certain requirements are met, Norwegian Personal Shareholders are entitled to a tax credit in the Norwegian tax for any withholding tax imposed on the received dividends in the jurisdiction where CGGVeritas is resident for tax purposes.
9.1.2.1.2. Norwegian corporate shareholders
Norwegian corporate shareholders are not, according to the existing Tax Act, taxable in Norway on dividend distributed from a company which is tax resident in the EEA, according to the tax exempt method.
However, as mentioned above under Section 9.1.1.2, the Norwegian Ministry of Finance has proposed a change in the tax exempt method which implies that 3% of all share income covered by the tax exempt method will be taxable. Share income liable for tax under the new rule will amongst other cover dividends on shares. The new rule is proposed effective from 7 October 2008. The Norwegian Parliament (Stortinget) will vote on the proposal in December 2008.
9.1.2.1.3. Foreign shareholders
As a general rule, dividends received by foreign shareholders are not taxable in Norway. However, if a foreign shareholder is carrying on business activities in Norway and the shares are effectively connected with such business activities, the foreign shareholder will be subject to the same dividend taxation as Norwegian shareholders, as described above.
9.1.2.2. Capital gains tax
9.1.2.2.1. Norwegian personal shareholders
Sale, redemption or other disposal of shares is considered a realization for Norwegian tax purposes. A capital gain or loss generated by a Norwegian personal shareholder through a disposal of shares in CGGVeritas is

OFFER DOCUMENT
taxable or tax deductible in Norway. Such capital gain or loss is included in or deducted from the basis for computation of general income in the year of disposal. The general income is taxable at a rate of 28%. The gain is subject to tax and the loss is tax deductible irrespective of the duration of the ownership and the number of shares disposed of.
The capital gain is calculated as the consideration received less the cost price of the share (le. the tax base of the CGGVeritas Shares, ref. above), including costs incurred in relation to the acquisition or realization of the share. From this capital gain, Norwegian personal shareholders may be entitled to deduct a calculated allowance when calculating their taxable income, provided that the allowance has not already been used to reduce taxable dividend income, cf. above. The allowance for each share will be equal to the cost price of the share multiplied by a determined risk free interest rate. The allowance is calculated pr each calendar year, and is allocated solely to personal shareholders holding shares at the expiration of the relevant calendar year. Norwegian Personal Shareholders who transfer shares will thus not be entitled to deduct any calculated allowance related to the year of transfer. The allowance may only be deducted in order to reduce a taxable gain, and may not be deducted in order to increase or produce a deductible loss.
If the shareholder owns shares acquired at different points in time, the shares that were acquired first will be regarded as the first to be disposed of, on a first-in first-out basis.
Norwegian personal shareholder who moves abroad, and therefore ceases to be tax resident in Norway, will be taxable in Norway for any potential gain related to the shares held at the time the tax residency ceased, as if the shares were realized at this time. Gains of NOK 500,000 or less are not taxable. Potential losses will, as a main rule, not be deductible. However, if the person moves to a jurisdiction within the EEA, losses related to shares held at the time tax residency ceases may become tax deducible. Taxation (loss deduction) will occur at the time the shares are actually sold or otherwise disposed of. If the shares are not realized within five years after the shareholder ceased to be resident in Norway for tax purposes, the tax liability or tax deduction calculated under these provisions will not apply.
9.1.2.2.2. Norwegian corporate shareholders
Norwegian corporate shareholders are not, according to the existing Tax Act, taxable in Norway on capital gains related to realization of shares in a company which is tax resident in the EEA, according to the tax exempt method. Correspondingly, losses related to such realization are not tax deductible.
However, as mentioned above under Section 9.1.1.2, the Norwegian Ministry of Finance has proposed a change in the tax exempt method described above. The Ministry proposes that 3% of all share income covered by the tax exempt method will be taxable. Share income liable for tax under the new rule will amongst other cover gains upon realization of shares. The new rule is proposed effective from 7 October 2008. The Norwegian Parliament (Stortinget) will vote on the proposal in December 2008.
9.1.2.2.3. Foreign shareholders
As a general rule, capital gains generated by foreign shareholders are not taxable in Norway. However, such gains may be subject to taxation for Foreign shareholders who (i) holds the shares in connection with the conduct of a trade or business in Norway or (ii) are individuals who have been tax resident in Norway within the five calendar years preceding the year of the sale or other realization (and whose gains are not exempt pursuant to the provisions of an applicable income tax treaty).
9.1.2.3. Net wealth tax
The value of shares is included in the basis for the computation of wealth tax imposed on Norwegian personal shareholders. Currently, the marginal wealth tax rate is 1.1% of the value assessed. The value for assessment purposes for shares listed on the Main List of the Oslo Børs is 100% of the listed value as of 1 January in the year of assessment (i.e., the year following the fiscal year).
9.1.2.4. Duties on transfer of shares
No stamp or similar duties are currently imposed in Norway on the transfer of shares, whether on acquisition or disposal.

OFFER DOCUMENT
9.2 FRENCH TAXATION RELATED TO CGGVERITAS SHARES
The following discussion is a summary of certain French tax considerations for Wavefield Shareholders accepting the Offer who are resident in Norway under the terms of the tax treaty signed between France and Norway on December 19, 1980 (the “Treaty”) for the avoidance of double taxation on prevention of fiscal evasion with respect to taxes on income and capital.
This summary is based on applicable rules and regulations as of the date of this Offer Document, and is subject to any changes in law occurring after such date. The summary is solely intended to provide general guidelines and does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to acquire, own or dispose of CGGVeritas Shares, in particular, by investors that benefit from a specific tax regime in Norway. Such investors should consult their own advisor.
9.2.1 Realization of the Consideration Shares
Generally, a shareholder is not subject to any French income tax or capital gains tax when selling or disposing of Consideration Shares (received in the context of this Offer), so long as such shareholder is not a French resident for French tax purposes, and has held not more than 25% of the Company’s dividend rights, known as bénéfices sociaux, at any time during the preceding five years, either directly or indirectly.
Moreover, according to the Treaty, a shareholder who is a resident of Norway, as defined pursuant to the provisions of the Treaty ,will not be subject to French tax on any capital gain from the sale or exchange of the CGGVeritas Shares, unless the CGGVeritas Shares form part of the business property of a permanent establishment or fixed base that the shareholder has in France.
9.2.2 Taxation of Dividends
In France, companies may only pay dividends out of income remaining after tax has been paid. Under French domestic law, dividends paid to non-residents are normally subject to a 25% French withholding tax, reduced to 18% if the beneficiary of the dividends is resident of a Member State of the European Community or of another country member of the European Economic Area which has signed with France a treaty that contains provisions establishing mutual assistance to prevent fraud or fiscal evasion.
Under the Treaty, the rate of French withholding tax on dividends paid to a shareholder who is a resident of Norway, and whose ownership of shares is not effectively connected with a permanent establishment or a fixed base in France, is reduced to 15%. In addition, dividends paid by a company which is a resident of France to a resident of Norway are taxable only in Norway if the beneficial owner of the dividends is a company which is a resident of Norway, and which holds directly or indirectly at least 10% of the capital of the company paying the dividends.
Generally, dividends paid to a shareholder who is a resident of Norway will be subject to the reduced rate of French withholding tax of 15% at the time the dividend is paid if such holder duly completes and provides before the date of payment of the relevant dividend, a certificate of residence. Dividends paid to a shareholder who is a resident of Norway that has not provided a duly completed certificate of residence before the dividend payment date will be subject to French withholding tax at the rate of 18%. Such a holder may claim a refund of the excess withholding tax by completing and providing the French tax authorities with a specific Form before December 31 of the second calendar year following the year during which the dividend is paid.
Dividends paid by a French company to an individual holder who is a French resident entitle the holder to a tax credit (the “crédit d’impôt”) amounting to 50% of the dividend, with an overall annual cap of €230 or, as the case may be, €115, depending on the marital status of the individual. Pursuant to the Treaty, but subject to confirmation by these administrative guidelines to be issued, individual holders who are residents of Norway according to the Treaty and who meet the conditions for the reduced withholding tax rate should generally be entitled to the “crédit d’impôt”, after application of the 15% withholding tax. The method for claiming the “crédit d’impôt” will be announced by the French tax authorities in the administrative guidelines to be issued.

OFFER DOCUMENT
9.2.3 Wealth Tax
Non-French tax residents are not subject to French wealth tax applicable to individuals (“impôt de solidarité sur la fortune”) on the shares they own in a French company if they own less than 10% of the French company’s capital stock, either directly or indirectly, provided that their shares do not enable them to exercise influence on the French company.
Under the Treaty, a resident of Norway (as defined by the Treaty) will not be subject to French wealth tax if he disposes alone or together with related persons, directly or indirectly, of shares or interests which together entitle to less than 25% of the company’s profits.
10. ADDITIONAL INFORMATION
10.1 FORWARD-LOOKING STATEMENTS
This Offer Document includes “forward-looking” statements, including, without limitation, projections and expectations regarding CGGVeritas’ and the CGGVeritas Group’s future financial position, business strategy, plans and objectives. When used in this document, the words “anticipate”, “believe”, “estimate”, “expect” and similar expressions, as they relate to the Company, its subsidiaries or its management, are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or, as the case may be, the industry, to materially differ from any future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements are based on numerous assumptions regarding the Company’s present and future business strategies and the environment in which the Company will operate. Factors that could cause the Company’s actual results, performance or achievements to materially differ from those in the forward-looking statements include, but are not limited to, the competitive nature of the markets in which the Company operates, technological developments, government regulations, changes in economical conditions or political events. These forward-looking statements reflect only the Company’s views and assessment as of the date of this Offer Document. The Company expressly disclaims any obligation or undertaking to release any updates or revisions of the forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
10.2 FINANCIAL STATEMENTS
The Company’s financial statements as of 31 December 2007 were prepared in accordance with IFRS.
Certain financial and other information set forth in a number of tables in this Offer Document has been rounded, for the convenience of readers. Accordingly, in certain instances, the sum of the numbers in a column may not conform exactly to the total figure given. Any such rounding differences are not material.
10.3 ADVISORS AND AUDITORS
10.3.1 Manager and Receiving Agent
DnB NOR Markets (a part of DnB NOR Bank ASA) has acted as manager to the Company and Receiving Agent in connection with the Offer.
10.3.2 Financial Advisors
Credit Suisse Securities (Europe) Limited has acted as lead financial strategic advisor to CGGVeritas. ABG Sundal Collier ASA, Fondsfinans ASA and DnB NOR Markets (a part of DnB NOR Bank ASA) have acted as Norwegian financial advisors to CGGVeritas. Furthermore, Rothschild & Cie is working on a regular basis as financial and strategic advisor to CGG Veritas.
10.3.3 Auditors
The Company’s auditors are Ernst & Young & Autres and Mazars & Guérard.

OFFER DOCUMENT
10.3.4 Legal counsel
Willkie Farr & Gallagher LLP and Advokatfirmaet Steenstrup Stordrange DA have acted as legal counsels to the Company in connection with the Offer.
10.4 GOVERNING LAW
This Offer Document shall be governed by Norwegian law, and any disputes relating to this Offer Document are subject to the sole jurisdiction of Norwegian courts, with Oslo District Court as legal venue.
10.5 APPENDICES
This Offer Document has the appendices as listed below.

Appendix I	English translation of the French Listing Information Memorandum

Appendix II	Acceptance Form (English version)

Appendix III	Acceptance Form/ Akseptformular (Norwegian version/ Norsk versjon)
10.6 DOCUMENTS ON DISPLAY
For the life of this Offer Document, the following documents (or copies thereof) may be inspected at the Company’s Website www.cggveritas.com:
1.	the articles of associations of the Company;

2.	all reports, letters, and other documents, historical financial information, valuations and statements, prepared by any expert at the issuer’s request, any part of which is included or referred to in the registration documents; and

3.	historical financial information of the issuer or, in the case of a group, the historical financial information for the issuer and its subsidiary undertakings for each of the two financial years preceding the publication of the registration document.
10.7 THIS OFFER DOCUMENT
CGGVeritas has furnished the information in this Offer Document. The Manager make no representation or warranty, express or implied, as to the accuracy or completeness of such information, and nothing contained in this Offer Document is, or shall be relied upon as, a promise or representation by the Manager.

OFFER DOCUMENT
11. NORSK SAMMENDRAG (NORWEGIAN SUMMARY)
This Norwegian summary is a translation of selected parts of the English language Offer Document and is qualified in its entirety by the English wording. In the event of any discrepancy between the English and Norwegian text, the English text will prevail.
Dette norske sammendraget er en oversettelse av utvalgte deler av det engelske tilbudsdokumentet og er kvalifisert i sin helhet av den engelske teksten. Ved eventuelle overensstemmelser mellom den engelske og den norske teksten skal den engelske teksten gjelde.
11.1 Tilbudet
CGGVeritas (“CGGVertitas”, “Tilbyder” eller “Selskapet”) tilbyr herved å erverve samtlige aksjer i Wavefield Inseis ASA (“Wavefield”) samt aksjer i Wavefield som utstedes ved utøvelse av utestående opsjoner i Wavefield (“Tilbudet”).
CGGVeritas innhentet 9. november 2008 ugjenkallelige forhåndsaksepter fra enkelte aksjonærer i Wavefield (styreformannen, et medlem av ledelsen og fond representert ved Sector Asset Management) vedrørende Tilbudet. Slike forhåndsaksepter rerpesenterer 25,33 % av aksjekapitalen I Wavefield.
10. november 2008 erklærte styret i Wavefield at Tilbudet ble ønsket velkommen.
11.1.1 Oversikt over og tidslinje for Tilbudet

Offentliggjøring av Tilbudsdokumentet	24. november 2008

Tilbyder	CGGVeritas, morselskapet i CGGVeritas Gruppen

Målselskapet	Wavefield

Bytteforhold	en (1) aksje i CGGVeritas Share (”Vederlagsaksjer”) for syv (7) Wavefield-aksjer

Tilbudsperiode	Fra og med 27. november 2008 til og med 12. desember 2008 kl. 17.30 norsk tid.

Prosesdyre for aksept av Tilbudet	Et korrekt utfylt og signert akseptformular (vedlagt som Appendix II og III til dette Tilbudsdokumentet) skal sendes per faks, bud eller post til Tilrettelegger:

DnB NOR Bank ASA Verdipapirservice Stranden 21, Aker Brygge NO-0021 Oslo, Norway Faks: +47 22 48 29 80

Oppgjørsdato	Ca 19. desember, 2008 (gjenstand for eventuell forlengelse av tilbudsperioden og betinget av oppfyllelse eller frafall av betingelsene for Tilbudet)

Betingelser for Tilbudet	Se pkt 11.1.5 nedenfor
11.1.2 Bakgrunn for Tilbudet
CGGVeritas er verdens ledende internasjonale rendyrkede geofysiske selskap, og leverer et stort utvalg av teknologier, tjenester og utstyr gjennom Sercel til sin store kundebase, hovedsakelig innen den globale olje- og gassindustrien.
Tilbudet utgjør en god mulighet for aksjonærene ved å skape det ledende selskap innen seismisk teknologi innenfor både tjenester og utstyr.
Nedenfor oppsummeres enkelte hovedgrunner bak Tilbudet — for en mer detaljert oversikt over bakgrunnen for Tilbudet vises til Tilbudsdokumentet:

OFFER DOCUMENT
–	En strategisk transaksjon innenfor et konsoliderende marked

–	Møter fremtidens geofysiske utfordringer

–	Styrke flåtekapasiteten

–	Sterk operasjonell ekspertise som vil etablere et fremragende marint kompetansesenter

–	Et utvidet og komplementært produkttilbud basert på nyskapende teknologi

–	Fortsette å bygge langvarige kunderelasjoner

–	Tilbyr et stort økonomisk vekstpotensial

–	Forventede synergieffekter

–	Begrenset gjennomføringsrisiko

–	En aksje med økt likviditet

–	Økonomisk virkning og struktur
11.1.3 Tilbudspris/Bytteforhold
CGGVeritas tilbyr én (1) nyutstedt aksje i CGGVeritas for syv (7) aksjer i Wavefield (”Bytteforholdet”).
Verdien av hver aksje i Wavefield er NOK 15,92 basert på sluttkurs for CGGVeritas’ aksje på EUR 12.71 og en vekslingskurs NOK/EUR på 8,77 7. november 2008. Følgelig representerer Tilbudet og Bytteforholdet en premie på 31 % sammenlignet med sluttkurs for Wavefield 7. november 2008, den siste handledagen før Tilbudet ble offentliggjort. Bytteforholdet representerer en premie på 80 % sammenlignet med volumvektet gjennomsnittlige sluttkurser for Wavefield måneden frem til og med 7. november 2008, og en premie på 26 % sammenlignet med volumvektet gjennomsnittlige sluttkurser for Wavefield de tre månedene frem til og med 7. november 2008.
Basert på volumvektet gjennomsnittlige sluttkurser for CGGVertitas i måneden frem til og med 7. november 2008 på EUR 12,75 (konvertert til NOK basert på vekslingskurs den enkelte dag), representerer Bytteforholdet en premie på 30 % sammenlignet med sluttkurs for Wavefield 7. november 2008, den siste handledagen før Tilbudet ble offentliggjort. Basert på volumvektet gjennomsnittlige sluttkurser for CGGVertitas de tre månedene frem til og med 7. november 2008 på EUR 17,92 (konvertert til NOK basert på vekslingskurs den enkelte dag), representerer Bytteforholdet en premie på 75 % sammenlignet med sluttkurs for Wavefield 7. november 2008, den siste handledagen før Tilbudet ble offentliggjort
11.1.4 Tilbudsperioden
Tilbudet kan aksepteres i perioden fra og med 27. november 2008 til og med 12. desember 2008 kl. 17.30 norsk tid (“Tilbudsperioden”). CGGVeritas forbeholder seg retten til å godta aksepter mottatt etter utløpet av Tilbudsperioden, og til å forlenge Tilbudsperioden frem til 19. desember 2008. Enhver forlengelse av Tilbudsperioden vil bli offentliggjort før børsåpning dagen etter Tilbudsperiodens utløp. Enhver forlengelse av Tilbudsperioden vil bli offentliggjort i henhold til pkt. 4.17 over.
11.1.5 Betingelser for Tilbudet
Gjennomføring av Tilbudet er betinget av følgende:
1.	Tilbyder skal ha mottatt gyldige og ubetingede aksepter fra aksjonærer i Wavefield (inkludert forhåndsaksepter) som representerer med enn 85 % av aksjene i Wavefield per dato for offentliggjøring av Tilbudet;

2.	Tilbyder skal ha oppnådd samtykker og klareringer fra de nødvendige konkurransemyndigheter på betingelser som ikke er vesentlig utilfredsstillende; og

3.	ingen (i) endring i kapitalstrukturen i Wavefield og dets datterselskaper, herunder fusjon, fisjon, utstedelse av aksjer eller andre finansielle instrumenter eller endring i betingelsene i utestående

OFFER DOCUMENT
opsjoner, nedsettelse av aksjekapitalen eller annen innbetalt egenkapital, utdeling av utbytte eller andre utdelinger til aksjonærer, kjøp eller salg av Wavefield-aksjer av Wavefield eller dets datterselskap, med unntak for de endringer som følger av utøvelse av allerede utstedte opsjoner; (ii) vesentlig negativ endring i finansiering (herunder utestående gjeld), virksomhet, finansiell status og operasjoner i Wavefield og dets datterselskap sett samlet; (iii) salg eller kjøp av vesentlige aktiva eller aksjeposter eller andre transaksjoner eller forpliktelser av vesentlig betydning for karakteren og omfanget av virksomheten i Wavefield, i hvert tilfelle skjedd eller offentliggjort etter datoen for offentliggjøring av Tilbudet.
Hvis alle betingelsene over er oppfylt før eller ved utløpet av Tilbudsperioden, vil Tilbudet være bindende for Tilbyder. Tilbyder forbeholder seg retten, helt eller delvis, når som helst før Oppgjørsdato, å frafalle en eller flere av betingelsene ovenfor.
Offentliggjøring av hvorvidt betingelsene over er oppfylt eller frafalt vil bli gjort av Tilbyder så snart som mulig i henhold til pkt. 4.17 i dette Tilbudsdokumentet.
11.1.6 Prosess for å inngi aksept av Tilbudet
Aksepter av Tilbudet gjøres ved å fylle ut og signere Akseptformular som er vedlagt dette Tilbudsdokumentet som Appendix II (engelsk versjon) og Appendix III (norsk versjon).
En aksept av Tilbudet må omfatte samtlige aksjer som eies av den aksepterende aksjonæren.
En aksept av Tilbudet er ugjenkallelig og kan følgelig ikke trekkes tilbake, helt eller delvis, verken før eller etter utløpet av Tilbudsperioden, inkludert enhver forlengelse av denne, etter at Akseptformularet er mottatt av Tilrettelegger.
Akseptformularet, korrekt utfylt og signert, må sendes per post, faks eller bud til Tilrettelegger på følgende adresse:
DnB NOR Bank ASA Verdipapirservice
Stranden 21, Aker Brygge
NO-0021 Oslo, Norway
Faks: +47 22 48 29 80
Akseptformularet må være mottatt av Tilrettelegger før utløpet av Tilbudsperioden.
Særlig tilbud til enkelte aksjonærer i Wavefield
På grunn av kostnadene ved handel i Vederlagsaksjene registrert i VPS fra Norge til Frankrike, har Selskapet besluttet å tilby aksjonærer i Wavefield som eier 7,000 eller færre aksjer på datoen for dette Tilbudsdokumentet og datoen for inngivelse av aksept, å be om at Vederlagsaksjene som utstedes for slike aksjer selges i det franske markedet for aksjonærens regning og risiko. Dette kan gjøres ved å krysse av for dette alternativet i Akseptformularet, hvoretter man gir fullmakt til DnB NOR Markets om å gjennomføre slikt salg. DnB NOR Markets vil gjennomføre samlet salg av Vederlagsaksjene som utstedes til de relevante aksepterende aksjonærer i Wavefield på markedsbetingelser den aktuelle dagen, og netto salgsvederlag vil distribueres til de relevante aksjonærer så snart som mulig deretter DnB NOR Markets påtar seg ikke noe ansvar overfor slike aksjonærer i Wavefield i forbindelse med slikt salg.
For aksjonærer i Wavefield som benytter seg av ovenstående særtilbud vil det være en skattemessig realisasjon av bade aksjene i Wavefield og Vederlagsaksjene, For en generell beskrivelse av skattekonsekvensene av slik realisasjon vises til kapittel 9.
11.1.7 Finansiering av Tilbudet
CGGVeritas vil finansiere Tilbudet gjennom utstedelse av nye aksjer i CGGVeritas.
9. november 2008 vedtok styret i CGGVeritas å utstede Vederlagsaksjene (maksimalt 19 051 234 aksjer per datoen for dette Tilbudsdokumentet), betinget av gjennomføring av Tilbudet.
Vederlagsaksjene vil ha samme rettigheter som eksisterende aksjer i CGGVeritas så snart de er utstedt og tatt opp til notering.

OFFER DOCUMENT
Det vil ikke bli utstedt andeler av aksjer i CGGVeritas. Aksjonærer i Wavefield som aksepterer Tilbudet som i henhold til Bytteforholdet har rett til andel av aksjer i CGGVeritas, anses for uttrykkelig å ha akseptert nedenstående mekanisme for salg av andeler av aksjer.
De andeler av aksjer i CGGVeritas som aksjonærer ellers ville hatt rett til å motta skal slås sammen til et helt antall aksjer i CGGVeritas. Slike aksjer vil bli utstedt, og deretter solgt av DnB NOR i markedet på Euronext Paris SA på vegne av de aksjonærer i Wavefield som deltar i denne mekanismen, på datoer som vil bli fastsatt senere, men ikke senere enn 10 handledager etter Oppgjørsdato. Netto salgsproveny for slike salg, som skal skje til markedsbetingelser den aktuelle dag, vil bli distribuert pro rata til de aksepterende aksjonærer i Wavefield som vederlag for de andeler av aksjer i CGGVeritas de ellers ville ha rett til å motta under Tilbudet.
Ved gjennomføring av slikt salg vil DnB NOR handle på de aksepterende aksjonærenes regning og risiko. Det vil ikke bli utbetalt rente på de aktuelle beløp, heller ikke ved forsinket betaling.
Aksjonærene i Wavefield har risikoen for at DnB NOR eventuelt ikke kan gjennomføre de ovenfor beskrevne salg. Selskapet påtar seg ikke noe ansvar overfor aksjonærene i Wavefield vedrørende disse salgene.
11.1.8 Opsjoner i Wavefield
Opsjonsinnehavere i Wavefield som ønsker å akseptere Tilbudet må fylle ut Akseptformularet også for de aksjer i Wavefield de vil motta ved utøvelse av sine opsjoner. Opsjonsinnehaveren må i så tilfelle utøve alle sine opsjoner og besørge at de relevante aksjer i Wavefield utstedes før Oppgjørsdato, for levering under Tilbudet.
Alle opsjonsinnehavere i Wavefield som beslutter ikke å akseptere Tilbudet, vil etter gjennomført de-listing av Wavefield tilbys en likviditetsmekanisme, i form av aksjer i CGGVeritas eller kontante midler, på en tilsvarende verdi som om de hadde akseptert Tilbudet.
11.1.9 Oppgjør
Oppgjør under Tilbudet vil skje i form av aksjer i CGGVeritas så snart som mulig etter at betingelsene for Tilbudet er oppfylt eller frafalt. Oppgjørsdato vil være ca fem virkedager, og uansett ikke mer enn 14 dager, etter det senere av utløpet av Tilbudsperioden og offentliggjøring av at betingelsene for Tilbudet er oppfylt eller frafalt. Betinget av oppfyllelse eller frafall av betingelsene forventes oppgjør å skje 19. desember 2008, men ingen garantier kan gis. Betinget av oppfyllelse eller frafall av betingelsene forventes notering av Vederlagsaksjene på Euronext Paris SA (compartment A) å skje ca 19. desember 2008. Hvis Tilbudsperioden forlenges eller betingelsene for Tilbudet ikke er oppfylt eller frafalt som forventet vil Oppgjørsdato og notering av Vederlagsaksjene forskyves tilsvarende. Dersom betingelsene for Tilbudet ikke er oppfylt eller frafalt innen 31. desember 2008, eller hva gjelder betingelsen om godkjennelse fra relevante konkurransemyndigheter, 31. januar 2009, bortfaller Tilbudet. Ved forlengelse grunnet utestående godkjennelse fra relevante konkurransemyndigheter, forblir Tilbudet betinget av oppfyllelse også av betingelsen i pkt 4.5.3 (gjengitt i 11.1.5 (3)) i slik forlenget periode. Seneste Oppgjørsdato for Tilbudet er følgelig 14. februar 2009.
Tidligst på datoen hvor alle betingelser for Tilbudet er oppfylt eller frafalt av CGGVeritas, skal slike aksjer i Wavefield overføres til en VPS-konto i DnB NOR Bank ASA Verdipapirservices navn frem til levering til CGGVeritas. VPS-kontoen vil være pantsatt i favør av de aksepterende aksjonærer i Wavefield som sikkerhet for korrekt oppgjør og levering av Vederlagsaksjene. Kun DnB NOR Bank ASA Verdipapirservicevil ha rett til å disponere over VPS-kontoen, og VPS-kontoen skal forbli pantsatt frem til Vederlagsaksjene er levert.
Vederlagsaksjene vil bli levert til den aksepterende aksjonærs VPS-konto etter utstedelse og opptak til notering som påkrevet etter fransk lov. Vederlagsaksjene vil bli registrert i VPS i henhold til avtale med DnB NOR Bank ASA Verdipapirservice, under ISIN-nr FR0000120164.
Hvis en aksjonær ønsker å motta aksjene personlig, det vil si bli registrert direkte i aksjeeierboken til CGGVeritas, bes slik aksjonær kontakte DnB NOR Bank ASA Verdipapirservice for å gi beskjed om at oppgjør skal skje direkte til slik aksjonærs franske konto.
For ytterligere informasjon vedrørende Vederlagsaksjene vises til det franske noteringsprospektet, som følger vedlagt Tilbudsdokumentet som Appendix I.

OFFER DOCUMENT
11.1.10 Handel med Vederlagsaksjene
I henhold til avtale mellom CGGVeritas og DnB NOR Bank ASA Verdipapirservice vil dnB NOR Bank ASA stå registrert som eier at Vederlagsaksjene i det franske verdipapirregisteret, gjennom sin franske depotbank. Det vil ikke være noe organisert marked for handel av Vederlagsaksjene registrert i VPS, men aksjonærene står fritt til å handle i aksjene. Videre kan aksjonærene utøve grenseoverskridende handler mellom det norske og franske verdipapirregister gjennom DnB NOR Bank ASA Verdipapirservice i egenskap av sub-register og dets franske depotbank.
Når aksjer registrert i VPS skal føres ut av Norge for mottak og handel i Frankrike må den leverende part instruere DnB NOR Bank ASA Verdipapirservice om slik levering og overføre aksjene til en midlertidig konto tilhørende DnB NOR Bank ASA Verdipapirservice. Videre skal den leverende part varsle mottaker om at aksjene vil bli levert av DnB NOR Bank ASAs franske depotbank. Når DnB NOR Bank ASA Verdipapirservice mottar aksjene som er registrert i VPS, vil DnB NOR Bank ASA Verdipapirservice instruere den franske depotbanken om levering til mottaker i Frankrike. Så snart DnB NOR Bank ASAs franske depotbank bekrefter levering av aksjene, vil den midlertidige kontoen tilhørende DnB NOR Bank ASA Verdipapirservice slettes og aksjene slettes fra VPS-registreringen.
Slike overføringer kan kun skje uten vederlag, og betaling mellom partene må avtales separat. Overføring mellom Norge og Frankrike vil normalt ta en til to virkedager, og i mellomtiden kan aksjene ikke handles i Norge eller Frankrike.
Kostnadene ved grensekryssende handler er generelt høyere enn for ordinære handler i Norge og innen VPS, og kan overstige NOK1 000 også for små handler. Videre kan oppgjør ta noe lengre tid enn for handler innen Norge.
11.2 INFORMASJON OM WAVEFIELD
Wavefield er et norsk allmennaksjeselskap, med organisasjonsnummer 983 811 310. Wavefields forretningskontor er i Strandveien 15, 1325 Lysaker, Norway. Wavefield har en aksjekapital på NOK 5 175 330,44 bestående av 129 383 261 aksjer hver pålydende NOK 0,04.
11.3 BESKRIVELSE AV CGGVERITAS
11.3.1 Virksomhetsbeskrivelse
CGGVeritas er en global deltaker innen den geofysiske seismiske industrien, som produsent av geofysisk utstyr og som leverandør av et stort utvalg av tjenester (innhenting av seismisk data og programvare for bearbeidelse og tolkning av slike data) hovedsakelig til kunder innen olje- og gassutvinning og produksjonsvirksomhet.
Det geofysiske utstyrssegmentet er utviklet og markedsført av Sercel, et datterselskap av CGGVeritas, som er markedsledende innen utvikling og produksjon av seismiske utvinningssystemer og spesialutstyr til seismiske markeder.
Det geofysiske tjenestesegmentet består av:
•	innhenting av seismisk data for land, overgangssoner og grunt vann utført av CGGVeritas på vegne av en spesifikk kunde;

•	innhenting av seismisk data for land, overgangssoner og grunt vann utført av CGGVeritas og autorisert til en rekke kunder på ikke-eksklusiv basis;

•	innhenting av seismisk data innen offshore, utført av CGGVeritas på vegne av en spesifikk kunde;

•	innhenting av seismisk data innen offshore, utført av CGGVeritas og autorisert til en rekke kunder på ikke-eksklusiv basis;

•	bearbeidelse, billedbehandling og tolkning av geofysiske data, håndtering av data og reservoar studier for kunder.

OFFER DOCUMENT
CGGVeritas er en anerkjent ledende aktør innenfor tjenesteområdet databehandling og billedbehandling, og disse tjenestene er tilgjengelige via et verdensomspennende nettverk av 49 åpne seismiske databehandlingssenter og 15 kunde-dedikerte sentre. En rekke avanserte teknologier, utviklet gjennom den kontinuerlige innovasjonen, benytter bearbeidelse av seismiske data innenfor reservoarer og forsterker kunnskapen om disse for å forbedre utnyttelsen.
CGGVeritas tilbyr den verdenskjente Hampson-Russel programvaren som har levert nyskapende tolkningsløsninger siden 1987. Hampson-Russel programvare gjør sofistikert teknologi lett tilgjengelig for den arbeidende geofysiker, og det har en installert base på mer enn 1400 lisenser hos mer enn 500 petroleum- og servicebedrifter over hele verden.
CGGVeritas har 110 års sammensatt driftserfaring og en anerkjent merittliste av teknologisk lederskap innen geofysikkvitenskapen. Selskapet er derfor i en egnet posisjon til å utnytte den økende betydningen av seismikk som en nøkkelteknologi for å forsterke E&P-utførelsen av selskapets store base av kunder, hvilket inkluderer uavhengige internasjonale og nasjonale oljeselskaper.
11.3.2 Aksjekapital
Per 6. november 2008 har CGGVeritas en aksjekapital på EUR 55 071 162 fordelt på 137 677 905 hver pålydende EUR 0,40.
11.4 YTTERLIGERE INFORMASJON
11.4.1 Lovvalg og verneting
Tilbudet er underlagt norsk rett. Enhver tvist som oppstår ut av Tilbudet eller Tilbudsdokument skal være eksklusivt underlagt de norske domstoler, med Oslo tingrett som avtalt verneting.
11.4.2 Ytterligere informasjon
Tilbudsdokumentet vil være tilgjengelig på www.cggveritas.com, og på hovedkontoret til CGGVeritas og DnB NOR Markets. Det franske noteringsprospektet vedlagt dette Tilbudsdokumentet som Appendix I er en engelsk oversettelse av det franske originaldokumentet. Informasjonen som finnes på CGGVeritas’ og Tilretteleggers hjemmesider utgjør ikke del av dette Tilbudsdokumentet.

OFFER DOCUMENT
12. DEFINITIONS OF TERMS
Unless stated otherwise in this Offer Document or the context so requires, capitalized terms used in this Offer Document shall have the meanings given to such terms in this chapter. These definitions also apply to the pages preceding this chapter.

Acceptance	The acceptance of the Offer by a Wavefield Inseis ASA Shareholder.

Acceptance Form	The form of acceptance to be distributed to and used by Wavefield Inseis ASA Shareholders when accepting the Offer. The Acceptance Form is attached in Appendix II and III (Norwegian version) to this Offer Document.

Business Day	Any day except a Saturday, Sunday or any other day on which commercial banking institutions in Norway are authorized to close.

Board or Board of Directors	The Board of Directors of Compagnie Générale de Géophysique-Veritas.

CGGVeritas	Compagnie Générale de Géophysique-Veritas and its consolidated subsidiaries, unless the context otherwise requires.

CGGVeritas Shares	Shares in Compagnie Générale de Géophysique-Veritas.

CET	Central European Time.

Consideration Shares	The new Compagnie Générale de Géophysique-Veritas Shares that will be issued and delivered by Compagnie Générale de Géophysique Veritas to the Wavefield Inseis ASA Shareholders as consideration for their Wavefield Inseis ASA Shares.

Company or the Group	Compagnie Générale de Géophysique-Veritas and its subsidiaries.

EBIT	Earnings Before Interest and Tax.

EBITDA	Earnings Before Interest and Tax, Depreciation and Amortization.

Exchange Ratio	Wavefield Inseis ASA Shareholders who accept the Offer will for seven (7) Wavefield Inseis ASA Shares receive one (1) Compagnie Générale de Géophysique Veritas Share.

- Credit Suisse Securities (Europe) Limited (as lead financial strategic advisor to CGGVeritas);

Financial Advisors	- ABG Sundal Collier ASA, Fondsfinans ASA and DnB NOR Markets (a part of DnB NOR Bank ASA) (as Norwegian financial advisors to CGGVeritas); and

- Rothschild & Cie (which is working on a regular basis as financial and strategic advisor to CGG Veritas).

ISIN	International Securities Identification Number.

Manager	DnB NOR Markets (a part of DnB NOR Bank ASA) Stranden 21, Aker Brygge NO-0021 Oslo, Norway

OFFER DOCUMENT

NOK or Norwegian Kroner	The lawful currency of Norway.

Offer (or Voluntary Offer)	The offer by Compagnie Générale de Géophysique-Veritas, to acquire all outstanding shares in Wavefield Inseis ASA as described in this Offer Document.

Offer Document	This document, dated November 25, 2008.

Offer Period	The period between November 27, 2008 and December 12, 2008 at 5:30 pm CET, however subject to extensions by Compagnie Générale de Géophysique Veritas up to December 19, 2008.

Offeror	Compagnie Générale de Géophysique-Veritas.

Oslo Børs	Oslo Børs ASA (translated: Oslo Stock Exchange).

Receiving Agent	DnB NOR Bank ASA Verdipapirservice Stranden 21, Aker Brygge NO-0021 Oslo, Norway

Securities Trading Act	The Securities Trading Act of 29 June 2007 No. 75 (“Verdipapirhandelloven”).

Settlement Date	The date when settlement of the Exchange Ratio takes place, expected to be on or about December 19 2008, however at the latest 14 days after the satisfaction or waiver of the conditions described in Section 4.5 “Conditions for completion of the Offer” and the expiration of the Offer Period. If the Offer Period is extended or the conditions not satisfied or waived when expected, the Settlement Date will be postponed correspondingly.

Wavefield	Wavefield Inseis ASA.

Wavefield Shares	Shares in Wavefield Inseis ASA.

Wavefield Shareholder	A holder of Wavefield Inseis ASA Shares.

USD	American dollar, the lawful currency of USA.

VPS	The Norwegian Central Securities Depository that organizes the Norwegian paperless securities registration system (Verdipapirsentralen).

VPS account	An account with VPS for the registration of holdings of securities.